As Filed With The Securities and Exchange Commission On February 10, 2006

Registration No. 333-131388

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________

AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933

___________________________

GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	8741	84-1116894
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

12600 West Colfax, Suite C-420
Lakewood, Colorado 80215
Telephone (303) 238-2000
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Copies to:

Michael I. Ruxin, M.D	Clayton E. Parker, Esq.
Chairman of the Board and Chief Executive Officer	Ronald S. Haligman, Esq.
Global Med Technologies, Inc.	Kirkpatrick & Lockhart LLP
12600 West Colfax, Suite C-420	201 South Biscayne Boulevard, Suite 2000
Lakewood, Colorado 80215	Miami, Florida 33131
Telephone No.: (303) 238-2000	Telephone No.: (305) 539-3300
Telecopier No.: (303) 238-3368	Telecopier No.: (305) 358-7095

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [X]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
Common stock, par value $0.01 per share	24,529,793 shares	(2)	$ 0.88	$21,586,217.84	$2,528.59

TOTAL	24,529,793 shares	(2)	$ 0.88	$21,586,217.84	$2,528.59

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)	Of these shares, 13,854,167 are being registered upon conversion of the Series A Preferred Stock and 10,675,626 are being registered upon the exercise of warrants.

_____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated February 10, 2006

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sales is not permitted.

PROSPECTUS

GLOBAL MED TECHNOLOGIES, INC.

24,529,793 Shares of Common Stock

______________________

     This Prospectus relates to the sale of up to 24,529,793 shares of Global Med Technologies, Inc. (“Global Med” or the “Company”) common stock by certain persons who are stockholders of Global Med. The selling stockholders consist of:

°	Magnetar Capital Master Fund, Ltd., which intends to sell up to 9,625,000 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Crestview Capital Master, LLC, which intends to sell up to 6,611,112 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Shepherd Investments International, Ltd., which intends to sell up to 4,958,333 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Enable Growth Partner, LP, which intends to sell up to 1,322,223 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Fusion Capital Fund II, LLC, which intends to sell up to 1,397,569 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Enable Opportunity Partners LP, which intends to sell up to 330,556 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Dan Zwiren which intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him;

°	Steve Spence which intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him;

     Please refer to “Selling Stockholders” beginning on page 42.

     Global Med is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

     The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock. On January 17, 2006, the last reported sales price of our common stock was $0.88 per share.

     Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

     Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “GLOB.”

     These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors beginning on page 5.

     No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

     Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 6. You should carefully consider the risk factors, as well as the other information presented in this prospectus, in deciding whether or not to invest in our common stock. Each of the factors could adversely affect the price of our common stock, our business, financial condition and results of operations, and could result in a loss of all or part of your investment.

_________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________

The date of this prospectus is ___________, 2006

TABLE OF CONTENTS

	Page
PROSPECTUS SUMMARY	1
THE OFFERING	2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	3
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	12
MARKET FOR OUR COMMON STOCK	13
SELECTED CONSOLIDATED FINANCIAL INFORMATION	13
USE OF PROCEEDS	16
DIVIDEND POLICY	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS	17
BUSINESS	26
DESCRIPTION OF BUSINESS	27
MANAGEMENT	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
PRINCIPAL SHAREHOLDERS	40
SELLING STOCKHOLDERS	42
PLAN OF DISTRIBUTION	45
DESCRIPTION OF CAPITAL STOCK	47
EXPERTS	49
LEGAL MATTERS	49
AVAILABLE INFORMATION	50
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-	1
PART II	II-	1

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2004, were contained in our Annual Report on Form 10-K.

PROSPECTUS SUMMARY

Business

     Global Med provides information management software products and services to the health care industry. Wyndgate operates as a division of Global Med and designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. Our PeopleMed subsidiary offers chronic disease management as an Application Service Provider (“ASP”). PeopleMed’s system uses the internet to coordinate sources and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims and medical records. PeopleMed earns revenues primarily by providing ongoing ASP services. PeopleMed’s revenues were not significant during the year ended December 31, 2004 or the nine months ended September 30, 2005.

     Global Med has two main products in its Wyndgate division: SafeTrace® and SafeTrace Tx®. SafeTrace is used by blood centers and hospitals to track blood donations. SafeTrace Tx is used primarily by hospitals and centralized transfusion centers to help insure the quality of blood transfused into patient-recipients. Both products are designed to help the users comply with quality and safety standards of the U.S. Food and Drug Administration for the collection and management of blood and blood products. Our Wyndgate division earns revenues primarily through the sale of software licenses, implementation of the software systems sold, and by providing maintenance for the SafeTrace and SafeTrace Tx software systems. During the three months ended September 30, 2005 and 2004, Wyndgate’s revenues represented 98% and 97%, respectively, of Global Med’s total revenues. During the nine months ended September 30, 2005 and 2004, Wyndgate’s revenues represented 98% and 97%, respectively, of Global Med’s total revenues. During these periods, PeopleMed’s revenues represented the remainder.

     The decision to purchase a new blood bank system is driven in large part by one or all of the following: replacing antiquated technology, upgrading the laboratory information system (“LIS”) of the hospital which typically includes the purchase of a blood bank system, and replacing existing products that have been sunsetted. We believe that because the purchase of an LIS by a hospital is a significant driver in the decision to purchase a blood bank system, Global Med is heavily reliant on its relationships with its channel partners that sell their LIS systems in combination with Global Med’s blood bank products. The Company’s channel partner relationships are more fully discussed in the “BUSINESS” section “Royalty and Commission Agreements.”

     Entities that plan to purchase blood bank products primarily have two choices:

°	Upgrade their current system with their existing vendor, or

°	Select a replacement system from an alternative vendor.

     Global Med’s two primary locations are in Lakewood, Colorado, the corporate headquarters, and El Dorado Hills, California, our primary operations, which include research and development, implementation staff, support services, and certain administrative staff. Approximately 38% of our employees are not located in Lakewood, Colorado or El Dorado Hills, California. These employees provide support for Global Med’s sales and marketing, research and development, and implementation efforts.

     Management of Global Med is focused on increasing its revenues and cash flows through direct sales efforts, increasing its marketing footprint through adding additional channel partners and strategic alliances, and developing new products and enhanced functionality to its existing product mix to attract potential customers.

     During the fourth quarter of 2005, the Company will set up a 100% reserve of approximately $1.004 million in amounts that were classified as deposits in escrow on the Company’s balance sheet as of September 30, 2005. In addition, the Company will set up a 100% reserve for $400 thousand in notes receivables and $165 thousand in accrued interest that were on the Company’s balance sheet as of September 30, 2005. The expensing associated with setting up these reserves will have a material impact on the Company’s financial statements for the fourth quarter of 2005 and the year then ended. As a result, the Company no longer expect profitability for the year ended December 31, 2005.

THE OFFERING

     This offering relates to the sale of common stock by certain persons who are stockholders. The selling stockholders consist of:

°	Magnetar Capital Master Fund, Ltd., which intends to sell up to 9,625,000 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Crestview Capital Master, LLC, which intends to sell up to 6,611,113 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Shepherd Investments International, Ltd., which intends to sell up to 4,958,333 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Enable Growth Partner, LP, which intends to sell up to 1,322,223 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Fusion Capital Fund II, LLC, which intends to sell up to 1,397,569 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Enable Opportunity Partners LP, which intends to sell up to 330,556 shares of common stock underlying shares of Series A preferred stock and warrants previously issued to it;

°	Dan Zwiren which intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him;

°	Steve Spence which intends to sell up to 142,500 shares of common stock underlying warrants previously issued to him;

Common Stock Offered	24,529,793 shares
Offering Price	Market price
Common Stock Outstanding Before The Offering(1)	22,989,471
Common Stock Outstanding After The Offering(2)	47,519,264
Use Of Proceeds	We will not receive any of the proceeds from the sale of
stock by the selling stockholder. See "Use of Proceeds."
Risk Factors	The securities offered hereby involve a high degree of risk
and immediate substantial dilution and should not be
purchased by investors who cannot afford the loss of their
entire investment. See “Risk Factors” and “Dilution.”
Dividend Policy	We do not intend to pay dividends on our common stock.
We plan to retain any earnings for use in the operation of
our business and to fund future growth.
Over-The-Counter Bulletin Board Symbol	GLOB

_________________

(1)	Based on shares outstanding as of January 17, 2006.

(2)	Assumes that all shares of common stock underlying preferred stock and warrants, which are offered under this Prospectus, are issued.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following is a summary of our Financial Statements, which are included elsewhere in this Prospectus. You should read the following data together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Prospectus as well as with our Financial Statements, and the related notes.

STATEMENT OF OPERATIONS DATA:	Nine Months Ended September 30		Year Ended December 31,
(In thousands, except per share information)	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Revenues	$ 8,089	$ 4,607	$ 6,884	6,514
Cost of revenues	2,403	1,771	2,437	2,272

Gross Profit	5,686	2,836	4,447	4,242

Operating Expenses:
General and administrative	1,708	1,828	2,434	2,057
Sales and marketing	1,813	1,071	1,597	1,442
Research and development	1,544	569	838	595
Depreciation and
amortization	124	114	160	451

Operating expenses	5,189	3,582	5,029	4,545

Income (Loss) From Operations	497	(746)	(582)	(303)
Other Income (Expenses):
Interest income	45	38	51	86
Interest expense	(9)	(2)	(6)	(2)
Interest expense to
related party	(60)	(209)	(229)	(532)
Financing costs to related
party	--	--	--	(127)

Income (loss) before taxes	473	(919)	(766)	(878)

Income tax expense	--	--	--	--

Net income (loss)	$ 473	$ (919)	$ (766)	$ (878)

Preferred dividends, related
parties	(515)	(348)	(479)	--

Net loss available to common
shareholders	(42)	(1,267)	(1,245)	(878)

Basic and diluted loss per
common share	$ (0.00)	$ (0.05)	$ (0.05)	$ (0.04)

Weighted average number of
common shares
outstanding-Basic and
diluted	27,714	25,433	25,771	24,545

BALANCE SHEET DATA:	September 30,	September 30,	December 31,	December 31,
(In thousands)	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$ 763	$ 1,224	$ 1,633	$ 983
Accounts receivable - trade,
net of allowance for
uncollectible accounts	673	827	731	286
Accrued revenues, net of
allowance for uncollectible
accounts	216	96	188	72
Notes receivable and accrued
interest	543	--	--	--
Prepaid expenses and other
assets	1,504	275	533	97

Total current assets	3,699	2,422	3,085	1,438
Net equipment, furniture and
fixtures	343	309	287	238
Capitalized Software
Development Costs	3	24	15	52
Notes receivable and accrued
interest	22	517	529	481

Total Assets	$ 4,067	$ 3,272	$ 3,916	$ 2,209

Total Current Liabilities	$ 4,556	$ 4,281	$ 4,537	$ 3,012
Total Liabilities	4,618	4,896	5,140	7,055
Preferred stock Series AA	3,493	3,493	3,493	--
Total Stockholders’ Deficit	(4,044)	(5,117)	(4,717)	(4,846)

See accompanying notes to financial statements

RISK FACTORS

     You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

We Have Significant Operating Losses, A Net Working Capital Deficit And Cumulative Net Losses; We May Not Be Able To Generate Sufficient Revenues To Operate Profitably In The Future Or To Pay Liabilities As They Become Due

     For the nine months ended September 30, 2005 we had a net income of $473 thousand. For the fiscal years ended December 31, 2004 and 2003, we incurred a net loss of approximately $766 thousand and $878 thousand, respectively. For the nine months ended September 30, 2005, we had income from continuing operations of approximately $497 thousand. For the fiscal year ended December 31, 2004 and 2003, we incurred a loss from continuing operations of $582 thousand and $303 thousand, respectively. As of September 30, 2005, December 31, 2004 and December 31, 2003, we had a net working capital deficit of approximately $857 thousand, $1.452 million and $1.574 million, respectively, and an accumulated deficit of approximately $41.009 million, $40.967 million and $39.722 million, respectively. The Company believes it will have positive cash flows from operations on an annual basis for 2006 and possibly thereafter. In the event the Company’s projections do not occur as anticipated, the Company may not generate sufficient revenues to operate profitably in the future or generate sufficient operating cash flows to pay our liabilities as they become due and may be forced to curtail our business operations or acquire additional financing.

We May Not Achieve Profitability Or Positive Cash Flows Operations And May Be Required To Reduce Our Operating Expenses

     The Company believes it will not have positive cash flows from operations or investing activities on an annual basis for 2005. This is primarily due to the Company expensing a $1.004 million payment it made as a deposit in escrow associated with certain litigation that the Company is appealing. The Company plans to expense the payment in the fourth quarter of 2005. In addition, the Company will set up a 100% reserve for $400 thousand in notes receivables and $165 thousand in accrued interest that were on the Company’s balance sheet as of September 30, 2005. The expensing associated with setting up these reserves will have a material impact on the Company’s financial statements for the fourth quarter of 2005 and the year then ended. As a result, the Company no longer expect profitability for the year ended December 31, 2005.We may generate positive cash flows from operations and negative cash flows from investing activities during 2006 on an annual basis and possibly thereafter, but we may not achieve profitability during this time. Additional external funding may be required in order for us to pay our liabilities.

We Have Experienced Significant Revenue Fluctuations

     We have experienced revenue fluctuations from our SafeTrace and SafeTrace Tx products. SafeTrace and SafeTrace Tx license fees have historically been recognized as revenue upon delivery of the software if no significant vendor obligations exist as of the delivery date. Therefore, revenue fluctuations are affected by delays of the delivery service and customer delayed delivery requests. Revenue fluctuations could also be affected by the decision on whether or not to recognize revenues based upon the length of time the licensees take to implement SafeTrace and SafeTrace Tx. The typical implementation cycle of Wyndgate’s software products currently is taking approximately 9-12 months. Implementation cycles are dependent on various items, including the blood center’s size and the complexity of the blood center’s standard operating procedures. Further, special development projects required by customers, concurrent with the licensing of our software products, and other significant obligations, could result in revenue recognition delays. Additionally, the development and marketing of new software products may cause difficulties in accurately anticipating implementation and development schedules, future revenues, expenses, financial condition and net cash flows. In the event we experience any of these difficulties, we could be forced to curtail our business operations.

We May Require Additional Financing To Sustain Our Operations And Without It We May Not Be Able To Continue Operations

     At September 30, 2005, we had a working capital deficit of approximately $857 thousand. For the three months ended September 30, 2005, our operations used $50 thousand. For the nine months ended September 30, 2005, our operations provided operating cash of $314 thousand. For the years ended 2004 and 2003, the Company’s operations generated $256 thousand and $24 thousand, respectively. The Company believes it will not have positive cash flows from operations or investing activities on an annual basis for 2005. This is primarily due to the Company expensing a $1.004 million payment it made as a deposit in escrow associated with certain litigation that the Company is appealing. The Company plans to expense the deposit in escrow in the fourth quarter of 2005. The Company believes that its current customer base and projected backlog of business as well as sales to new customers will be sufficient to fund operations, and we likely will generate positive cash flows from operations and negative cash flows from investing activities during 2006 on an annual basis and possibly thereafter, but we may not achieve profitability during this period. The Company’s cash flows from operations have funded the operations of the Company since 2001 and we expect to be self funding in the near term. Additional external funding was required to pay certain dividend payments and also for the Company to pay off its outstanding debt and the redeemable preferred stock.

Existing Shareholders Will Experience Significant Dilution When The Investors Convert Their Preferred Stock to Common Stock Or When the Investors Exercise their Warrants And Receive Common Stock Shares Under The Securities Purchase Agreement With The Investors

     The issuance of shares of common stock pursuant to the conversion of preferred stock or exercise of warrants pursuant to our transaction with the selling stockholders described in this Prospectus or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income or loss per share could decrease in future periods, and the market price of our common stock could decline. We cannot predict the actual number of shares of common stock that will be issued underyling our preferred stock and warrants; however, existing stockholders could experience significant dilution of their ownership in the Company.

Our Business And Our Software Products Are Subject To Substantial Competition

     There is substantial competition in all aspects of the blood bank and hospital information management industry. Numerous companies are developing technologies and marketing products and services in the healthcare information management area. Many competitors in the blood bank industry have received FDA clearance for their products. Many of these competitors have been in business longer and have substantially greater personnel and financial resources than Global Med. Global Med is aware of three primary competitors to our SafeTrace software product: Mak-System Corp.; Blood Bank Computer Systems, Inc. and Mediware Information Systems, Inc. There are five primary competitors in the United States to our SafeTrace Tx product: Misys Hospital Systems, Inc. (Misys is a channel partner that currently resells the Company’s SafeTrace software); Mediware Information Systems, Inc.; Meditech, Inc., SCC Soft Computer; and Cerner Corp. Global Med believes it is able to compete based on the current technological capabilities of SafeTrace and SafeTrace Tx.

If We Are Unable To Acquire Or Maintain A Technological Advantage, Or If We Fail To Stay Current And Evolve In The Applications Software And Information Management Fields, We May Not Be Successful

     The market for applications software is characterized by rapidly changing technology and by changes from mainframe to client/server computer technology, including frequent new product introductions and technological enhancements in the applications software business. During the last ten years, the use of computer technology in the information management industry has expanded significantly to create intense competition. With rapidly expanding technology and our limited resources, we can provide no assurance that we will be able to acquire or maintain any technological advantage. Our success will be in large part dependent on our ability to use developing technology to our maximum advantage and to remain competitive in price and product performance. If we are unable to acquire or maintain a technological advantage, or if we fail to stay current and evolve in the applications software and information management fields, we may be forced to curtail or cease our business operations.

We Are Dependent On The Development Of New Business

     To execute our plan of operations, which includes the generation of increased revenues, we must expand our operations significantly beyond our historical operations to other markets that require similar management information services. However, we may not be able to successfully expand our business operations. Our current activities in the blood bank industry do not assure future business expansion, profitability or long-term and sustainable success. In the event we fail to successfully implement our business plan, we could be forced to curtail our business operations.

Our Success Depends In Part On Our Ability To Obtain And Enforce Intellectual Property Rights And Licenses For Our Technology And Software

     Our success depends in part on our ability to obtain and enforce intellectual property rights for our technology and software, both in the United States and in other countries. Our proprietary software is protected by the use of copyrights, trademarks, confidentiality agreements and license agreements that restrict the unauthorized distribution of our proprietary data and limit our software products to the customer’s internal use only. In addition, our SafeTrace Tx product has three patents pending. While we have attempted to limit unauthorized use of our software products or the dissemination of our proprietary information, we may not be able to retain our proprietary software rights and prohibit the unauthorized use of proprietary information. Any patents, copyrights, or trademarks we have or may obtain may not be sufficiently broad to protect our products, may be subject to challenge, invalidated or circumvented and may not provide competitive advantages. In addition, our competitors may independently develop technologies or products that are substantially equivalent or superior. If our software products infringe upon the rights of others, we may be subject to suit for damages or an injunction to cease the use of such products. Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future.

     Our success will also depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others. We have not conducted freedom of use patent searches and patents may exist or could be filed which would have an adverse effect on our ability to market our products or maintain our competitive position with respect to our products.

We Are Subject To Potential Under-Capitalization And Limitations With Respect To Personnel, Financial And Other Resources, And May Encounter Difficulty Licensing SafeTrace or SafeTrace Tx To A Sufficient Number Of Additional Customers Necessary To Achieve Profitability. In Addition, We May Encounter Difficulty Developing And Licensing New Products

     Although we have been in existence since 1989, we are subject to potential under-capitalization, limitations with respect to personnel, financial and other resources, and have limited customers and revenues. We had positive cash flows from operations for the nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003. Although we believe that we will be able to fund our operations internally for the near term, in the event we encounter difficulty attracting new customers for our licensed products, our operations may not be able to fund the development of new products, or our current level of operations. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and marketing of new software products and related services. In the event we are unable to fund our operations or the development of new products, we could be forced to curtail our business operations.

We May Have Difficulties Managing Our Business In The Event Of Rapid Growth That Could Materially Adversely Affect Our Business, Financial Condition And Results Of Operations

     Our future success will depend to a significant extent on the ability of our current and future management personnel to operate effectively, both independently and as a group. In order to compete successfully against current and future competitors, to timely complete research and development projects and to develop future products, we must continue to expand our operations, particularly in the areas of research and development, sales and marketing and training. If we experience significant growth in the future, such growth would likely place significant strain upon our management, operating and financial systems and other resources. To accommodate such growth and compete effectively, we must continue to implement and improve our information systems, procedures and controls, and to expand, train, motivate and manage our work force. Any failure to implement and improve our operational, financial and management systems or to expand, train, motivate or manage our work force could materially and adversely affect our business, financial condition and results of operations, which could force us to curtail or cease our business operations.

Failure To Comply With Governmental Regulations And Requirements Could Preclude Us From Continuing To Market Our Existing Products Or Introducing New Products On A Commercial Basis And Materially Adversely Affect Our Business, Financial Condition And Results Of Operations

     Our SafeTrace and SafeTrace Tx products and services are subject to regulations adopted by governmental authorities, including the Food and Drug Administration, which govern blood center computer software products regulated as medical devices. Compliance with government regulations can be burdensome and may result in our incurring product development delays and substantial costs. In addition, modifications to such regulations could materially adversely affect the timing and cost of new products and services we introduce. We cannot predict the effect of possible future legislation and regulation. We also are required to follow applicable Good Manufacturing Practices regulations of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including International Standards Organization 9001 standards. Failure to comply with applicable regulatory requirements could result in, among other things, operating and marketing restrictions and fines, and could force us to curtail or cease our business operations.

We Have Limited Sales, Marketing And Distribution Systems

     We currently market SafeTrace and SafeTrace Tx through a small direct sales force, both in the U.S. and internationally. We have entered into various strategic business alliances to assist us in national and international sales, marketing and distribution. However, there can be no assurance that any business alliance will be successful or will continue. Our business strategy for marketing and selling our products and services is two tiered:

°	The first tier is comprised of direct selling to customers through Global Med's internal sales force, and

°	The second tier is focused on marketing and selling indirectly through channel partner agreements with companies that are established in blood donor and hospital markets.

     These strategic alliances that are facilitated through the channel partner agreements assist us in selling our products nationally and may assist us in selling our products internationally. Our ability to increase future revenues is highly dependent upon these strategic alliances, and our ability to make further inroads in selling our products directly to potential customers. In addition, our success is dependent upon the ability of our marketing partners to sell their complementary products in conjunction with Global Med’s products. In the event we fail to maintain and further develop our strategic alliances, we could be forced to curtail or cease our business operations.

We May Lose Software Licenses If We Fail To Meet Maintenance Service Requirements

     Our current software license agreements are typically a perpetual term. In addition to the software license, customers can obtain software maintenance for a separate fee. These maintenance agreements range in term from single year to multi-year agreements. Maintenance consists of product bug fixes, continued regulatory compliance, and product updates. During the three and nine months ended September 30, 2005 and 2004, and the years ended December 31, 2004 and 2003, recurring maintenance fees represented a significant portion of the Company’s total revenues for the year. However, if we fail to be able to continue to meet these maintenance commitments, a significant portion of our revenues could be at risk and we could be forced to curtail or cease our business operations.

We May Have Product Liability And Reporting Liability Exposure

     We have product liability exposure for defects in our products that may become apparent through widespread use of our products. To date, we have not had any claims filed against us involving our products and we are not aware of any material problems with them. While we will continue to attempt to take appropriate precautions, we may not be able to completely avoid product liability exposure. We maintain product liability insurance on a “claims made” basis for our products in the aggregate of at least $4 million. Although we have had a history of being able to obtain such coverage at reasonable prices, such coverage may not be available in the future, or at reasonable prices, or in amounts adequate to cover any product liabilities that we may incur.

Our Common Stock Is Deemed To Be “Penny Stock,” Subject To Special Requirements And Conditions, And May Not Be A Suitable Investment

     Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

°	With a price of less than $5.00 per share;
°	That are not traded on a "recognized" national exchange;
°	Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still initially have a price of not less than $5.00 per share); or
°

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We Rely On Management, The Loss Of Whose Services Could Have A Material Adverse Effect Upon Our Business

     We rely principally upon the services of our Board of Directors, senior executive management, and certain key employees, the loss of whose services could have a material adverse effect upon our business and prospects. Competition for appropriately qualified personnel is intense. Our ability to attract and retain highly qualified senior management and technical research and development personnel are believed to be an important element of our future success. Our failure to attract and retain such personnel may, among other things, limit the rate at which we can expand operations and achieve profitability. There can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans and the inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our directors, executive management, or key employees.

The Existence Of Severance Payment Provisions And The Large Number Of Common Shares And Derivative Securities Outstanding Could Have The Effect Of Delaying, Deferring, Preventing Or Limiting The Price Paid To Shareholders In A Change In Control

     We have employment agreements with certain of our officers and employees which provide for payment of salaries, benefits and incentives for periods ranging from three (3) to twenty-four (24) months, or the remainder of their employment contract, whichever is less. At current salary levels, the total amounts payable under these employment contracts for salary payments to them over their severance payment period could be up to $1.54 million and in addition, we could be required to make benefits payments of approximately $162 thousand at their current benefit levels if we terminate their employment for any reason, other than for cause or disability. In addition, the Investors own 9,975 shares of Preferred Stock and other derivative securities that is convertible or exercisable for another 24.2 million shares of our common stock. The existence of the severance payment provisions and the large number of common shares and derivative securities outstanding owned by the Investors increases the likelihood that a potential purchaser would seek to negotiate directly with our Board of Directors or Investors, in order to obtain control, rather than approaching our shareholders as a group. All of the foregoing could have the effect of delaying, deferring, preventing or limiting the price paid to shareholders in a change in control.

Our Issuance Of Additional Shares Of Stock May Cause Dilution To The Ownership Of Our Shareholders And Could Discourage, Delay, Prevent Or Limit The Price Paid To Shareholders In A Change In Control

     We have a total of 90 million shares of common stock and 10 million shares of preferred stock authorized for issuance under our Articles of Incorporation. As of January 17, 2006, we had 22,989,471 shares of our common stock issued and/or outstanding and 9,975 shares of Series A Preferred Stock issued and outstanding.

     As of January 17, 2006, we have approximately 24,244,793 shares of our common stock reserved for issuance upon the conversion or exercise of outstanding derivative securities which include the Series A Preferred Stock and warrants held by the selling stockholders described in this Prospectus. There were 2,003,300 warrants held by parties other than the selling stockholders for which common shares were reserved. There are approximately 11,937,695 common shares reserved for issuance related to outstanding stock options. In addition, there are approximately 5.1 million common shares reserved for issuance under our stock option and stock compensation plans related to options and stock compensation shares that have not been granted or issued, respectively. The conversion or exercise of these outstanding derivative securities, and the conversion or exercise of the Preferred Stock or warrants, respectively, will cause dilution to the ownership of our shareholders.

     The remaining shares of our common and preferred stock not issued or reserved for specific purposes may be issued without any action or approval of our shareholders. Our Board of Directors may issue additional shares of preferred stock without shareholder approval on such terms as the Board may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Although we have no existing agreements involving the issuance of such shares, we may undertake to issue such shares if we deem it appropriate. Any such issuances could discourage, delay, prevent or limit the price paid to shareholders in a change in control, and could dilute the ownership of our shareholders.

The Market Price Of Our Common Stock Is Highly Volatile

     The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, among other items, may have a significant impact on the market price of our stock.

The Selling Stockholders’ Sale Of The Shares Of Commons Stock In This Offering Could Cause The Price Of Our Common Stock To Decline And Could Make It More Difficult For Us To Sell Equity Or Equity Related Securities In The Future

     The potential dilutive effects of future sales of shares of common stock and shares of common stock underlying preferred stock and warrants by selling security holders pursuant to this prospectus could have an adverse effect on the prices of our securities. All shares in this offering are freely tradable. The selling stockholders may sell none, some or all of their shares of common stock in this offering. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, also could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

All Of The Members Of The Audit Committee Resigned In Conjunction With The Sale Of Our Former Majority Shareholder's Ownership Interest In the Company

     All of the audit committee members resigned their positions as audit committee members and as members of the Company’s Board of Directors on December 16, 2005 in conjunction with the Company’s repurchase of GMIL’s securities and repayment of the debt due to GMIL. The Company is currently performing a search for audit committee members to fill these vacancies. The Company may not have an audit committee in place by the time it is required to file its Form 10-KSB.

We Do Not Anticipate Paying Any Dividends On Our Common Stock

     We do not anticipate paying any cash dividends on our common stock for the foreseeable future. We expect that future earnings, if any, will be used to finance growth.

FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

     This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our Chief Executive Officer and President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or those entities that use our products and services. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

     In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

MARKET FOR OUR COMMON STOCK

     Our common stock trades on the Over-the-Counter Bulletin Board under the trading symbol “GLOB.” Our high and low bid prices by quarter during the fiscal years 2005, 2004 and 2003 are presented as follows:

	FISCAL YEAR 2005
	HIGH	LOW
First Quarter (January 2005 to March 2005)	$2.57	$1.13
Second Quarter (April 2005 to June 2005)	$2.00	$1.15
Third Quarter (July 2005 to September 2005)	$1.80	$0.86
Fourth Quarter (October 2005 to December 2005)	$1.35	$0.83
	FISCAL YEAR 2004
	HIGH	LOW
First Quarter (January 2004 to March 2004)	$0.70	$0.34
Second Quarter (April 2004 to June 2004)	$0.64	$0.44
Third Quarter (July 2004 to September 2004)	$0.78	$0.38
Fourth Quarter (October 2004 to December 2004)	$1.30	$0.46
	FISCAL YEAR 2003
	HIGH	LOW
First Quarter (January 2003 to March 2003)	$0.68	$0.45
Second Quarter (April 2003 to June 2003)	$0.55	$0.27
Third Quarter (July 2003 to September 2003)	$0.50	$0.33
Fourth Quarter (October 2003 to December 2003)	$0.80	$0.34

     On January 17, 2006, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.88 per share. On January 17, 2006, we had approximately 140 beneficial stockholders of our common stock and 22,989,471 shares of our common stock outstanding.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following summary statement of operations and summary balance sheet data are derived from our consolidated financial statements for the years ended December 31, 2004 and 2003 filed with the Securities and Exchange Commission (“SEC”) on our Annual Reports on Form 10-K. This information should be read in conjunction with the audited consolidated financial statements and the related notes. The unaudited consolidated statement of operations data for the nine months ended September 30, 2005 and 2004 and unaudited consolidated balance sheet data as of September 30, 2005 and 2004 are derived from our Quarterly Report on Form 10-QSB and Form 10-Q, respectively, filed with the SEC.

STATEMENT OF OPERATIONS DATA:	Nine Months Ended September 30		Year Ended December 31,
(In thousands, except per share information)	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Revenues	$ 8,089	$ 4,607	$ 6,884	6,514
Cost of revenues	2,403	1,771	2,437	2,272

Gross Profit	5,686	2,836	4,447	4,242

Operating Expenses:
General and administrative	1,708	1,828	2,434	2,057
Sales and marketing	1,813	1,071	1,597	1,442
Research and development	1,544	569	838	595
Depreciation and
amortization	124	114	160	451

Operating expenses	5,189	3,582	5,029	4,545

Income (Loss) From Operations	497	(746)	(582)	(303)
Other Income (Expenses):
Interest income	45	38	51	86
Interest expense	(9)	(2)	(6)	(2)
Interest expense to
related party	(60)	(209)	(229)	(532)
Financing costs to related
party	--	--	--	(127)

Income (loss) before taxes	473	(919)	(766)	(878)

Income tax expense	--	--	--	--

Net income (loss)	$ 473	$ (919)	$ (766)	$ (878)

Preferred dividends, related
parties	(515)	(348)	(479)	--

Net loss available to common
shareholders	(42)	(1,267)	(1,245)	(878)

Basic and diluted loss per
common share	$ (0.00)	$ (0.05)	$ (0.05)	$ (0.04)

Weighted average number of
common shares
outstanding-Basic and
diluted	27,714	25,433	25,771	24,545

BALANCE SHEET DATA:	September 30,		December 31,
(In thousands)	2005	2004	2004	2003
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$ 763	$ 1,224	$ 1,633	$ 983
Accounts receivable - trade,
net of allowance for
uncollectible accounts	673	827	731	286
Accrued revenues, net of
allowance for uncollectible
accounts	216	96	188	72
Notes receivable and accrued
interest	543	--	--	--
Prepaid expenses and other
assets	1,504	275	533	97

Total current assets	3,699	2,422	3,085	1,438
Net equipment, furniture and
fixtures	343	309	287	238
Capitalized Software
Development Costs	3	24	15	52
Notes receivable and accrued
interest	22	517	529	481

Total Assets	$ 4,067	$ 3,272	$ 3,916	$ 2,209

Total Current Liabilities	$ 4,556	$ 4,281	$ 4,537	$ 3,012
Total Liabilities	4,618	4,896	5,140	7,055
Preferred stock Series AA	3,493	3,493	3,493	--
Total Stockholders’ Deficit	(4,044)	(5,117)	(4,717)	(4,846)

USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the exercise of certain warrants should they be exercised. Any proceeds we receive pursuant to the exercise of warrants will be used for working capital and general corporate purposes.

DIVIDEND POLICY

Common Stock

     We have never declared or paid dividends on our common stock. Our dividend practices are determined by our Board of Directors and may be changed from time to time. We will base any issuance of dividends upon our earnings (if any), financial condition, capital requirements, acquisition strategies, and other factors considered important by our Board of Directors. Colorado law and our articles of incorporation do not require our Board of Directors to declare dividends on our common stock. We expect to retain any earnings generated by our operations for the development and expansion of our business and do not anticipate paying any dividends to our common stockholders for the foreseeable future.

Preferred Stock

     The Company has 9,975 shares of Series A Preferred Stock that are outstanding as of January 17, 2006. There are currently no dividends on the preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSISOF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, and should be read in conjunction with our financial statements and related notes. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. In addition, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those discussed in “Risk Factors,” “Forward Looking Statements” and elsewhere in this prospectus.

General

     The Company designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other health care related facilities. Revenues for Wyndgate are derived from the licensing of software, the provision of consulting and other value-added support services and the re-sale of hardware and software obtained from vendors. Revenues for PeopleMed are derived, generally, from providing ASP services. Revenues for PeopleMed were not significant.

Business Strategy

     The Company’s business strategy for marketing and selling its products and services is two tiered:

1.	The first tier is comprised of direct selling to customers through the Company's internal sales force, and

2.	The second tier is focused on marketing and selling directly through agreements with companies (“Channel Partner Agreements”) that are established in blood donor hospital markets.

     The Company’s ability to increase future revenues is highly dependent upon the Company’s ability to make further inroads in selling its products directly to potential customers. These Channel Partner Agreements are more fully described in “BUSINESS”, “ROYALTY AND COMMISSION AGREEMENTS.” In addition, the Company’s success is dependent upon the ability of its marketing partners to sell their complementary products in conjunction with the Company’s.

Overview

     Global Med Technologies, Inc. provides information management software products and services to the health care industry. Wyndgate operates as a division of Global Med Technologies, Inc. and designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. The Company’s PeopleMed subsidiary offers chronic disease management as an Application Service Provider (“ASP”). PeopleMed’s system uses the Internet to coordinate sources and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims and medical records. PeopleMed earns revenues primarily by providing ongoing ASP services. PeopleMed’s revenues were not significant during the nine months ended September 30, 2004, or during the years ended 2004 or 2003.

     The Company has two main products in its Wyndgate division: SafeTrace and SafeTrace Tx. SafeTrace is used by blood centers and hospitals to track blood donations. SafeTrace Tx is used primarily by hospitals and centralized transfusion centers to help insure the quality of blood transfused into patient-recipients. Both products are designed to help the users comply with quality and safety standards of the U.S. Food and Drug Administration (“FDA”) for the collection and management of blood and blood products. The Company’s Wyndgate division earns revenues primarily through the sale of software licenses, implementation of the software systems sold, and by providing maintenance for the SafeTrace and SafeTrace Tx software systems. During the nine months ended September 30, 2005 and 2004, the Wyndgate division accounted for approximately 98% and 97%, respectively, of the Company’s revenues.

     The decision to purchase a new blood bank system is driven in large part by one or all of the following: replacing antiquated technology, upgrading the laboratory information system (“LIS”) of the hospital which typically includes the purchase of a blood bank system, and replacing existing products that have been sunsetted. The Company believes that because the purchase of an LIS by a hospital is a significant driver in the decision to purchase a blood bank system, the Company is heavily reliant on its relationships with its channel partners that sell their LIS systems in combination with the Company’s blood bank products. The Company’s channel partner relationships are more fully discussed in “BUSINESS”, “COMMISSION AND MARKETING AGREEMENTS.”

     Entities that plan to purchase blood bank products primarily have two choices:

1.	Upgrade their current system with their existing vendor, or

2.	Select a replacement system from an alternative vendor.

The Company’s two primary locations are in Lakewood, Colorado, the corporate headquarters, and El Dorado Hills, California. The Company’s primary operations which include research and development, implementation staff, support services, and certain administrative staff, are located in the El Dorado Hills facility. Approximately 38% of the Company’s employees are not located in Lakewood, Colorado or El Dorado Hills. These employees provide support for the Company’s sales and marketing, research and development, and implementation efforts.

     Overall, Global Med’s revenues for the nine months ended September 30, 2005 increased $3.482 million to $8.089 million from $4.607 million from the prior year’s comparable period. Cost of revenues increased $632 thousand or 35.7% for the nine months ended September 30, 2005 to $2.403 million from $1.771 million for the nine months ended September 30, 2004. For the nine months ended September 30, 2005 and 2004, Global Med’s operating expenses were $5.189 million and $3.582 million, respectively. Global Med had net income of $473 thousand for the nine months ended September 30, 2005 and a net loss of $919 thousand for the nine months ended September 30, 2004.

     For the nine months ended September 30, 2005, Global Med’s operations provided $314 thousand in cash. For the comparable period in 2004 Global Med’s operations used $236 thousand. For 2006, Global Med believes that its cash flows from the sale of SafeTrace and SafeTrace Tx to new customers, the current backlog of existing business, and any sales of equity will be sufficient to fund its operations through the remainder of fiscal year 2006. If Global Med is unable to meet its sales projections and the resultant projected cash flows anticipated from those transactions or raise money through additional debt or equity offerings, Global Med may be required to significantly reduce planned as well as existing levels of expenditures for all cost categories which includes, cost of sales, sales and marketing, research and development, and general and administrative. If Global Med substantially reduces its planned or the existing levels of expenditures, this could significantly impact Global Med’s future viability in the blood bank software market.

     Management of the Company is focused on increasing its revenues and cash flows through direct sales efforts, increasing its marketing footprint through adding additional channel partners and strategic alliances, and developing new products and enhanced functionality to its existing product mix to make them more attractive to potential customers.

     During the fourth quarter of 2005, the Company will set up a 100% reserve of approximately $1.004 million in amounts that were classified as deposits in escrow on the Company’s balance sheet as of September 30, 2005. In addition, the Company will set up a 100% reserve for $400 thousand in notes receivables and $165 thousand in accrued interest that were on the Company’s balance sheet as of September 30, 2005. The expensing associated with setting up these reserves will have a material impact on the Company’s financial statements for the fourth quarter of 2005 and the year then ended. As a result, the Company no longer expect profitability for the year ended December 31, 2005.

     The Company billed out approximately $7.8 million to our customers during the nine months ended September 30, 2005. Our cash inflows from operations for this same period were approximately $7.8 million. In addition, the Company’s revenues were increasing at a double-digit rate in the third and fourth quarters of 2004 and during the first, second and third quarters of 2005 when compared with the prior year’s comparable quarters.

	In Thousands
	Revenues for the Three Months Ended	Revenues for the Three Months Ended	Percentage Change
	2003	2004
September 30,	$1,279	$1,794	40.3%
December 31,	$1,417	$2,277	60.7%
	2004	2005
March 31,	$1,353	$2,575	90.3%
June 30,	$1,460	$2,854	95.5%
September 30,	$1,794	$2,660	48.3%

Balance Sheet Changes

     As of September 30, 2005 and 2004, certain balance sheet account changes were significant. Cash decreased by $461 thousand primarily as a result of a $1.004 million summary judgment payment the Company was required to make. This summary judgment payment was placed in an escrow account and may be returned to the Company if the Company is successful in its appeal of the underlying case. As of September 30, 2005, this escrow deposit was treated as an asset and was not expensed but placed in prepaids and other assets. Primarily as a result of this deposit, this account increased $1.207 million. In addition, deferred revenue decreased by $402 thousand primarily as result of revenue recognition on certain contracts for which the Company was accounting for these contracts on a percentage of completion method.

NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2004

     Revenues. Revenues are comprised primarily of license fees, maintenance and usage fees, and implementation and consulting services revenues.

     Revenues for the nine months ended September 30, 2005 increased $3.482 million or 75.6% to $8.089 million as compared to $4.607 million for the comparable period in 2004. The increase for the nine months ended September 30, 2005 was due primarily to an increase in software license fee of $1.704 million, an increase in revenues for implementation of approximately $1.259 million, and an increase in maintenance revenues of $456 thousand.

     Cost Of Revenue. Cost of revenues for the nine months ended September 30, 2005 increased by $632 thousand or 35.7% to $2.403 million compared with $1.771 million for the comparable period in 2004. The increase in costs was significantly less than the increase in revenues of 75.6%. The primary reason for the increase in cost of revenues was a $338 thousand increase in labor-related costs, a $126 thousand increase in the costs associated with third party software sold to customers, and a $116 thousand increase in travel-related expenses.

     Gross Profit. Gross profit as a percentage of total revenues was 70.3% and 61.6% for the nine months ended September 30, 2005 and 2004, respectively. Gross profit was $5.686 million for the nine months ended September 30, 2005, and $2.836 million for the nine months ended September 30, 2004. The increase in gross profit resulted primarily from the increase in revenues.

     General And Administrative. General and administrative expenses decreased $120 thousand or 6.6%, for the nine months ended September 30, 2005 compared to the same nine months in 2004. The primary reasons were a $76 thousand decrease in legal expenses, a $60 thousand decrease in contract services, a $45 thousand decrease in travel expenses, a $36 thousand decrease in payroll-related expenses, a $37 thousand decrease in overhead allocation, partially offset by a $75 thousand increase in investor relations expenses, a $21 thousand increase in accounting expenses, and a $43 thousand increase in bad debt expense. The primary reason for the decrease in the legal expenses was the settlement of a case in the fourth quarter of 2004.

     Sales And Marketing. Sales and marketing expenses increased $742 thousand or 69.3% to $1.813 million for the nine months ended September 30, 2005 from $1.071 thousand for the comparable period in 2004. The primary reasons for the increase were an increase in payroll and commission-related expenses of $476 thousand, a $137 thousand increase in consulting expenses related to international sales and marketing activity, a $38 thousand increase in travel-related expenses, and a $34 thousand increase in allocated overhead.

     Research And Development. Research and development expenses increased $975 thousand to $1.544 million, for the nine months ended September 30, 2005 compared to $569 thousand for the same nine months in 2004. The increase in research and development expenses was primarily due to a $778 thousand increase in labor-related costs, a $87 thousand increase in overhead allocations, a $50 thousand increase in consulting services expenses, and a $45 thousand increase in travel related expenses. These increases were associated primarily with the development of new products.

     Depreciation And Software Amortization. Depreciation and software amortization was $124 thousand and $114 thousand for the nine months ended September 30, 2005 and 2004, respectively.

     Income (loss) From Operations Before Other Income (expense). The Company’s income from operations during the nine months ended September 30, 2005 was $497 thousand. The loss from operations was $746 thousand for the nine months ended September 30, 2004. The change was due primarily to the increase in revenue as discussed above.

     Interest Expense. Interest expense decreased $142 thousand for the nine months ended September 30, 2005 to $69 thousand compared to $211 thousand for the comparable period in 2004. The primary reason for the decrease was due to the restructuring of the Company’s debt more fully discussed in Note 3 of the Financial Statements.

     Income Taxes. For the nine months ended September 30, 2005 and 2004, the Company did not record a provision for income taxes. No income tax is due for this period because the Company has net operating loss carry forwards from prior periods that fully offset the tax provision, and the deferred tax asset related to the net loss carry forwards is fully reserved by a valuation allowance.

     Net Income (loss). The Company had net income of $473 thousand for the nine months ended September 30, 2005, and a net loss of $919 thousand for the same period in 2004. The change from a net loss to a net income was primarily the result of the increase in revenues.

YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

   Results Of Operations

     Revenues. Revenues are comprised of software sales, maintenance and usage fees revenues, implementation and consulting revenues, and the re-sale of hardware and software obtained from vendors.

     Revenues increased $370 thousand, or 5.7% to $6.884 million for the year ended December 31, 2004 compared to $6.514 million for the year ended December 31, 2003. The increase in revenues was due primarily to a $571 thousand increase in license fees, a $428 thousand increase in usage fees, partially offset by a $292 thousand decrease in PeopleMed revenues. Of the $292 thousand decrease in PeopleMed revenues, $300 thousand of the decrease related to the loss of revenues from a significant customer when they terminated their agreement for the Company to provide services to them in December 2002. During 2003, PeopleMed recognized $300 thousand from the provisions of the termination agreement. Revenues from implementation and consulting services decreased $337 thousand for the year ended December 31, 2004 compared with the year ended December 31, 2003. This decrease was primarily the result of $500 thousand in revenues being recognized in during 2003 as part of a non-cash settlement agreement between the Company and one of its marketing partners whereby the Company was released from its obligation to perform additional services in accordance with the terms of prior agreements. See Note 1 in the consolidated financial statements for further discussion.

     Cost of Revenues. Cost of revenues increased $165 thousand, or 7.3%, to $2.437 million for the year ended December 31, 2004, from $2.272 million for the year ended December 31, 2003. The increase was consistent with the increase in revenues.

     The overall gross profit as a percentage of revenues was 64.6% and 65.1% for the years ended December 31, 2004 and 2003, respectively. The margins for 2003 were higher due to certain non-cash and non-recurring transactions as more fully discussed in note 1 to the financial statements.

     General and Administrative. General and administrative expenses increased $377 thousand, or 18.3%, to $2.434 million for the year ended December 31, 2004 compared to $2.057 million for the year ended December 31, 2003. The increase in general and administrative expenses was primarily due to an increase in legal expenses of $127 thousand, primarily associated with the costs of the Company’s litigation with a former employee, an increase of $56 thousand associated with certain consulting activities, an increase in labor-related expenses of $43 thousand, and an increase of $39 thousand in accounting related costs, when comparing 2004 with 2003.

     Sales and Marketing. Sales and marketing expenses increased 10.7% to $1.597 million for the year ended December 31, 2004 from $1.442 million for the years ended December 31, 2003. The increase is primarily due to the increased level of sales activity during 2004 that resulted in combined internal and external commission expense increasing by $191 thousand when comparing 2004 with 2003.

     Research and Development. Research and development expenses increased by $243 thousand, or 40.8%, to $838 thousand for the year ended December 31, 2003 from $595 thousand for the year ended December 31, 2003. Research and development costs increased during the year ended December 31, 2004 primarily as a result of a $106 thousand increase in labor-related costs and a $91 thousand increase in consulting expenses for the year ended December 31, 2004 when compared with 2003.

     Depreciation and Software Amortization. Depreciation and software amortization costs decreased by $291 thousand to $160 thousand from $451 thousand for the periods ended December 31, 2004 and 2003, respectively. The primary reason for the decrease was due to the $307 thousand decrease in software amortization costs for 2004 when compared to 2003. This decrease is the result of the capitalized development costs for SafeTrace Tx being fully amortized as of June 2003.

     Interest Income. Interest income decreased $35 thousand to $51 thousand in 2004 from $86 thousand in 2003. The primarily reason for the increase was due to the removal of a valuation reserve in 2003 related to interest income that resulted in the Company recognizing $81 thousand in interest on the an outstanding note receivable in 2003 and $48 thousand in 2004.

     Interest Expense. Interest expense decreased $299 thousand to $235 thousand for the year ended December 31, 2004 from $534 thousand for the year ended December 31, 2003. The decrease in interest expense was mainly due to the decrease in debt related to the conversion of $3.5 million of the $4.029 million in related party debt into convertible Preferred Stock Series AA. This occurred on April 14, 2004.

     Financing Costs. For the years ended December 31, 2004 and 2003, the Company recognized $0 and $127 thousand, respectively, in financing costs expenses associated with certain financing agreements and the issuance of warrants to eBanker. The decrease in financing costs was due to amortization costs associated with the warrants issued July 1, 2001 related to the Financing Agreement with eBanker being completed in June of 2003.

     Net Loss. The Company’s net loss during 2004 as compared to 2003 decreased $112 thousand. The decrease in the net loss is primarily associated with the increase in revenues, offset by higher operating expenses, and lower interest and financing costs.

Liquidity And Capital Resources

     The Company had cash and cash equivalents of $763 thousand as of September 30, 2005 compared to $1.633 million at December 31, 2004, none of which was restricted.

     The Company had a net working capital deficit of $857 thousand as of September 30, 2005 and $1.452 million at December 31, 2004.

     The Series AA Preferred Stock in the amount of $3.5 million and the outstanding related party debt in the amount of $529 thousand were paid off on December 16, 2005

     The Company had an accumulated deficit of $41.009 million as of September 30, 2005. It is expected that cash flows from the Company’s existing customer base, new sales, sales of equity or other external financing and the Company’s current assets, including cash and accounts receivable, will be sufficient to fund the operating requirements for the next twelve months excluding acquisitions. Management anticipates that the cash, accounts receivable balances, recurring revenues, and new system sales will be used to fund the Company’s anticipated research and development costs, sales and marketing efforts during the next twelve months. During the nine months ended September 30, 2005, the Company paid approximately $716 thousand in cash dividends to GMIL, a related party. GMIL is no longer a related party.

     Cash flows from operations provided $314 thousand in cash for the nine months ended September 30, 2005. The cash provided during the nine months ended September 30, 2005 consisted primarily of the net income of $473 thousand, net of non-cash changes which provided $181 thousand and changes in operating assets and liabilities which used $340 thousand.

Contractual Obligations
Expected Maturity Dates ($000s)

	2006	2007	2008	2009
Operating leases	$97	$ 5	--	--
Capital leases	$26	$26	$26	$17

Subsequent Events

     On December 16, 2005, pursuant to the terms of the Securities Purchase Agreement, the Company sold $9.975 million of Series A Convertible Preferred Stock to certain investors. The Company received $9.85 million in cash proceeds for the Preferred Stock. Of the $9.975 million in Preferred Stock, Fusion Capital received $575 thousand in Preferred Stock. Fusion Capital had provided the Company with $450 thousand in cash proceeds during the nine months ended September 30, 2005. These proceeds were originally to be applied towards the purchase of common stock. In conjunction with the other investors’ purchases of Series A Preferred Stock, the Company and Fusion Capital terminated their common stock purchase agreement and entered into a new agreement to purchase Series A Preferred Convertible Stock. As a result, the Company allocated the $450 thousand in proceeds previously received from Fusion Capital towards the purchase of the $575 thousand in Preferred Stock. The Series A Convertible Preferred Stock includes detachable warrants for the purchase of common stock that can be exercised at $0.72 per common share. The following table summarizes the unregistered securities that were issued by the Company in conjunction with the transaction.

Security	Value	Common Shares Equivalents
Series A Convertible Preferred Stock	9,975	13,854,167
Detachable Warrants	10,390,625	10,390,626

     The following financial instruments held by Global Med International Limited or their affiliates were repurchased by the Company for $8 million in conjunction with this transaction:

Security	Value	Common Shares Equivalents

Convertible Redeemable
Series AA Preferred Stock	$ 3,500,000	7,777,000
Warrants	N/A	11,186,430
Common Shares	N/A	4,860,195
Debt	$ 528,700	N/A

     The Series A Convertible Preferred Stock contains a conversion feature that was beneficial on December 16, 2005, the date of the transaction. As a result, the Company may be required to recognize a dividend on the preferred stock in the fourth quarter of 2005, currently estimated at approximately $5.6 million

     The investors purchased 6,350,000 registered common shares directly from GMIL for $4 million.

     On December 16, 2005, the Company entered into a Termination Agreement with Fusion Capital Fund II, LLC, pursuant to which the Company and Fusion Capital mutually agreed to terminate the Common Stock Purchase Agreement, dated March 16, 2005, by and between the Company and Fusion Capital.

Impact Of Inflation

     Although it is difficult to predict the impact of inflation on our costs and revenues in connection with our products, we do not anticipate that inflation will materially impact our costs of operation or the profitability of our products when marketed.

Critical Accounting Policies And Estimates

     Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     A critical accounting policy is one that is both important to the portrayal of the Company’s financial condition or results of operations and requires significant judgment or a complex estimation process. The Company believes the following fit that definition:

Revenue Recognition

     The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition.” The Company’s standard software license agreement for the Company’s products provides for an initial fee to use the product in perpetuity up to a maximum number of users. Fees from software licenses are recognized as revenue upon shipment, provided fees are fixed and determinable and collection is probable. Fees from licenses sold together with consulting services are generally recognized upon shipment provided that the above criteria have been met, payment of the license fees is not dependent upon the performance of the consulting services and the consulting services are not essential to the functionality of the licensed software. In instances in which the consulting services are not essential to the functionality of the software but payment of the license fee is due at the earlier of the performance of specific consulting services or the passage of time, the license fee is recognized ratably over the anticipated period of performance of the services or ratably over the license fee billing period, whichever is more readily determinable.

     For arrangements with multiple elements, we allocate revenue to each element of a transaction based upon its fair value as determined by “vendor specific objective evidence.” Vendor specific objective evidence of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately and for software license updates and product support services, and is additionally measured by the renewal rate offered to the customer. We may modify our pricing practices in the future, which could result in changes in our vendor specific objective evidence of fair value for these undelivered elements. As a result, our future revenue recognition for multi-element arrangements could differ significantly from our historical results.

     If an arrangement does not qualify for separate accounting of the software license and consulting transactions, then new software license revenue is generally recognized together with the consulting services based on contract accounting using the percentage-of-completion method. Contract accounting is generally applied to arrangements when services include significant modification or customization of the software. Progress towards completion is generally measured based on hours incurred versus projected total hours.

     Certain of the Company’s contracts include warranties that provide for refunds of all or a portion of the software license and or other fees in the event that the Company is unable to provide maintenance services, for which there is a separate fee, for the contractually prescribed period. Contracts with these provisions are accounted for in accordance with the policies above.

     The Company provides consulting services that include implementation, training and the performance of other services to its customers. Revenue from such services is generally recognized ratably over the period during which the applicable service is to be performed.

     Support agreements generally call for the Company to provide technical support and software updates, on a “when-and-if-available” basis to customers. Revenue on technical support and software update rights is recognized ratably over the term of the support agreement.

     Revenues from the re-sale of hardware and software, obtained from vendors, is recognized at the time the hardware and software are delivered to customers.

     PeopleMed has contracts that include fixed fee and per-member fees. The Company recognizes revenues from these contracts as services are provided.

Note Receivable Collectibility

     The Company had outstanding notes receivable in the amount of $400 thousand and accrued interest receivable of approximately $165 thousand outstanding as of September 30, 2005. The Company lent money to the party to the notes receivable from 2001 to 2003. Consistent with the terms of the notes receivable, the Company has received no interest or principal payments and all accrued and unpaid interest and principal are due at various dates during 2006. As of September 30, 2005, the notes receivable and accrued interest in the amount of $565 thousand were classified an asset and there was no reserve. Subsequent to the filing of the Company’s Form 10-QSB for the period ended September 30, 2005, the Company received external information that made the Company believe that setting up a reserve for the entire amount of the notes receivable and accrued interest in the amount of $565 thousand was necessary. The Company plans to recognize the expense and set up the reserve for the $565 thousand in the fourth quarter of 2005. The establishment of the reserve in the amount of $565 thousand will have a material impact on the financial statements of the Company for the year ended December 31, 2005.

Deposit In Escrow Collectibility

     In September 2005, the Company deposited approximately $1.004 million with the Superior Court in the State of California in the County of El Dorado in order to proceed with its appeal of their lawsuit involving Donnie L. Jackson Jr. The deposit of $1.004 million was classified as an asset as of September 30, 2005. Subsequent to the filing of the Company’s Form 10-QSB for the period ended September 30, 2005, the Company received external information related to the status of the litigation that necessitate the Company expensing the full amount of the deposit in escrow in the fourth quarter of 2005. Expensing this amount will have a material impact on the Company. As a result of the above, the Company no longer believes it will have net income or positive cash flows for the year ended December 31, 2005. The Company plans to vigorously appeal this decision, but the outcome of the appeal is currently uncertain.

Income Tax Valuation Allowance

     On an annual basis, the management of the Company evaluates the realizability of the net deferred tax assets and assesses the need for a valuation allowance. In assessing the realizability of deferred tax assets, management concluded that it is not more likely than not that the deferred tax assets would be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income in the period in which the temporary differences become deductible. The Company has established a full valuation allowance for deferred taxes due to the uncertainty that the deferred tax assets will be utilized.

Recently Issued Financial Accounting Standards

     On April 14, 2005, the SEC announced it would permit most registrants subject to its oversight, additional time to implement the requirements in FASB Statement No. 123 (Revised 2004), Share-Based Payment. As originally issued by the FASB, public companies subject to SEC oversight were required to implement Statement 123R as of the beginning of the first interim or annual reporting period that begins after June 15, 2005, or after December 15, 2005 for small business issuers.

     As announced, the SEC will permit companies to implement Statement 123R at the beginning of their next fiscal year, instead of the next reporting period as required by Statement 123R. That means a calendar year registrant, that is not a small business issuer, may continue to follow the guidance in FASB Statement No. 123, Accounting for Stock-Based Compensation, throughout 2005 and implement the new rules reflected in Statement 123R beginning January 1, 2006. The SEC notes that if a company has a fiscal year that ends on June 30, 2005 and is not a small business issuer, it must still comply with Statement 123R beginning with its quarter beginning on July 1, 2005. In other words, such companies must comply with Statement 123R as originally issued by the FASB.

     The SEC announcement notes that it is not changing any of the accounting requirements in Statement 123R, rather only the required compliance date for certain registrants.

     We understand the FASB has no current plans to amend or alter the guidance in Statement 123R to reflect the views of the SEC.

     A complete copy of the SEC announcement is available at the following website:http://www.sec.gov/news/press/2005-57.htm

BUSINESS

General Development of Business

     Global Med Technologies, Inc. was organized under the laws of the State of Colorado in December 1989.

     In 1995, Global Med Technologies, Inc. merged with the Wyndgate Group, Inc. (“Wyndgate”). Wyndgate operates as a division of Global Med Technologies, Inc. and designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities.

     During 1999, Global Med Technologies, Inc. formed a majority-owned subsidiary, PeopleMed.com, Inc. (“PeopleMed”), a Colorado corporation, to develop a software application designed to give HMO providers and other third party payers, access to clinical information for chronic disease patients. This application allows doctors and other medical employees access to a patient’s history. PeopleMed offers chronic disease management as an Application Service Provider (“ASP”). PeopleMed’s system uses the Internet to coordinate sources and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims and medical records.

     PeopleMed is owned 83% by Global Med Technologies, Inc. and 13% by certain executive officers and directors of Global Med Technologies, Inc. and 4% owned by third parties. Global Med Technologies, Inc. and PeopleMed are referred to collectively herein as the “Company” or “Global Med”.

Related Parties

     Pursuant to a Stock Purchase Agreement, dated as of December 16, 2005 between the Company and Global Med International Limited (“GMIL”), the Company’s outstanding debt with GMIL in the amount of $528,700, the outstanding Series AA Preferred Stock in the amount of $3.5 million, outstanding common shares numbering 4.350 million and the outstanding warrants to purchase 11,186,430 shares of common stock were paid off, redeemed, or repurchased, respectively, for $8 million. In addition, the investors purchased 6.350 million common shares from GMIL directly. In addition all of the six members of the Company’s Board of Directors nominated by GMIL resigned. As a result of the above, GMIL is no longer a considered a related party of the Company. Prior to this, Global Med was financed primarily through lending arrangements with GMIL. These lending arrangements were originated by eBanker USA.com, Inc., (“eBanker”) transferred, along with eBanker’s ownership in Global Med, to Global Med China & Asia Limited (“GMCAL”) in October 2002, and then the lending arrangements were transferred to GMIL in September 2003. Until November 28, 2001, eBanker was a consolidated subsidiary of eVision International, Inc. (“eVision”). eVision is majority owned by China Credit Holdings Limited (“China Credit” formerly Heng Fung Holdings Limited) and its subsidiaries, Online Credit Limited (“Online Credit”) and Heng Fung Singapore Pte. Limited (“Heng Fung Singapore”). Until November 2001, eVision was also a shareholder of Global Med. eBanker through its subsidiary, GMCAL, was a shareholder of Global Med. Additionally, eVision and GMCAL each held warrants to acquire 1 million and 11.186 million shares, respectively, of Global Med’s common stock with exercise prices that range from $0.25-$0.50 per share. In November 2000, eBanker and Global Med entered into a series of equity transactions that resulted in Global Med becoming a consolidated subsidiary of eBanker and eVision effective November 2000.

     On November 28, 2001, the shareholders of eVision approved a transaction, which transferred certain of the assets of eVision to Online Credit as satisfaction of the certain obligations eVision had with Online Credit. As a result, all of Global Med’s common shares held by eVision and all eBanker’s common shares and warrants held by eVision were transferred to Online Credit. Consequently, as of November 28, 2001, Global Med remained a consolidated entity of eBanker for accounting purposes; however, eBanker was then directly controlled by Online Credit instead of eVision. Additionally, eVision Corporate Services, Inc. and certain other subsidiaries of China Credit provided certain support services to Global Med.

     As a result of these transactions and relationships, the financial condition and results of operations for Global Med may not have necessarily be indicative of those that would have resulted if Global Med had been unaffiliated with these entities.

DESCRIPTION OF BUSINESS

Principal Products and Their Markets

     Global Med designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other health care related facilities. Revenues are derived from the licensing of software, maintenance, the provision of consulting and other value added support services, and the resale of software obtained from vendors.

     Wyndgate began development of a blood tracking system called SafeTrace to assist community blood centers, hospitals, plasma centers and outpatient clinics in the U.S. in complying with the quality and safety standards of the Food and Drug Administration for the collection and management of blood and blood products.

     Global Med has two main products in its Wyndgate division: SafeTrace and SafeTrace Tx, a transfusion management information system that is designed to be used by hospitals and centralized transfusion centers to help insure the quality of blood transfused into patient-recipients. SafeTrace Tx provides electronic cross-matching capabilities to help insure blood compatibility with patient-recipients and tracks, inventory, bill and document all activities with blood products from the time blood products are received in inventory to the time the blood products are used or returned to blood centers. SafeTrace Tx complements SafeTrace, because the combined SafeTrace Tx and SafeTrace software system is now able to integrate hospitals with blood centers and provide a “vein-to-vein”® tracking of the blood supply. SafeTrace Tx received FDA clearance on January 29, 1999.

     Global Med continues to concentrate its development efforts on enhancements to its existing SafeTrace blood bank product and SafeTrace Tx. The FDA has cleared both products for sale in the United States.

     In 1999, Global Med introduced PeopleMed. PeopleMed supports chronic disease management as an ASP. PeopleMed’s system uses the Internet to coordinate sources of information and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims, and medical records.

     All of Global Med’s revenues were generated from providing products and services to end users located throughout the United States, Canada, Puerto Rico and Africa.

Competition

     There is substantial competition in all aspects of the blood bank and hospital information management industry. Numerous companies are developing technologies and marketing products and services in the healthcare information management area. Many competitors in the blood bank industry have received FDA clearance for their products. Many of these competitors have been in business longer and have substantially greater personnel and financial resources than Global Med. Global Med is aware of three primary competitors to our SafeTrace software product: Mak-System Corp.; Blood Bank Computer Systems, Inc. and Mediware Information Systems, Inc. There are five primary competitors in the United States to our SafeTrace Tx product: Misys Hospital Systems, Inc. (Misys is a channel partner that currently resells the Company’s SafeTrace software); Mediware Information Systems, Inc.; Meditech, Inc., SCC Soft Computer; and Cerner Corp. Global Med believes it is able to compete based on the current technological capabilities of SafeTrace and SafeTrace Tx.

Dependence On Major Customers

     As of January 17, 2006, Global Med, through its Wyndgate division, had over 160 customers. It intends to continue to target domestic and international blood centers, plasma centers and hospital donor and transfusion centers. During the year ended December 31, 2004, there were no customers accounting for more than 10% of revenues.

     During the year ended December 31, 2003, Global Med had one customer, the Institute for Transfusion Medicine that accounted for 10.4%, or $677 thousand of Global Med’s revenues.

Royalty And Commission Agreements

     The Royalty Group. Pursuant to a development agreement between Wyndgate and the Royalty Group, Wyndgate developed SafeTrace and must make royalty payments to the Royalty Group based on a percentage of Wyndgate’s SafeTrace license fees collected, measured by cash received from SafeTrace licensees, net of certain fees and charges. The royalty schedule is based upon the first date of SafeTrace license invoicing, which was September 14, 1995. The royalty amounts are computed as a percentage of software license fees collected. For the years ended December 31, 2004 and 2003, Global Med expensed $0 and $6 thousand, respectively, and are included in the cost of revenues in the statement of operations. Global Med has accrued but not paid any royalties for the years ended December 31, 2004 and 2003. As of December 31, 2004, the outstanding royalty obligation was approximately $125 thousand.

     The Institute for Transfusion Medicine. Pursuant to a development agreement between Wyndgate and The Institute for Transfusion Medicine (“ITXM”), Wyndgate developed SafeTrace Tx and agreed to make royalty payments to ITXM, based on a percentage of Wyndgate’s SafeTrace Tx license fees paid. The royalty amounts were computed as a percentage of net software license fees. Global Med did not pay any royalties for the years ended December 31, 2004 or 2003. In April 2003, Wyndgate signed an agreement with ITXM whereby ITXM waived its rights to payment for all future and past royalties. See Note 1 of the audited consolidated financial statements for further discussion.

     Ortho–Clinical Diagnostics, Inc. In 1996, Global Med entered into an Exclusivity and Software Development Agreement (the “Exclusivity Agreement”) with Ortho-Clinical Diagnostics, Inc. (“OCD”), successor to Ortho Diagnostic Systems Inc., a wholly owned subsidiary of Johnson & Johnson. The Exclusivity Agreement provided OCD the exclusive right to negotiate with Global Med with respect to Global Med’s activities and developments in information technology and intellectual property relating to donor and transfusion medicine. In connection with this agreement, Global Med received $500 thousand in 1996, which was recorded as deferred revenue, because the services to be provided to OCD in conjunction with the receipt of this cash had not yet been provided.

     In May 1997, Global Med received a request from OCD to continue its evaluation of Global Med’s technology, on a non-exclusive basis, with the intent of responding to Global Med by July 14, 1997 regarding whether or not OCD would propose some form of transaction with Global Med. Global Med received an additional $500 thousand from OCD during 1997 which was recorded as deferred revenue until Global Med provided the software development services as defined in the Exclusivity Agreement. Global Med finalized the Manufacturer’s Representative and Software Development Agreement (“OCD Agreement”) during June 1999 making OCD the exclusive in-vitro diagnostics manufacturer’s representative for the SafeTrace Tx product in defined territories around the world. The total of $1 million was included in deferred revenue as of December 31, 1998. Global Med recognized $500 thousand ratably over the term of the 22 month contract which ended in June of 2001. Global Med recognized the remaining portion of the deferred revenue in the amount of $500 thousand in June 2003 in conjunction with a Settlement Agreement with Ortho.

     In June 2003, Global Med signed a settlement agreement (the “Settlement Agreement”) with Ortho Clinical Diagnostics, Inc. (“Ortho”), whereby all of Global Med’s outstanding obligations to and from Ortho were released. As a result, Global Med was released from its obligation to provide Ortho with $500 thousand in software development work for which it had received payment from Ortho in 1997 as part of the exclusivity agreement Global Med signed with Ortho in 1997.

     In addition, Global Med was released from all other obligations to Ortho, which included liabilities amounting to approximately $36 thousand for sales distribution commissions. For the year ended December 31, 2003, Global Med recognized $500 thousand in revenues associated with the Settlement Agreement and Ortho’s waiver of its right to software development services. In addition, Global Med reduced sales and marketing expenses by $36 thousand as a result the release of Global Med from its obligation to pay commissions to Ortho for prior sales. The OCD Agreement was signed with Ortho during June 1999 and expired in June 2003.

     Siemens Medical Solutions Health Services Corporation. During September of 1999, Global Med entered into a non-exclusive marketing and support agreement with Shared Medical Systems Corporation (“SMS”). Under this agreement, SMS markets Global Med’s blood bank products on a preferred basis. Global Med will pay a commission to SMS based on the software license fee for each sale SMS has facilitated. This agreement was automatically renewed and is still in effect.

     Sysmex Infosystems America, Inc. Global Med entered into a non-exclusive marketing and support agreement with Sysmex Infosystems America, Inc. (“SIA”). Under this agreement, SIA will market Global Med’s blood bank products on a preferred basis. Global Med will pay a commission to SIA based on the software license fee for each sale SIA has facilitated. This agreement was automatically renewed and is still in effect.

     GE Medical (aka Triple G Systems Group, Inc.). Global Med entered into a non-exclusive marketing and support agreement (the “Non-Exclusive Agreement #2”) with GE Medical (aka Triple G Systems Group, Inc.) (“Triple G”). Triple G, under the Non-Exclusive Agreement #2, markets Global Med’s SafeTrace Tx products on a preferred basis. Global Med will pay to Triple G a commission based on a percentage of the software license fee that Triple G facilitates through their marketing efforts. This agreement was automatically renewed and is still in effect.

     National Jewish Medical and Research Center. Global Med, through its PeopleMed subsidiary, entered into a development and non-exclusive Marketing Agreement with National Jewish Medical and Research Center (“National Jewish”). Under the terms of this agreement, Global Med will pay National Jewish a royalty for all sales of PeopleMed’s products that use National Jewish’s protocols. In addition, in February 2002, PeopleMed signed a Sales and Marketing Agreement with National Jewish, whereby National Jewish will be paid a commission for sales of PeopleMed’s products facilitated by National Jewish. The initial term of this agreement expired and this agreement has been automatically renewed. During the term of this agreement, there have been no royalties paid to National Jewish.

     Cardiovascular Disease Management, LLC. Global Med, through its PeopleMed subsidiary, entered into a development and non-exclusive marketing agreement with Cardiovascular Disease Management (“CVDM”). Under the terms of this agreement, Global Med will pay CVDM a royalty for all sales of PeopleMed’s products that use CVDM’s protocols. During the term of this agreement, there have been no royalties paid to CVDM.

     Misys Hospital Systems, Inc. Global Med entered into a non-exclusive marketing and support agreement with Misys Hospital Systems, Inc. (“Misys”). In the Agreement, Global Med granted to Misys the non-exclusive and non-transferable worldwide rights, excluding the African continent and the following countries; India, Indonesia, Bangladesh, Burma, Cambodia, Laos, Malaysia, Mongolia, Nepal, North Korea, Philippines, Singapore, Shri Lanka, South Korea, Taiwan, Thailand, Vietnam, China (including Hong Kong and Macau); non-exclusive and non-transferable right to market, promote, endorse and assist Wyndgate in the sale and license of its blood donor product, SafeTrace, to Misys clients. Global Med maintains all responsibilities for the licensure, delivery, installation, warranty or support between Wyndgate and the Licensee for all contracts facilitated under the terms of this agreement. Global Med will pay a commission to Misys based on the software license fee for each sale Misys has facilitated. This agreement was automatically renewed and is still in effect. During the term of this agreement, there have been no royalties paid to Misys.

     McKesson Information Solutions LLC. Global Med entered into a Value Added Marketing Agreement (“McKesson Agreement”) with McKesson Information Solutions LLC, a division of McKesson Corporation, to provide Wyndgate’s SafeTrace Tx (the “Software”) advanced transfusion management system as Horizon Blood Bank™, as a privately-labeled (“OEM”) module to be separately licensed with McKesson’s Horizon Lab™ solution. Horizon Blood Bank serves as a tool to help organizations improve patient safety by automating the management and tracking patient transfusion services. McKesson Information Solution’s products are in use in over 2 thousand hospitals throughout the United States.

     The McKesson Agreement grants McKesson the right to privately brand SafeTrace Tx in the United States, Canada, and Mexico. The McKesson Agreement also grants McKesson rights to market the Software to McKesson’s hospital information system, clinical systems and ancillary systems customers. This Agreement does not prevent Wyndgate from pursing sales opportunities through its existing channel partner base as provided and/or required by those agreements. Wyndgate is not required and will not inform McKesson of the opportunities brought to Wyndgate by its channel partners.

     The McKesson Agreement requires Wyndgate and McKesson to integrate certain aspects of their respective software products. Wyndgate and McKesson have agreed that certain aspects of their joint software development will be unique to one another, and not available to any other channel partner or non-McKesson customers. In light of these grants of exclusivity, McKesson has agreed to certain revenue commitments in order to maintain their marketing rights in terms of the increased software product functionality. The revenue commitments include software license fees, implementation services fees, and maintenance fees.

     In the event that McKesson is unable to meet certain revenue commitments, McKesson has the right to purchase prepaid license fees from Wyndgate in order to maintain its marketing rights. In the McKesson Agreement, Wyndgate has agreed to notify McKesson, as soon as reasonably possible, if any entity makes a proposal to acquire a majority share in, or full ownership of, Global Med or the Software. McKesson would have the right within ten (10) days to also make an offer after receipt of such notice. Global Med has no obligation to accept such offer. The McKesson Agreement grants McKesson the right to participate in meetings that relate to future development of the Software. Wyndgate is required to provide frequent and timely communications on the path of the Software. Wyndgate and McKesson have agreed to certain enhancements to the Software. The McKesson Agreement provides for McKesson to pay Wyndgate certain fees for the licensing of the Software, performance of implementation and maintenance services by Wyndgate for McKesson’s customers using the Software.

     Certain terms of the McKesson Agreement are not provided because they are proprietary in nature and are subject to confidentiality and non-disclosure provisions under the Agreement.

     Paratech, LLC. Global Med, through its PeopleMed subsidiary, entered into a non-exclusive marketing agreement with Paratech, LLC. (“Paratech”). Under the terms of this agreement, Global Med will pay Paratech a commission for sales of PeopleMed’s products they facilitate.

Government Approval And Regulation

     The FDA requires all blood tracking application software vendors to submit a 510(k) application for review. The application process for FDA review and compliance with FDA guidelines relates to computer software products regulated as medical devices. The FDA considers software products intended for the following to be medical devices: (i) use in the manufacture of blood and blood components; or (ii) maintenance of data used to evaluate the suitability of donors and the release of blood or blood components for transfusion or further manufacturing. As medical device manufacturers, Global Med and its competitors are required to register with the Center for Biologics Evaluation and Research (“CBER”), list their medical devices, and submit a pre-market notification or application for pre-market review. In April 1997, Global Med’s Wyndgate division received notification from the FDA of its finding of “substantial equivalence” of SafeTrace. This determination provides a 510(k) clearance and permits Global Med to continue to market SafeTrace. On January 29, 1999, the 510(k) clearance was received for SafeTrace Tx.

     Global Med’s products and services are subject to regulations adopted by governmental authorities, including the FDA, which governs blood center computer software products regulated as medical devices. Global Med is also required to follow applicable Quality System Regulations (“QSR”) of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including International Standards Organization (“ISO”) 9001 standards. In 1996 Congress passed legislation that impacted the healthcare information management. The Healthcare Information Portability and Accountability Act (“HIPAA”) requires the Department of Health and Human Services (HHS) to enact standards for information sharing, security and patient confidentiality. Although HHS has not issued clarification on many of the topics under HIPAA, Global Med believes these regulations will have an important impact on requiring advanced management information systems that will enable various healthcare organizations to comply with emerging requirements.

     HIPAA contains provisions regarding the confidentiality and security of patient medical record information. Standards for the electronic handling of health data and security of patient information became effective in 2000. This legislation requires the Secretary of Health and Human Services, or HHS, to (a) adopt national standards for electronic health information transactions, (b) adopt standards to ensure the integrity and confidentiality of health information, and (c) establish a schedule for implementing national health data privacy legislation or regulations. The standards and legislation will impact the customers’ ability to obtain, use or disseminate patient information, which will extend to their use of Global Med’s products. Global Med believes that the proposed standards issued to date would not materially affect the business of Global Med. Global Med cannot determine the potential impact of the standards that might finally be adopted.

Financing Agreements With Related Parties

     Pursuant to a Stock Purchase Agreement between the Company and GMIL, dated as of December 16, 2005, the Company paid off the outstanding debt in the amount of $529 thousand and all accrued interest in the amount of $86 thousand it owed GMIL. In addition, on December 16, the Company redeemed the $3.5 million Series AA Preferred Stock held by GMIL in the amount of $3.5 million and paid all of the accrued dividends in the amount of $226 thousand. As a result, all of the Company’s financing obligations to GMIL have been paid off or redeemed.

Debt Conversion

     Pursuant to a Loan Restructuring and Restatement Agreement between Global Med and eBanker of which GMIL is a subsidiary, dated November 19, 2000, as amended (the “Agreement”), Global Med was required to repay $3.829 million, which amount included all principal, interest and other charges due under the Agreement (except for $96 thousand in extension interest payments and accrued interest thereon due on July 1, 2004), on or before March 1, 2004. By an Assignment dated July 4, 2002, eBanker assigned the Agreement to Global Med International Holdings Limited (“GMIHL”), a subsidiary of eBanker and parent company of GMIL. By an Assignment dated July 4, 2002, GMIHL assigned the Agreement to GMIL. By an Assignment dated October 28, 2002, GMIL assigned the Agreement to GMCAL, a subsidiary of GMIL. By an Assignment dated September 19, 2003, GMCAL assigned the Agreement to GMIL. Pursuant to a Loan and Promissory Note between Global Med and GMIHL dated June 18, 2002, as previously amended (the “Note”), Global Med was required to repay GMIHL $200 thousand, which amount included all principal, interest and other charges due under the Note (except for $12 thousand in extension interest payments due on July 1, 2004), on or before March 1, 2004. GMIHL has assigned the Note to GMIL. The total debt owed by Global Med to GMIL under the Agreement and the Note (except for the $96 thousand in extension interest payments and accrued interest thereon due on July 1, 2004 and the $12 thousand in extension interest payments due on July 1, 2004, referenced above) (the “Debt”) was $4.029 million at December 31, 2003.

     On April 14, 2004, GMIL and Global Med amended their existing financing agreements and entered into an agreement to combine the outstanding $3.829 million and $200 thousand debt agreements. The combined loan of $4.029 million was then separated into two parts: $529 thousand was converted into debt (“Remaining Debt”) and $3.5 million was converted into $1 par value Series AA Convertible Redeemable Preferred Stock (“Preferred Stock”). (See note 6 of the financial statements for further discussion of the preferred stock. ) The due date of the Remaining Debt is March 1, 2006. The interest rate on the Remaining Debt is 15% per year and interest on this debt is due and payable quarterly on March 1, June 1, September 1, and December 1 of each year until the Remaining Debt is paid in full. The Remaining Debt is secured by all of Global Med’s assets and is subject to the outstanding terms of November 19, 2000 financing agreement (“Loan Agreement”). As of April 14, 2004, Global Med had paid GMIL $287 thousand of the $287 thousand extension fee. At December 31, 2004, principal of $529 thousand and accrued interest of $69 thousand was outstanding under the terms of the Remaining Debt agreement.

     Under the terms of the Remaining Debt and Preferred Stock Agreements, the personal guaranty of Dr. Michael I. Ruxin, the Company’s Chairman and CEO, remains in effect until both the Preferred Stock and Remaining Debt and any related dividends or interest, respectively, are paid. Unless Global Med is in default of the Remaining Debt or Preferred Stock agreements, Dr. Ruxin’s personal guaranty is limited to the debt and related interest and will not exceed $650 thousand and will remain in effect until the total Remaining Debt has been fully paid or satisfied. The agreements also contain the following provisions:

°	Global Med agrees to register with the SEC all unregistered Global Med shares and shares underlying derivatives regardless of the owner of the shares.

°	Registration of all Global Med Shares will be maintained and not allowed to lapse.

°	Remaining Debt and Preferred Stock are not satisfied unless eliminated.

°	Any future restructuring of the Remaining Debt or Preferred Stock is not a satisfaction of the Remaining Debt or Preferred Stock unless specified in writing by GMIL.

°	While any of the Remaining Debt or Preferred Stock is outstanding, the Company has agreed not to incur any debt in excess of $100 thousand without the written consent of GMIL.

     As part of these agreements, Global Med agreed to indemnify GMIL and its affiliates, including but not limited to GMCAL, GMIHL, eBanker, Online Credit Limited, Heng Fung Singapore Ltd., and China Credit, and their employees, officers, directors, and agents for any legal proceeding that results or stems from GMIL’s conversion of this debt to Preferred Stock.

     In conjunction with the signing of the Remaining Debt and the Preferred Stock Agreement, these agreements preserved the right of GMIL to appoint 5 of 9 members of Global Med’s Board of Directors until the Remaining Debt and Preferred Stock have been satisfied. Further, GMIL shall have the right to select a replacement director for any member of the Borrower’s Board of Directors that was selected by Lender who resigned or otherwise fails to serve as a director. Global Med agrees not to increase the number of directors above nine except with GMIL’s written consent. If Global Med defaults on the repayment of any amount borrowed under the financing agreements initiated with eBanker, all of the Board of Directors of Global Med will be required to resign and GMIL will have the right to appoint all new members.

     As of December 16, 2005, Dr. Ruxin’s personal guarantee of $650 thousand plus pro rata interest of the outstanding loan balance with GMIL, originally associated with the November 19, 2000 eBanker Loan Agreement was terminated as a result of repayment of the debt and all outstanding interest to GMIL. The personal guarantee was limited to certain of Dr. Ruxin’s assets.

     Series BB Preferred Stock. As of February 28, 2004, Dr. Ruxin had 1,692 hours of accrued vacation and sick time with a book value, collectively, of approximately $224 thousand (the “Accrued PTO”). In addition, Dr. Ruxin had approximately $60 thousand of accrued wages. Dr. Ruxin agreed to convert the Accrued PTO and accrued wages with a combined book value of $284 thousand into 675,386 shares of Series BB Preferred Stock. The Series BB Preferred Stock had the following terms:

°

The Series BB Preferred Stock was convertible, at the option of the holder thereof, at any time, in whole or in part, after the closing market price for Global Med’s common stock for any day reaches $0.75 per share or more (regardless of whether the closing market price subsequently declines to below $0.75 per share), upon written notice to Global Med, at the rate of one (1) share of common stock per share of Series BB Preferred Stock.

°

The Series BB Preferred Stock was junior to the Series AA Preferred Stock and senior to Global Med’s common stock and all other existing or future series of preferred stock and will have a liquidation preference of $0.42 per share. The Series BB Preferred Stock did not have voting rights.

In December 2004, the Series BB Preferred Stock was converted into common stock.

Employees

     As of January 17, 2006, Global Med had 74 full-time employees, consisting of 2 employees in the corporate offices in Lakewood, Colorado and 46 at Wyndgate’s offices near Sacramento, California and the remainder are spread throughout the United States. Global Med has employment agreements with certain personnel. Global Med’s employees are not represented by a labor union or subject to collective bargaining agreements. Global Med has never experienced a work stoppage and believes that its employee relations are satisfactory. During the years ended December 31, 2004 and 2003, Global Med had customers located in numerous locations across the United States and Puerto Rico and sales are not concentrated in any geographic or economic region. PeopleMed’s customer is located in the State of Colorado. For the year ended December 31, 2004, Global Med continued to recognize revenues from the geographic areas above, but recognized approximately 5% of its revenues from international customers. The results for the two years ended December 31, 2004 may not be indicative of the current or future operations.

     Our common stock is currently trading on the OTC Bulletin Board. OTC Bulletin Board stocks are not required to send annual reports directly to their shareholders. Our shareholders have direct electronic access to all of our SEC filings via our website at www.globalmedtech.com or via the SEC website at www.sec.gov. Global Med does send proxy filings to our shareholders as matters are voted on by all of our shareholders. When Global Med does send information to its shareholders that relates to our annual or interim results, this annual financial information does contain audited information on which an opinion has been issued or interim information that has been reviewed.

Legal Proceedings

     In September 2002, Global Med filed a lawsuit against Donnie L. Jackson, Jr., Global Med’s former Vice President of Sales and Marketing. Global Med alleges, among other things, that prior to his resignation in July 2002 Mr. Jackson misappropriated certain trade secrets of Global Med. After leaving Global Med, Mr. Jackson became a management employee of one of Global Med’s competitors. On March 30, 2005, the Superior Court of the State of California in and for the County of El Dorado granted the motion for summary judgment for Donnie L. Jackson, Jr. and ordered the Company to pay approximately $655 thousand for attorneys’ fees. On September 1, 2005, the Company deposited $1.004 million with the Superior Court in the State of California in the County of El Dorado. The $1.004 million was classified “Escrow deposits” on the Company’s balance sheet as of September 30, 2005 and had not been expensed. Subsequent to the issuance of the financial statements for the period ended September 30, 2005 on Form 10-QSB, the Company received external evidence that necessitated creating a reserve for the entire $1.004 million in Escrow Deposits. This reserve will be expensed in the fourth quarter of 2005 and will have a material impact on the financial statements of the Company.

MANAGEMENT

     Our directors and executive officers and their ages as of the date of this prospectus are as follows:

Name	Age	Position	Officer or Director Since
Michael I. Ruxin, M.D	59	Chairman of the Board and
		Chief Executive Officer and Principal Financial and
		Accounting Officer	1989

Gerald F. Willman, Jr.	47	Director and Senior Vice
		President of International Business Development
		for Wyndgate Technologies	1995

Thomas F. Marcinek	52	President and Chief Operating
		Officer	1998

     The following individuals resigned as directors of the Company on December 16, 2005 as part of the Company’s repurchase of securities of the Company owned by GMIL: Fai H. Chan, Kwok Jen Fong, Gary L. Cook, Jr., Tony T.W. Chan, Robert H. Trapp, and David T. Chen.

     The Company is in the process of nominating three or more new directors.

     The directors of Global Med are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of Global Med are elected by the Board of Directors and hold office until their successors are elected and qualified.

     The following sets forth biographical information concerning Global Med’s directors and executive officers for at least the past five years. All of the following persons who are executive officers of Global Med are full time employees of Global Med.

     Michael I. Ruxin, M.D., the founder of Global Med, has been an officer and director of Global Med since its incorporation in 1989 and is currently the Chairman and Chief Executive Officer of Global Med. Dr. Ruxin received a B.A. degree from the University of Pittsburgh and a M.D. degree from the University of Southern California. Dr. Ruxin is a licensed physician in California and Colorado.

     Gerald F. Willman, Jr. has been a Director of and is now the Senior Vice President of International Business Development for Wyndgate Technologies. Mr. Willman has been a Vice President of the Wyndgate division since May 1995 and Chief Financial Officer from April through August 1998. Mr. Willman was director and then a Vice President of The Wyndgate Group, Ltd., from 1984 to 1995 and was responsible for the overall design and development of the products developed by The Wyndgate Group, Ltd., including research of new technologies. Prior to his employment at The Wyndgate Group, Ltd., he was employed as a development team leader at Systems Research, Inc. Mr. Willman received a B.S. degree from Hampden Sydney College and M.B.A. degree from National University.

     Thomas F. Marcinek, has been the President and Chief Operating Officer since March 1998, and was the President of the Data Technologies Group, a division of Henry Schein, Inc., Melville, New York. Mr. Marcinek was the president and owner of a practice management software consulting firm prior to joining Global Med. Mr. Marcinek received his BA Degree in Management with Honors from St. Mary’s College of California and has nearly two decades’ experience as an MIS specialist.

Involvement In Certain Legal Proceedings

     In September 2002, Global Med filed a lawsuit against Donnie L. Jackson, Jr., Global Med’s former Vice President of Sales and Marketing. Global Med alleges, among other things, that prior to his resignation in July 2002 Mr. Jackson misappropriated certain trade secrets of Global Med. After leaving Global Med, Mr. Jackson became a management employee of one of Global Med’s competitors. On March 30, 2005, the Superior Court of the State of California in and for the County of El Dorado granted the motion for summary judgment for Donnie L. Jackson, Jr. and ordered the Company to pay approximately $655 thousand for attorneys’ fees. On September 1, 2005, the Company deposited $1.004 million with the Superior Court in the State of California in the County of El Dorado. The $1.004 million was classified “Escrow deposits” on the Company’s balance sheets as of September 30, 2005 and had not been expensed. Subsequent to the issuance of the financial statements for the period ended September 30, 2005 on Form 10-QSB, the Company received external evidence that necessitated creating a reserve for the entire $1.004 million in Escrow Deposits. This reserve will be expensed in the fourth quarter of 2005 and will have a material impact on the financial statements of the Company.

Audit Committee

     In February 2004, Gary Cook, a director of the Company and the former Acting Principal Financial Officer and Treasurer of the Company, replaced Michael I. Ruxin, the Company’s CEO and Chairman, as the Chairman of the Audit Committee. The remaining members of the Audit Committee are Robert H. Trapp and Kwok Jen Fong. The audit committee met once in 2003 and 2004. The Audit Committee also reviewed and approved in writing the filing of each Form 10-QSB during 2005. Mr. Cook is considered a financial expert. None of the Audit Committee’s members are considered independent.

     All of the audit committee members resigned their positions as audit committee members and as members of the Company’s Board of Directors on December 16, 2005 in conjunction with the Company’s repurchase of GMIL’s securities and repayment of the debt due to GMIL. The Company is currently performing a search for audit committee members to fill these vacancies.

Compliance With Section 16(a) Of The Exchange Act

     Based on information provided to the Company, it is believed that all of the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock were in compliance with Section 16(a) of the Exchange Act of 1934 during the last fiscal year. During the year ended December 31, 2004, all of the Company’s directors, executive officers and Company’s common stock were in compliance with section 16(a) of the Exchange Act of 1934, except as follows: in June 2002, eBanker transferred its interest in Global Med to Global Med International Limited (“GMIL”).

     Gary Cook failed to file a Form 4 with respect to one transaction, and was late in filing a Form 5 with respect to the same transaction; Online Credit Ltd. was late in filing a Form 4 with respect to one transaction; Futuristic Image Builder Limited, Heng Fung Finance Limited (and its subsidiaries and affiliates that beneficially own shares of the Company’s common stock), Robert Trapp, Tony Chan and Fai Chan each failed to file a Form 5. Michael I. Ruxin, Gerald Willman, and Tom Marcinek, all failed to timely file Form 4s with respect to the receipt of stock options. Michael I. Ruxin failed to timely file a Form 4 with respect to the purchase of common shares.

Code of Ethics

     The Company has a code of ethics that has been approved by the Board of Directors. The Code of Ethics was filed as an exhibit to the Company’s Form S-1 that was filed on December 6, 2004. The Code of Ethics was filed as Exhibit 10.72 to the Form S-1.

Directors

     Compensation of Directors

     Our Board of Directors consists of nine seats. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors. Dr. Michael Ruxin is also an executive officer of Global Med.

     Standard Arrangements. In April 2004, the Board of Directors of Global Med approved a resolution authorizing that non-employee members of Global Med’s Board of Directors be compensated in their capacities as board members at a rate of $500 per board meeting attended. The employees of Global Med that serve on the Board of Directors are not compensated in their capacity as board members. Global Med reimburses all of its officers, directors and employees for accountable expenses incurred on behalf of Global Med.

     Other Arrangements. During 2000, Global Med also authorized the issuance of 35 thousand common shares to a director in his capacity as acting Principal Financial and Accounting Officer and Treasurer. All of the 35 thousand authorized shares have been issued as of January 31, 2005. These shares were valued at $37 thousand, and $7 thousand in compensation expense was recognized during 2004 related to these shares. Global Med has no other arrangements pursuant to which any director of Global Med was compensated during the year ended December 31, 2004 for services as a director.

     Resignation of Directors. On December 16, 2005, in conjunction with GMIL’s sale of their ownership interest in the Company, and the repayment of the Company’s outstanding debt with GMIL and redemption of the outstanding Series A Preferred Stock held by GMIL, all six members of the Company’s Board of Directors appointed by GMIL resigned. The resigning members of the Board of Directors were: Gary Cook, Fai Chan, Tony Chan, Kwok Jen Fong, David Chen, and Robert Trapp. The Company is currently performing a search to select three new members of the board of directors.

   Executive Compensation

The following table sets forth compensation for the fiscal years ended December 31, 2004, 2003 and 2002 for our executive officers:

	Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonuses ($)	Restricted Stock Awards	Options & SARs	All Other Compensation
Michael I. Ruxin,	2004	$ 275,000	--	--	--	$51,949	(1)
Chairman and CEO	2003	259,711	--	--	--	14,371	(2)
	2002	272,921	--	--	500,000	15,988	(3)
Thomas F. Marcinek,	2004	175,000	--	--	--	5,400	(4)
President and COO	2003	175,000	--	--	--	5,400	(4)
	2002	185,884	--	--	500,000	5,400	(4)
Gerald F. Willman, Jr	2004	110,385	--	--	--	--
Director and	2003	105,000	--	--	--	--
Senior Vice President	2002	105,000	--	--	150,000	--
of International Business
Development for
Wyndgate Technologies

___________________

(1)

Dr Ruxin was issued Series BB Preferred Stock valued at $35,120. See Note 6 of the financial statements. Dr. Ruxin also received $5,912 per annum in life insurance premiums and an annual car allowance of $10,917.

(2)	Dr. Ruxin received $5,912 per annum in life insurance premiums and an annual car allowance of $8,459.

(3)	Dr. Ruxin received $5,912 per annum in life insurance premiums and an annual car allowance of $10,076.

(4)	Mr. Marcinek received a $5,400 per year car allowance during 2004, 2003, and 2002.

Aggregated Options/SAR Exercises
In Last Fiscal Year And
Fiscal Year End Options/SAR Values(1)

Name	Shares Acquired on Exercise	Realized	Number of Unexercised Options at December 31, 2004 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at year-end ($) Exercisable/ Unexercisable(1)
Michael I. Ruxin	--	--	2,450,000 / 300,000	$1,008,000 /$147,000
Thomas F. Marcinek	--	--	1,200,000 / 300,000	513,000 / 147,000
Gerald F. Willman	--	--	210,000 / 90,000	77,400 / 44,100

No options were exercised during 2004 by the Company’s executive officers.
_________________

(1)   Based on the closing bid price of the Company’s Stock of $1.07 per share on December 31, 2004.

Stock Option Plans And Other Issuances

     In the second quarter of 2001, Global Med adopted the 2001 Stock Option Plan (“2001 Plan”). The 2001 Plan provided for the issuance of options to purchase up to 15 million registered shares of common stock to employees, officers, directors and consultants of Global Med. Options may be granted as incentive stock options or as nonqualified stock options. Only employees of Global Med are eligible to receive Incentive Options. The 2001 Plan expires on December 28, 2010. In June 2003, the Board of Directors of Global Med approved a change in the 2001 Plan. The Board of Directors of Global Med authorized an amendment to the 2001 Plan reducing the number of common shares reserved and authorized for issuance by 5 million. Effective in June 2003, the total number of common shares approved for issuance under the 2001 Plan as authorized by the Board was reduced from 15 million to 10 million. Global Med filed an amendment to the existing S-8 registration statement for the 2001 Plan to effect this change on May 20, 2004. As of September 30, 2005, options to purchase 3.029 million shares of Global Med’s common stock at a weighted average exercise price of $0.66 per share were outstanding under the 2001 Plan, of which 1.265 million options to purchase shares were exercisable at December 31, 2004. Options granted under the Plan vest on a straight-line basis, based on schedules as determined by the Board of Directors upon grant and generally expire 10 years after grant. During the year ended December 31, 2004, Global Med issued 200 thousand stock options under the 2001 Plan. On December 16, 2005, the Company issued 2.881 million options under the Company’s 2001 Plan to certain employees and consultants of the Company. These options are not included in the totals above. Of the options issued on December 16, 2005, 1.945 million vested immediately and the remaining 936 thousand vest ratably over nine years.

     In June 2003, Global Med’s Board of Directors approved the 2003 Stock Option Plan (“2003 Plan”). The 2003 Plan provides for the issuance of stock options exercisable to purchase up to 5 million shares of Global Med’s common stock to employees, officers, directors and consultants. The Board of Directors also approved the inclusion of options to purchase approximately 4.707 million shares under the 2003 Plan that were issued to such persons prior to the adoption of the 2003 Plan and lacked registration rights. Global Med filed an S-8 registration statement to register the 5 million shares issuable under the 2003 Plan on May 20, 2004. The range of the exercise prices of the 4.707 million options is $0.45 to $1.50 per share. The weighted- average exercise price of these options is $0.68 per share. As of September 30, 2005, there were 4.525 million options exercisable under the 2003 Plan.

     The Second Amended and Restated Stock Option Plan (Plan) provides for the issuance of options to purchase up to 2.2 million registered shares of common stock to employees, officers, directors and consultants of Global Med. Options may be granted as incentive stock or as nonqualified stock options. Only employees of Global Med are eligible to receive Incentive Options. As of May 31, 2000, options could no longer be issued under this Plan. As of September 30, 2005, options to purchase 1.137 million shares of Global Med’s common stock at a weighted average exercise price of $1.19 per share were outstanding under the Plan, of which 1.137 million options to purchase shares were exercisable at September 30, 2005.

     Global Med also periodically grants options to purchase shares of registered common stock. The shares underlying these options are not registered under the 1933 Act. As of September 30, 2005, there were outstanding options to purchase 385 thousand shares of common stock at a weighted-average exercise price of $1.84 per share through September 30, 2005, of which 212 thousand were exercisable at December 31, 2004.

     In February of 2005, the Company’s Board of Directors approved documentation changes related to option grants to certain employees and a director that occurred in December of 1999 and June of 2000. The Board of Directors determined that the term of the options as originally granted, five years, was documented incorrectly and should have been ten years. This determination was based on the fact that the five year term was inconsistent with the Company’s defacto policies and practices at the time to grant ten year options to directors and employees. As the Company views this Board action as a correction of a documentation deficiency, the Company has no plans to recognize compensation expense associated with this documentation correction.

Employment Agreements

     On November 1, 2002, the Company entered into an Employment Agreement with Dr. Ruxin for a period of five years commencing August 1, 2003 and ending August 1, 2008. Dr. Ruxin’s salary shall be reviewed on an annual basis and if his performance is deemed satisfactory, he shall receive a minimum 7.5% cost of living increase, plus any other increase which may be determined from time to time at the discretion of the Company’s Board of Directors. In addition, Dr. Ruxin shall be eligible for a performance increase. Pursuant to Dr. Ruxin’s Employment Agreement, the Company authorized the issuance to Dr. Ruxin of 500 thousand total incentive stock options and nonqualified stock options to purchase an aggregate of 500 thousand shares of the Company’s common stock. All of these options are now exercisable. The stock option exercise price shall be $0.58, which is the closing price on the execution of Dr. Ruxin’s Employment Agreement. Following the termination of this Agreement by the Employer for any reason other than Cause, Death, or the temporary or permanent disability of Employee, the Employee shall be entitled to compensation and benefits for twenty-four (24) months following the date of termination or the remainder of the contract, whichever is less. On December 16, 2005, the Company issued Dr. Ruxin 250 thousand options at an exercise price of $1.15 per share, the fair market value on the date of grant, all of which vested immediately.

     Dr. Ruxin may terminate his employment with the Company upon the occurrence of any of the following events followed by written notice from the employee to the employer: the sale by Employer of substantially all of its assets; a decision by Employer to terminate its business and liquidate its assets; the merger or consolidation of Employer with another entity or an agreement to such a merger or consolidation or any other type of reorganization; employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, there are material reductions in Employee’s duties and responsibilities without his written consent or a demotion from the position of President; termination by the Company of employee’s employment with the Company for any reason other than cause, or a five percent reduction in Employee’s base compensation (not including bonus).

     On November 4, 2002, the Company entered into an Employment Agreement with Thomas F. Marcinek for a period of five years commencing November 2, 2003 and ending November 2, 2008. Mr. Marcinek’s salary shall be reviewed on an annual basis and if his performance is deemed satisfactory, he may receive a minimum 7.5% cost of living increase, plus any other increase which may be determined from time to time at the discretion of the Company’s Board of Directors. In addition, Mr. Marcinek shall be eligible for a performance increase. Following the termination of this Agreement by the Employer for any reason other than Cause, Death, or the temporary or permanent disability of Employee, the Employee shall be entitled to compensation and benefits for twenty-four (24) months following the date of termination or the remainder of the contract, whichever is less.

     Pursuant to Mr. Marcinek’s Employment Agreement, the Company authorized the issuance to Mr. Marcinek of 500 thousand total incentive stock options and nonqualified stock options to purchase an aggregate of 500 thousand shares of the Company’s common stock. All of these options are now exercisable. The stock option exercise price shall be $0.58, which is the closing price on the execution of Mr. Marcinek’s Employment Agreement. On December 16, 2005, the Company issued Mr. Marcinek 250 thousand options at an exercise price of $1.15 per share, the fair market value on the date of grant, all of which vested immediately.

     On October 31, 2002, the Company entered into an Employment Agreement with Mr. Willman for a period commencing July 1, 2004 and ending November 1, 2008. Mr. Willman’s salary shall be reviewed on an annual basis and if his performance is deemed satisfactory, his salary may be increased at least in an amount equal to the cost of living increase for the prior year, providing that at least one other senior management’s salary (CEO or COO) is increased by a similar cost of living raise. In addition, Mr. Willman shall be eligible for a performance increase. Pursuant to Mr. Willman’s employment agreement, the Company authorized the issuance to Mr. Willman of 150 thousand incentive stock options to purchase an aggregate of 150 thousand shares of the Company’s common stock. All of these options are now exercisable. The stock option price shall be $0.58, which was the closing price on October 31, 2002, the execution of Mr. Willman’s employment agreement. Mr. Willman may terminate his employment with the Company under the same circumstances as set forth in Dr. Ruxin’s employment agreement. On December 16, 2005, the Company issued Mr. Willman 200 thousand options at an exercise price of $1.15 per share, the fair market value on the date of grant, all of which vested immediately.

     Following the termination of the agreement by the Company for any reason other than cause, death, or the temporary or permanent disability, Mr. Willman shall be entitled to compensation and benefits for nine (9) months following the date of termination or the remainder of the agreement, whichever is less.

     During 1999, the Board of Directors approved bonuses for Dr. Ruxin and Mr. Marcinek in amounts of $50 thousand and $25 thousand respectively, payable when the Company has achieved positive cash flow from operations and subject to the approval of the Board of Directors. As of December 31, 2005, these bonuses have been approved by the Company’s Board of Directors for payment.

     The Board of Directors authorized that $50 thousand be paid to Dr. Ruxin and $25 thousand be paid to Mr. Marcinek of the accrued salaries due them. During 2002, Dr. Ruxin was paid approximately $23 thousand of the accrued salary increase due him and Mr. Marcinek was paid approximately $11 thousand of the accrued salary due him. As of December 31, 2002, the Company had paid Dr. Ruxin $50 thousand and Mr. Marcinek $25 thousand of the salary increases due them.

     On April 14, 2004, the Dr. Ruxin agreed to convert outstanding accrued vacation and accrued wages as of February 29, 2004, with a book value of approximately $284 thousand into approximately 675 thousand shares of Series BB Preferred Stock. The Series BB Preferred Stock was converted into Common Stock in December 2004. See the accompanying financial statements for further discussion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Board of Directors of the Company has adopted resolutions that no business transaction, loan or advance will be made by the Company to any officer, director or holder of more than 5% of the Company’s common stock, or any affiliate thereof, unless it has been established that a bona fide business purpose exists, that all future transactions between the Company and its officers, directors, or principal shareholders, or any affiliate of any of such person, must be approved or ratified by a majority of the disinterested directors of the Company, and the terms of such transaction must be no less favorable to the Company than could have been realized by the Company in an arms-length transaction with an unaffiliated person. The Company believes that all ongoing transactions with the Company’s affiliates are on terms no less favorable than could be obtained from unaffiliated third parties.

     The Board of Directors of the Company adopted a resolution in July 1996 that provides that the areas of business in which the Company shall be interested for the purpose of the doctrine of corporate opportunities shall be the business of information management software products and services. Any business opportunity which falls within such areas of interest must be brought to the attention of the Company for acceptance or rejection prior to any officer or director of the Company taking advantage of such opportunity. Any business opportunity outside such areas of interest may be entered into by any officer or director of the Company without the officer or director first offering the business opportunity to the Company.

     As of December 16, 2005, Dr. Ruxin’s personal guarantee of $650 thousand plus pro rata interest of the outstanding loan balance with GMIL, originally associated with the November 19, 2000 eBanker Loan Agreement was terminated as a result of repayment of the debt and all outstanding interest to GMIL. The personal guarantee was limited to certain of Dr. Ruxin’s assets.

     Pursuant to a Stock Purchase Agreement, dated as of December 16, 2005 between the Company and GMIL, the Company’s outstanding debt with GMIL in the amount of $528,700, the outstanding Series A Preferred Stock in the amount of $3.5 million, outstanding common shares numbering 4.350 million and the outstanding warrants to purchase 11,186,430 shares of common stock were paid off, redeemed, or repurchased, respectively, for $8 million. In addition, the investors purchases 6.350 million common shares from GMIL directly. In addition all of the six members of the Company’s Board of Directors nominated by GMIL resigned. As a result of the above, GMIL is no longer a considered a related party of the Company.

     As of December 31, 2002, the Company’s Board of Directors had approved borrowings to a related party totaling $370 thousand. During the year ended December 31, 2002, the Company’s Notes Receivable, related party balance, increased $290 thousand to a total of $370 thousand as a result of funds advanced in the form of promissory notes to this entity controlled by a, now formerly, director of the Company, Jeff Busch. The notes bear interest at 12% per year and mature in 2006. During the year ended December 31, 2001, the Company had lent $80 thousand to this entity. In addition, the CEO and Chairman of Global Med, Michael I. Ruxin, was also on the board of directors of this entity controlled by Jeff Busch. Dr. Ruxin resigned as a director of the related entity effective December 12, 2002. Jeff Busch resigned his position as a director of the Company and PeopleMed effective December 12, 2002. As a result, Jeff Busch and the entity controlled by Jeff Busch are no longer related parties of the Company. On March 10, 2003 the Company’s Board of Directors approved and subsequently funded additional borrowings to this entity controlled by Jeff Busch in the amount of $30 thousand.

     As of December 16, 2005, in conjunction with the Company’s repayment of its outstanding debt and the redemption of the Series AA Convertible Preferred Stock, the Company terminated its relationship with eVision and paid them $45 thousand for all accrued services dating back to February of 2002. For the nine months ended September 30, 2005, the Company recognized $9 thousand in expenses related to the services provided by eVision. During 2004 and 2003, eVision provided the Company with various accounting services. The Company recognized $21 thousand and $48 thousand, in general and administrative expenses related to these services. During 2004 and 2003, the Company incurred $229 thousand and $508 thousand, respectively, in interest charges from debt originally financed by eBanker, and subsequently transferred to GMCAL and then GMIL. eBanker, GMCAL, and GMIL are entities that are controlled by China Credit. Global Med International Holdings Limited (“GMIHL”) is a subsidiary of eBanker. The Company incurred $0 and $24 in interest charges from GMIHL during 2004 and 2003, respectively. During the nine months ended September 30, 2005, the Company incurred charges of $9 thousand for services provided by eVision. The Company also incurred interest charges of $60 thousand from GMIL during this same period.

PRINCIPAL SHAREHOLDERS

     The following table presents certain information regarding the beneficial ownership of all shares of common stock at January 17, 2006 for each executive officer and director of our company and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the January 17, 2006 common shares outstanding at January 17, 2006 and ownership by these persons of options or warrants exercisable within 60 days of such date. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of our common stock at January 17, 2006as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.

				Amount and Nature of Beneficial Ownership(1)
Name and Address	Position With Company	Shares of Common Stock		Percent of Common Stock Out- Standing	Shares Underlying Derivative Securities(8)		Combined Shares of Common Stock and Shares Underlying Derivative Securities	Combined Percent of Common Stock
Michael I. Ruxin, M.D	Chairman of	932,148		4.1%	3,000,000		3,932,148	15.1%
12600 W. Colfax	the Board and
Suite C-420	Chief
Lakewood, CO 80215	Executive
	Officer and
	Director and
	Acting
	Principal
	Accounting and
	Financial
	Officer
Thomas F. Marcinek	President and	20,500		0.1%	1,750,000		1,770,500	7.2%
4925 Robert J. Mathews	Chief
Parkway, Suite 100	Operating
El Dorado Hills, CA 95762	Officer
Kim Geist	Secretary	-0-		0.0%	53,000		53,000	0.2%
12600 W. Colfax
Suite C-420
Lakewood, CO 80215
Gerald F. Willman, Jr	Director and	882,514	(2)	3.8%	530,000	(3)	1,412,514	6.0%
4925 Robert J. Mathews	Senior Vice
Parkway, Suite 100	President of
El Dorado Hills, CA 95762	International
	Business
	Development
	for Wyndgate
	Technologies
All Directors and Executive		1,835,162		8.0%	5,333,000		7,168,162	25.3%
Officers as a group (4
persons)
Magnetar Capital Master Fund, Ltd.	None	2,286,000		9.9%	9,625,000	(4)	11,911,000	36.5%
1603 Orrington Avenue
13th Floor
Evanston, IL 60201
Crestview Capital Master,	None	2,032,000		8.8%	6,611,112	(5)	8,643,112	29.2%
LLC
95 Revere Drive, Suite A
Northbrook, IL, 60062

			Amount and Nature of Beneficial Ownership(1)
Name and Address	Position With Company	Shares of Common Stock	Percent of Common Stock Out- Standing	Shares Underlying Derivative Securities(8)		Combined Shares of Common Stock and Shares Underlying Derivative Securities	Combined Percent of Common Stock
Shepherd Investments	None	1,524,000	6.6%	4,958,333	(6)	6,482,333	23.2%
International, Ltd.
3600 South Lake Drive,
St. Francis, WI 53235
Futuristic Image Builder	None	3,050,000	13.3%	1,000,000	(7)	4,050,000	16.9%
Ltd.
34 Woodlands Industrial
Park E-1
Singapore 757747
		10,727,162	46.7%	27,524,445		38,254,607	75.7%

_________________

(1)

Applicable percentage of ownership is based on 22,989,471 shares of common stock outstanding as of January 17, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of January 17, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January17, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation for form purposes only.

(2)	Includes 346,481 shares owned by Lori J. Willman, the spouse of Mr. Willman.

(3)	Includes 30,000 shares underlying options owned by Lori J. Willman, the spouse of Mr. Willman.

(4)	Includes (i) 4,125,000 shares of common stock underlying warrants and 5,500,000 shares of common stock underlying 3,960 shares of Series A preferred stock.

(5)	Includes (i) 2,833,334 shares of common stock underlying warrants and 3,777,778 shares of common stock underlying 2,720 shares of Series A preferred stock.

(6)	Includes (i) 2,125,000 shares of common stock underlying warrants and 2,833,333 shares of common stock underlying 2,040 shares of Series A preferred stock.

(7)	Includes 1,000,000 shares underlying warrants.

(8)

In accordance with the terms of the Company’s underlying agreements with this investor, Magnetar Capital Master Fund, Ltd, Crestview Capital Master LLC, and Shepherd Investments International, Ltd. have instructed the corporation not to convert Series A preferred stock or warrants if such conversion results in the investor owning more than 4.99% of the Company’s common stock immediately after such conversion. Therefore, the beneficial ownership of these investors may significantly overstate these investors’ ability to convert their Series A preferred stock or exercise their warrants.

SELLING STOCKHOLDERS

Selling Stockholder

     The following table presents information regarding the selling stockholders. A description of each selling shareholder’s relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholders	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering(A)	Shares to be Sold in the Offering		Percentage of Outstanding Shares Beneficially Owned After Offering(A)
Dan Zwiren	289,761	(1)	1.3%	142,500		0.4%
1-14th Street, Apt. 301
Hoboken, NJ 07030
Steven D. Spence	837,000	(2)	3.6%	142,500		2.7%
250 East 54th Street #36C
New York, New York 10022
Magnetar Capital Master Fund, Ltd	2,286,000	(3)	9.9%	-- (9)		8.9%
1603 Orrington Avenue 13th Floor
Evanston, IL 60201
Crestview Capital Master, LLC	2,032,000	(4)	8.8%	-- (10)		7.9%
95 Revere Drive, Suite A
Northbrook, IL, 60062
Shepherd Investments International, Ltd.	1,524,000	(5)	6.6%	-- (11)		5.9%
3600 South Lake Drive, St. Francis,
c/o Stark Offshore Management, LLC
WI 53235
Enable Growth Partners LP	1,186,100	(6)	4.99%	779,700	(12)	1.6%
One Ferry Building Ste 255 San
Francisco, CA 94111
Enable Opportunity Partners LP	432,156	(7)	1.9%	330,556		0.4%
One Ferry Building Ste 255 San
Francisco, CA 94111
Fusion Capital Fund II, LLC	1,642,402	(8)	6.7%	1,397,569		0.9%
222 Merchandise Mart Plaza, Suite 9-112
Chicago, IL 60654

Totals	10,229,419		39.7%	2,792,825		28.7%

(A)

Applicable percentage of ownership is based on 22,989,471 shares of common stock outstanding as of January 17, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of January 17, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January17, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation for form purposes only.

(1)	Includes (i) 113,111 registered common shares, (ii) 34,150 shares of common stock underlying registered warrants, and (iii) 142,500 shares of unregistered common stock underlying warrants.

(2)	Includes (i) 687,500 registered common shares, (ii) 7,500 shares of common stock underlying registered warrants, and (iii) 142,500 shares of unregistered common stock underlying warrants.

(3)	Includes 2,286,000 registered common shares.

(4)	Includes 2,032,000 registered common shares.

(5)	Includes 1,524,000 registered common shares.

(6)	Includes (i) 406,400 registered common shares, (ii) 24,144 shares of common stock underlying warrants, and (iii) 755,556 shares of common stock underlying 544 shares of Series A preferred stock.

(7)	Includes (i) 101,600 registered common shares, (ii) 141,667 shares of common stock underlying warrants, and (iii) 188,889 shares of common stock underlying 544 shares of Series A preferred stock.

(8)	Includes (i) 244,833 registered common shares, (ii) 598,958 shares of common stock underlying warrants, and (iii) 798,611 shares of common stock underlying 575 shares of Series A preferred stock.

(9)

In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A preferred stock or warrants if such conversion results in the investor owning more than 4.99% of the Company’s common stock immediately after such conversion. As a result, 4,125,000 shares of common stock underlying warrants and 5,500,000 shares of common stock underlying 3,960 shares of Series A preferred stock owned by the investor have not been included in the number of shares beneficially owned or the number of shares to be sold by such investor because conversion of such securities would result in beneficial conversion total exceeding the 4.99% limitation.

(10)

In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A preferred stock or warrants if such conversion results in the investor owning more than 4.99% of the Company’s common stock immediately after such conversion. As a result, 2,833,334 shares of common stock underlying warrants and 3,777,778 shares of common stock underlying 2,720 shares of Series A preferred stock owned by the investor have not been included in the number of shares beneficially owned or the number of shares to be sold by such investor because conversion of such securities would result in beneficial conversion total exceeding the 4.99% limitation.

(11)

In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A preferred stock or warrants if such conversion results in the investor owning more than 4.99% of the Company’s common stock immediately after such conversion. As a result, 2,125,000 shares of common stock underlying warrants and 2,833,333 shares of common stock underlying 2,040 shares of Series A preferred stock owned by the investor have not been included in the number of shares beneficially owned or the number of shares to be sold by such investor because conversion of such securities would result in beneficial conversion total exceeding the 4.99% limitation.

(12)

In accordance with the terms of the Company’s underlying agreements with this investor, this selling shareholder will not convert Series A preferred stock or warrants if such conversion results in the investor owning more than 4.99% of the Company’s common stock immediately after such conversion. As a result, 542,523 shares of common stock underlying warrants owned by the investor have not been included in the number of shares beneficially owned or the number of shares to be sold by such investor because conversion of such securities would result in beneficial conversion total exceeding the 4.99% limitation.

Shares Acquired Pursuant To Financing Transaction With Global Med

     Pursuant to the terms of the Securities Purchase Agreement, Global sold $9.975 million of Series A Convertible Preferred Stock to certain investors. The Company received $9.85 million in cash proceeds for the Preferred Stock. Of the $9.975 million in Preferred Stock, Fusion Capital received $575 thousand in Preferred Stock. Fusion Capital had provided the Company with $450 thousand in cash proceeds during the nine months ended September 30, 2005. These proceeds were originally to be applied towards the purchase of common stock. In conjunction with the other investors’ purchases of Series A Preferred Stock, the Company and Fusion Capital terminated their common stock purchase agreement and entered into a new agreement to purchase Series A Preferred Stock. As a result, the Company allocated the $450 thousand in proceeds previously received from Fusion Capital towards the purchase of the $575 thousand in Preferred Stock. The Series A Convertible Preferred Stock includes detachable warrants for the purchase of common stock that can be exercised at $0.72 per common share. The following table summarizes the unregistered securities that were issued by the Company in conjunction with the transaction.

Security	Value	Common Shares Equivalents
Series A Convertible Preferred Stock	9,975	13,854,167
Detachable Warrants	10,390,625	10,390,626

     In connection with the Securities Purchase Agreement, Global entered into a Registration Rights Agreement pursuant to which Global is registering all of the shares of common stock underlying the Series A Preferred Stock and Warrants purchased by the selling stockholders. In addition, as part of the financing transaction with Global, the following financial instruments held by Global Med International Limited or their affiliates were repurchased by the Company for $8 million in conjunction with this transaction:

Security	Value	Common Shares Equivalents

Convertible Redeemable
Series AA Preferred Stock	$ 3,500,000	7,777,000
Warrants	N/A	11,186,430
Common Shares	N/A	4,860,195
Debt	$ 528,700	N/A

     In addition, the investors purchased 6,350,000 registered common shares directly from GMIL for $4 million.

     Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Magnetar Capital Partners LLC, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

     All investment decisions of, and control of, Crestview Capital Master, LLC are held by Bob Hoyt, Stuart Flink and Dan Warsh.

     All investment decisions of, and control of, Shepherd Investments International, Ltd. are held by Michael A. Roth.

     Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of Common Stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this Prospectus.

Plan of Distribution

     Each Selling Stockholder (the “Selling Stockholders”) of the common stock (“Common Stock”) of Global Med Technologies, Inc., a Colorado corporation (the “Company”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

°	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

°	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

°	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

°	an exchange distribution in accordance with the rules of the applicable exchange;

°	privately negotiated transactions;

°	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

°	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

°	a combination of any such methods of sale;

°	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

°	any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

SHARES ELIGIBLE FOR RESALE

     Sales of substantial amounts of our common stock in the public market following this offering could negatively affect the market price of our common stock. Such sales could also impair our future ability to raise capital through the sale of our equity securities.

     As of January 17, 2006, we have outstanding 22,989,471 shares of our common stock. Of these shares, approximately:

°	22,328,502 shares will be freely tradable by persons, other than “affiliates”, without restriction under the Securities Act of 1933, as amended; and

°

660,969 shares will be “restricted” securities, within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may not be sold in the absence of registration under the Securities Act of 1933, as amended, unless an exemption from registration is available, including the exemption provided by Rule 144. As of January 17, 2006, 4,885,162 shares are held by affiliates of Global Med, and may only be sold pursuant to Rule 144.

     In general, under Rule 144, a person or persons whose shares are aggregated, including any affiliate of Global Med who has beneficially owned restricted securities for at least one year, would be entitled to sell within any three-month period, a number of shares that does not exceed 1% of the number of common stock then outstanding.

     Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about our Global Med. Under Rule 144(k), a person who is not considered to have been an affiliate of Global Med at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities for at least two years, including the holding period of any prior owner except an affiliate of Global Med, may sell these shares without following the terms of Rule 144.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 90 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share. As of January 17, 2006, 22,989,471 shares of common stock were issued and outstanding and 9,975 shares of our Series A preferred stock were issued and outstanding. In this offering, we may issue up to an additional 24,529,793 shares of common stock pursuant to the conversion of Series A Preferred Stock and the exercise of warrants. The rights and preferences of our preferred stock will be determined upon issuance by our Board of Directors. The following description is a summary of our capital stock and contains the material terms thereof. Additional information can be found in our Articles of Incorporation and Bylaws, which were filed as exhibits to our registration statement on Form SB-2 filed on September 11, 1996 with the Securities and Exchange Commission and amended on March 15, 2001 in our Schedule 14A.

     Common Stock

     Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Directors are divided into three classes with staggered terms of office. Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors. Since our common stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all our directors and the holders of the remaining shares would not be able to elect any directors. In the event of a voluntary or involuntary liquidation of our company, all shareholders are entitled to a pro rata distribution of our assets remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Holders of our common stock have no conversion, redemption or sinking fund rights.

     Preferred Stock

     The designations, preferences, limitations and relative rights of the preferred stock are set forth in Global Med’s Articles of Amendment to the Articles of Incorporation.

     Series A Preferred Stock. As of January 17, 2006, there are 9,975 shares of our Series A Convertible Preferred Stock outstanding in the amount of $9,975 million in stated value. The Series A Preferred Stock can be converted by holders into common stock of Global Med at any time at a conversion rate of one common share for every $0.72 of stated value of the Series A.

     Options. As of January 17, 2006, there are 11,937,695 options outstanding to purchase the same number of common shares of the Company’s stock. All of these options, with the exception of 385 thousand, have underlying common shares with registration rights. The weighted average exercise price of these options is approximately $0.87. The range of exercise prices for these options is $0.45 to $3.75 per share. The weighted average remaining life of these options is approximately 7.6 years.

     Warrants. As of January 17, 2006, there are 12,393,926 warrants to purchase the same number of common shares of the Company’s stock. Currently, 1,003,300 warrants have registration rights. The Company is pursuing registration rights for all of the remaining warrants in this registration statement. The weighted average exercise price of these options is approximately $0.69. The range of exercise prices for these warrants is $0.25 to $1.25 per share. The weighted-average remaining life of these warrants is approximately 4.6 years.

Limitation Of Liability; Indemnification

     The Colorado Business Corporation Act (the “Act”) generally allows for the indemnification of directors, officers, employees and agents of a corporation against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Global Med’s Articles of Incorporation provide that Global Med (i) shall indemnify and advance expenses to a director or officer in connection with a proceeding to the fullest extent permitted or required by and in accordance with the Act, and (ii) may, as determined by the Board of Directors in a specific instance or by resolution of general application, indemnify and advance expense to an employee, fiduciary or agent in connection with a proceeding to the extent permitted or required by and in accordance with the Act.

     Global Med’s Bylaws provide that a director of Global Med shall perform his or her duties as a director, including his or her duties as a member of any committee of the Board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed below; but he or she shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his or her duties shall not have any liability by reason of being or having been a director of the corporation. Those persons and groups on whose information, opinions, reports, and statements a director is entitled to rely upon are:

     (a)   one or more officers or employees of Global Med whom the director reasonably believes to be reliable and competent in the matters presented;

     (b)   Counsel, public accountants, or other persons as to matters which the director reasonably believes to be within such persons’ professional or expert competence; or

     (c)   A committee of the Board upon which he or she does not serve, duly designated in accordance with the provision of the Articles of Incorporation or Bylaws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     The foregoing is qualified in its entirety by reference to the Act and Global Med’s Articles of Incorporation and Bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of Global Med’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Global Med’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Global Med has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent And Registrar

     The transfer agent and registrar for our common stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado, 80401 and its telephone number is (303) 262-0600.

EXPERTS

     Ehrhardt Keefe Steiner & Hottman PC, of Denver, Colorado, an independent registered public accounting firm, has audited our balance sheets as of December 31, 2004 and 2003, and the statements of operations, stockholders’ deficits and cash flows for the years ended December 31, 2004, 2003, and 2002. These financial statements are included in this prospectus in reliance on their report, given their authority as experts in accounting and auditing.

LEGAL MATTERS

     Evan S. Lipstein PC has passed upon the validity of the issuance of the shares of common stock offered under this prospectus.

AVAILABLE INFORMATION

     For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

     We are a reporting company and have distributed to our stockholders annual reports containing audited financial statements, upon their request. Our annual report on Form 10-K for the fiscal year ended December 31, 2004 has been filed with the Securities and Exchange Commission.

     Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Global Med Technologies, Inc. and subsidiary

We have audited the accompanying consolidated balance sheets of Global Med Technologies, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the three years ended December 31, 2004, 2003, and 2002. Our audit also included the Financial Statement Schedule II for the years ended December 31, 2004, 2003, and 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Med Technologies, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the three years ended December 31, 2004, 2003 and 2002 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related Financial Statement Schedule II for the years ended December 31, 2004, 2003, and 2002, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
February 4, 2005

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 1,633	983
Accounts receivable-trade, net of allowance for uncollectible accounts
of $107 and $95, in 2004 and 2003, respectively	731	286
Accrued revenues, net of allowance for uncollectible accounts of
$6 and $30, in 2004 and 2003, respectively	188	72
Prepaid expenses and other assets	533	97

Total current assets	3,085	1,438
EQUIPMENT, FURNITURE AND FIXTURES, AT COST:
Furniture and fixtures	393	393
Machinery and equipment	405	305
Computer hardware and software	1,855	1,783

	2,653	2,481
Less accumulated depreciation and amortization	(2,366)	(2,243)

Net equipment, furniture and fixtures	287	238
CAPITALIZED SOFTWARE DEVELOPMENT COSTS,
net of accumulated amortization of $3,247 and $3,210,
Respectively	15	52

NOTES RECEIVABLE, and accrued interest	529	481

Total assets	$ 3,916	2,209

See accompanying notes to the consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands)

	December 31,
	2004	2003
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$ 122	304
Accrued expenses	862	623
Accrued payroll	163	174
Accrued compensated absences	313	501
Noncompete accrual	35	35
Deferred revenue	2,785	1,375
Capital lease obligation, current portion	14	--
Accrued dividend, related party	243	--

Total current liabilities	4,537	3,012
DEFERRED REVENUE, less current portion	--	14
CAPITAL LEASE OBLIGATION, less current portion	74	--
FINANCING AGREEMENTS, RELATED PARTY	529	529
INDEBTEDNESS DUE IN 2004, REFINANCED AS
PREFERRED STOCK IN 2004, RELATED PARTY	--	3,500

Total liabilities	5,140	7,055

COMMITMENTS AND CONTINGENCIES (Notes 2, 5 and 9)
Convertible redeemable Preferred Stock Series AA, $.01 par
value: Authorized shares - 3,500; 3,500 issued and outstanding
(liquidation preference of $3,500)	3,493	--
STOCKHOLDERS’ DEFICIT:
Convertible Preferred Stock Series A, $.01 par value:
Authorized shares - 100, none issued or outstanding	--	--
Convertible Preferred Stock Series BB, $.01 par value:
Authorized shares - 675; none outstanding	--	--
Preferred stock, $.01 par value: Authorized shares - 5,725;
none issued or outstanding	--	--
Common stock, $.01 par value: Authorized shares - 90,000;	275	245
issued and outstanding shares - 27,465 and 24,545 at
December 31, 2004 and 2003, respectively
Additional paid-in capital	35,975	34,631
Accumulated deficit	(40,967)	(39,722)

Total stockholders’ deficit	(4,717)	(4,846)

Total liabilities and stockholders’ deficit	$ 3,916	2,209

See accompanying notes to the consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Year Ended December 31
	2004	2003	2002
Revenues	$ 6,884	6,514	6,627
Cost of revenues	2,437	2,272	2,140

Gross profit	4,447	4,242	4,487

OPERATING EXPENSES:
General and administrative	2,434	2,057	1,945
Sales and marketing	1,597	1,442	1,426
Research and development	838	595	465
Depreciation and software amortization	160	451	635

Total operating expenses	5,029	4,545	4,471

Income (loss) from operations	(582)	(303)	16
OTHER INCOME (EXPENSES):
Interest income	51	86	15
Interest expense	(6)	(2)	(9)
Interest expense to related party	(229)	(532)	(472)
Financing costs to related party	--	(127)	(255)

Loss before taxes	$ (766)	$ (878)	$ (705)

Provision for income taxes	--

Net loss	$ (766)	$ (878)	$ (705)
Preferred dividend, related party	(479)	--	--

Net loss attributable to common
shareholders	$(1,245)	$ (878)	$ (705)

Basic and diluted loss per common share	$ (0.05)	$ (0.04)	$ (0.03)

Weighted average number of common shares
outstanding: basic and diluted	25,771	24,545	24,487

See accompanying notes to the consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands)

	Common Stock	Additional Paid-in	Warrants and interest, parent	Stock options issued for prepaid	Accumulated
	Shares	Amount	Capital	Company	services	Deficit	Total
Balances, December 31, 2001	24,256	$243	$34,357	$(1,063)	$ --	$(38,139)	$(4,602)
Prepaid interest to parent company (see note 2)	--	--	--	460	--	--	460
Amortization of warrants issued for	--	--	--	255	--	--	255
financing costs (see note 2)
Stock options issued for prepaid services	--	--	48	--	(34)	--	14
Issuance of common shares for cash, net of	222	2	95	--	--	97
offering costs (see note 6)
Issuance of options to consultants	--	--	13	--	--	--	13
Issuance of common shares for services	3	--	2	--	--	--	2
Issuance of common shares for intellectual	50	--	52	--	--	52
property
Issuance of PeopleMed common stock for	--	--	25	--	--	25
intellectual property
Issuance of common shares for services,	7	--	7	--	--	--	7
related party (see note 6)
Net loss	--	--	--	--	--	(705)	(705)

Balances, December 31, 2002	$24,538	$245	$34,599	$ (348)	$(34)	$(38,844)	$(4,382)

See accompanying notes to the consolidated financial statements.

	Common Stock	Additional Paid-in	Warrants and interest, parent	Stock options issued for prepaid	Accumulated
	Shares	Amount	Capital	Company	services	Deficit	Total
Balances, December 31, 2002	24,538	$245	$34,599	$ (348)	$(34)	$(38,844)	$(4,382)
Prepaid interest to parent company	--	--	--	221	--	--	221
(see note 2 )
eBanker warrants (see notes 3 and 5)	--	--	--	127	--	--	127
Stock options issued for prepaid services	--	--	--	--	34	--	34
Issuance of options to consultants	--	--	25	--	--	--	25
Issuance of common shares for services,	7	--	7	--	--	--	7
related party (see note 5)
Net loss	--	--	--	--	--	(878)	(878)

Balances, December 31, 2003	24,545	$245	$34,631	$ --	$ --	$(39,722)	$(4,846)

See accompanying notes to the consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
(In thousands)

	Common Stock	Additional Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balances, December 31, 2003	24,545	$245	$34,631	$(39,722)	$(4,846)
Issuance of Series BB Preferred Stock,
conversion to common shares
related party (see note 6)	675	7	277	--	284
Issuance of common shares for cash, net	1,525	16	533	--	549
of issuance costs of $61 thousand (see
note 6)
Issuance of options	--	--	10	--	10
Issuance of common shares for services,	7	--	7	--	7
related party (see note 6)
Dividends on Series AA Preferred Stock,	--	--	77	(451)	(374)
related party
Dividend on Series BB Preferred Stock,	--	--	28	(28)	--
related party (see note 6)
Issuance of common shares for entering	537	5	304	--	309
into a stock purchase agreement (see
note 6)
Exercise of warrants and options (see note 6)	150	2	65	--	67
Issuance of common shares for services	26	--	14	--	14
Issuance of warrants associated with	--	--	29	--	29
common stock purchase agreement
Net loss	--	--	--	(766)	(766)

Balances, December 31, 2004	27,465	$ $275	$35,975	$(40,967)	$(4,717)

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY|
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (766)	$ (878)	$ (705)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation	123	107	154
Amortization of software development costs	37	344	481
Amortization of financing costs, related party	--	127	255
Issuance of common stock for payment of interest, related party	--	221	460
Amortization of discount on note payable, related party	--	12	12
Issuance of common stock, options and warrants
for services and other	31	66	36
Bad debt expense, (credit)	(12)	(35)	24
Non-cash settlements	--	(924)	--
Changes in operating assets and liabilities:
Accounts receivable-trade	(457)	351	106
Accrued revenues	(92)	159	241
Prepaid expenses and other assets	(98)	20	(24)
Notes receivable, accrued interest	(48)	(81)	--
Accounts payable	(182)	127	(85)
Accrued expenses	239	(50)	(156)
Accrued payroll	49	12	(53)
Accrued compensated absences	36	34	38
Deferred revenue	1,396	412	(237)

Net cash provided by operating activities	256	24	547

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and fixtures	(77)	(59)	(195)
Notes receivable, related party	--	--	(290)
Issuances of notes receivable	--	(30)	--
Funded software development	--	--	149
Maturities of investments	--	60	--
Increase in capitalized software development costs	--	(19)	(122)

Net cash used in investing activities	(77)	(48)	(458)

See accompanying notes to the consolidated financial statements

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable, related party	$ --	$ --	$ 200
Exercise of options and warrants for cash	67	--	--
Dividend payments Series AA Preferred Stock, related party	(131)	--	--
Principal payments under capital lease obligations	(7)	--	(56)
Issuance of common stock for cash, net of offering costs	549	--	97
Costs associated with preferred stock	(7)	--	--

Net cash provided by financing activities	471	--	241

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	650	(24)	330
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	983	1,007	677

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 1,633	$ 983	$ 1,007

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:

Cash paid for interest in 2004, 2003 and 2002 was $265 thousand, $202 thousand, and $9 thousand, respectively. Of the $265 thousand paid for interest in 2004, $259 thousand was paid to a related party. Of the $202 thousand in cash paid for interest in 2003, $200 thousand was paid to Global Med International Holdings Limited on behalf of Global Med China & Asia Limited. Of the $9 thousand paid in interest in 2002, none was paid to a related party.

The Company recognized expenses of approximately $9 thousand, $34 thousand, and $25 thousand for the years ended December 31, 2004, 2003 and 2002, respectively, related to the issuance of options mainly for prepaid marketing and consulting expenses. These amounts are classified in sales and marketing expenses in the accompanying statement of operations. In 2002, Global Med issued 25 thousand Global Med options and 25 thousand PeopleMed options as consideration for current and future services to be provided to the Company. These options were valued at $48 thousand. The expenses associated with these options are included in the amounts documented above.

The Company issued common shares to a related party for services valued at $7 thousand, $7 thousand and $7 thousand, for the years ended December 31, 2004, 2003, and 2002, respectively.

During 2004, the Company entered into a capital lease for equipment valued at $95 thousand.

The Company issued 537 thousand restricted common shares valued at $309 thousand to a third party for entering into a stock purchase agreement during 2004. See note 6 of the financial statements for further discussion.

The Company issued 50 thousand warrants to purchase the same number of restricted shares of common stock to a third party for their assistance in helping the Company enter into the stock purchase agreement during 2004. See note 6 of the financial statements for further discussion.

The Company issued approximately 26 thousand restricted common shares valued at $14 thousand to a third party as consideration for consulting during 2004.

See accompanying notes to the consolidated financial statements

The Company converted approximately $60 thousand of accrued payroll and approximately $224 thousand of accrued compensated absences into approximately $284 thousand of Series BB Preferred Stock. The Preferred Stock Series BB was converted into common shares in December 2004. See Note 6 of the financial statements for further discussion.

The Company issued 50 thousand shares of common stock and PeopleMed issued 25 thousand shares of common stock as consideration for intellectual property used in the development of software during the year ended December 31, 2002. These shares were valued at $77 thousand.

The Company recognized $924 thousand in non-cash settlements during the year ended December 31, 2003, and none in 2004 or 2002. The details of the non-cash settlements are disclosed in Note 1 of the Consolidated Financial Statements, under “Non-Cash Settlements.”

See accompanying notes to the consolidated financial statements

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
DESCRIPTION OF BUSINESS

On May 23, 1995, The Wyndgate Group, Limited (“Wyndgate”) merged with National MRO, Inc. (“National MRO”) and National MRO changed its name to Global Data Technologies, Inc., which subsequently changed its name to Global Med Technologies, Inc. Global Med Technologies, Inc. provides information management software products and services to the health care industry. Wyndgate operates as a division of Global Med Technologies, Inc. and designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities.

During 1999, Global Med Technologies, Inc. formed a subsidiary, PeopleMed.com, Inc. (“PeopleMed”), a Colorado corporation, which is approximately 83% owned by the Company to develop a software application designed to give HMO providers and other third party payers access to clinical information for chronic disease patients. This application allows doctors and other medical employees access to a patient’s history. Approximately 13% of PeopleMed is owned by certain officers and directors of Global Med Technologies, Inc. The remaining 4% of PeopleMed common shares are owned by unaffiliated shareholders. Global Med Technologies, Inc. and PeopleMed are referred to collectively as the “Company” or “Global Med”. The Company operates in two separate business segments (see note 10).

RELATED PARTIES

Global Med is financed primarily through lending arrangements with Global Med International Limited (“GMIL”). These lending arrangements were originated by eBanker USA.com, Inc., (“eBanker”) transferred, along with eBanker’s ownership in Global Med, to Global Med China & Asia Limited (“GMCAL”) in October 2002, and then the lending arrangements were transferred to GMIL in September 2003. Until November 28, 2001, eBanker was a consolidated subsidiary of eVision International, Inc. (“eVision”). eVision is majority owned by China Credit Holdings Limited (“China Credit” formerly Heng Fung Holdings Limited)and its subsidiaries, Online Credit Limited and Heng Fung Singapore Pte. Limited. Currently, GMCAL is a shareholder of Global Med. Until November 2001, eVision was also a shareholder of Global Med. eBanker through its subsidiary, GMCAL, is a shareholder of Global Med. Additionally, eVision and GMCAL each hold warrants to acquire 1 million and 11.186 million shares, respectively, of Global Med’s common stock with exercise prices that range from $0.25-$0.50 per share. As discussed further below in the accompanying financial statements, in November 2000, eBanker and Global Med entered into a series of equity transactions that resulted in Global Med becoming a consolidated subsidiary of eBanker and eVision effective November 2000.

On November 28, 2001, the shareholders of eVision approved a transaction which transferred certain of the assets of eVision to Online Credit as satisfaction of the certain obligations eVision had with Online Credit. As a result, all of Global Med’s common shares held by eVision and all eBanker’s common shares and warrants held by eVision were transferred to Online Credit. Consequently, as of November 28, 2001, Global Med remained a consolidated entity of eBanker for accounting purposes; however, eBanker was then directly controlled by Online Credit instead of eVision.

During 2004, 2003 and 2002, eVision provided the Company with various support services. The Company recognized $21 thousand, $48 thousand, and $52 thousand, respectively, in general and administrative expenses related to these services. As of December 31, 2004 and 2003, the Company had accrued $113 thousand and $92 thousand in accrued liabilities, respectively, on the balance sheets related to these periods. During 2004, 2003, and 2002, the Company incurred $259 thousand, $508 thousand, and $460 thousand, respectively, in interest charges from related parties. Global Med International Holdings Limited (“GMIHL”) is a subsidiary of eBanker. The Company incurred $0, $24 thousand, and $12 thousand in interest charges from GMIHL during 2004, 2003 and 2002, respectively. During 2004, 2003, and 2002, all of the Company’s financing costs were derived from arrangements with eBanker, GMCAL, GMIL or GMIHL.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As of June 21, 2002, the Company’s Board of Directors had independently approved loans to a related party totaling $370 thousand. During the year ended December 31, 2002, the Company’s Notes Receivable, related party balance, increased $290 thousand to a total of $370 thousand as a result of funds advanced in the form of promissory notes to this entity controlled by a director, now formerly a director, of the Company, Jeff Busch. The notes bear interest at 12% per year and mature in 2006. During the year ended December 31, 2001, the Company had lent $80 thousand to this entity. In addition, the CEO and Chairman of Global Med, Michael I. Ruxin, was also on the board of directors of this entity controlled by Jeff Busch. Dr. Ruxin resigned as a director of the related entity effective December 12, 2002. Jeff Busch resigned his position as a director of the Company and PeopleMed effective December 12, 2002. As a result, Jeff Busch and the entity controlled by Jeff Busch are no longer related parties of the Company. On March 10, 2003 the Company’s Board of Directors approved and subsequently funded additional loans to the entity controlled by Jeff Busch in the amount of $30 thousand.

Prior to the fourth quarter of 2003, the Company, had a valuation allowance on all of the interest income associated with the note receivable discussed above. Although the financial status of the entity that was lent the $400 thousand notes receivable did not warrant a reserve for the principal amount of the notes receivable because the Company believed no impairment existed, no interest income was recognized prior to the fourth quarter of 2003. Subsequent to the year ended December 31, 2003, the Company, which prior to this had not received any monies from the entity to whom the note receivable was lent, received $42 thousand from this entity for services to be performed. Based on the improvements in the entities financial status and the receipt of monies from the entity, the Company effectively removed the valuation allowance from the interest income on the note receivable. The Company recognized $48 thousand in interest on this note receivable during the year ended December 31, 2004. Of the $81 thousand in interest income recognized in 2003, $27 thousand and $7 thousand related to interest income for the years ended December 31, 2002 and 2001, respectively.

As a result of these transactions and relationships, the financial condition and results of operations Global Med may not necessarily by indicative of those that would have resulted if Global Med were unaffiliated with the related party entities mentioned above.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Global Med and its majority-owned subsidiary. Intercompany accounts and transactions are eliminated in consolidation. There is no minority interest reflected in the consolidated balance sheets at December 31, 2004 and 2003 because PeopleMed had a stockholders’ deficit.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the accompanying financial statements, the Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CREDIT RISK AND MARKET RISK

Accounts receivable at December 31, 2004 and 2003 are derived from SafeTrace and from SafeTrace Tx sales and related services to blood centers and blood center service providers located in the United States and internationally. The International amounts are not material. Historically, the Company has not required collateral or other security to support customer receivables. In order to reduce credit risk, the Company requires substantial down payments and progress payments during the course of an installation of its software products. The Company establishes allowances for doubtful accounts based upon factors surrounding the credit risk specific to customers.

The Company has customers located in numerous locations across the United States and Puerto Rico and sales are not concentrated in any geographic or economic region. The Company also has international customers in Africa and Canada. PeopleMed’s customer is located in the State of Colorado.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS RECEIVABLES AND ACCRUED REVENUES

The Company regularly evaluates the collectibility of its trade accounts receivable and unbilled receivables balances based on a combination of factors. The Company establishes a general reserve for accounts receivable. In addition, when a customer’s account becomes past due, the Company initiates dialogue with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation, such as in the case of a bankruptcy filing, deterioration in the customer’s operating results or financial position or other material events impacting their business, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it expects to recover given all information presently available. The Company also records reserves for bad debt for all other customers based on certain other factors including the length of time the receivables are past due and historical collection experience with individual customers. If circumstances related to specific customers change, our estimates of the recoverability of receivables could materially change. The Company’s allowance for uncollectible accounts receivable and unbilled receivables totaled $113 thousand and $125 thousand, respectively, at December 31, 2004 and 2003 and is included on the consolidated balance sheet as a reduction of accounts receivable and accrued revenues.

EQUIPMENT, FURNITURE AND FIXTURES

Equipment, furniture and fixtures are stated at cost. Depreciation and amortization, which includes amortization of assets under capital leases, is based on the straight-line method over estimated useful lives ranging from three to five years.

LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset are less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as discounted present value of expected future cash flows. Management does not believe current events or circumstances indicate that the Company’s long-lived assets are impaired at December 31, 2004 or 2003.

SOFTWARE DEVELOPMENT COSTS

In accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company capitalizes software development and production costs once technological feasibility has been achieved. Software development costs incurred prior to achieving technological feasibility are included in research and development expense in the accompanying statements of operations.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Capitalized software development costs are reported at the lower of unamortized cost or net realizable value. Commencing upon the initial product release or when software development revenue has begun to be recognized, these costs are amortized, based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product, generally three to four years. For the years ended December 31, 2004, 2003 and 2002, the Company recorded approximately $37 thousand, $344 thousand, and $481 thousand, of amortization, of software development costs, respectively. During the year ended December 31, 2003, the Company wrote down approximately $77 thousand in costs associated with capitalized software development for certain PeopleMed products. These costs related to the underlying protocols that could be used in PeopleMed’s software. The protocols were received in January of 2002 and as of December 31, 2003 had not been incorporated into PeopleMed’s software, and the Company has no current plans to do so. This expense was included in software amortization during 2003.

During the years ended December 31, 2003 and 2004, the Company did not capitalize any costs related to SafeTrace Tx. The Company discontinued capitalizing costs related to this product during this period, because the remaining period for amortizing software development costs was less than one year. The Company will continue to not capitalize additional software development costs for SafeTrace Tx until such time as the product life cycle is revised.

During the year ended December 31, 2002, the Company received $149 thousand in funded software development from a PeopleMed customer in conjunction with the development of software for this customer. This funding reduced the capitalized software development costs associated with this product. The Company did not capitalize any software development costs for PeopleMed during 2004, as the current product is deemed to be mature and enhancements are for an existing customer under the terms of their support agreement.

NONCOMPETE AGREEMENTS

In 1996, the Company entered into non-compete agreements with certain key employees. The provisions of these non-compete agreements with these employees have expired. At December 31, 2004 and 2003, $35 thousand remains payable whenever sufficient cash flow, as defined, is available as determined by the Company’s Board of Directors.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

FINANCIAL INSTRUMENTS

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts. The fair value of the Company’s debt instruments approximates fair value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. Also, the carrying amounts of the Company’s financial assets approximate fair value due to the short-term maturities of these items.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

REVENUE RECOGNITION

The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, "Software Revenue Recognition."

The  Company’s standard software license agreement for the Company’s products provides for an initial fee to use the product in perpetuity up to a maximum number of users. Fees from software licenses are recognized as revenue upon shipment, provided fees are fixed and determinable and collection is probable. Fees from licenses sold together with consulting services are generally recognized upon shipment provided that the above criteria have been met, payment of the license fees is not dependent upon the performance of the consulting services and the consulting services are not essential to the functionality of the licensed software. In instances in which the consulting services are not essential to the functionality of the software but payment of the license fee is due at the earlier of the performance of specific consulting services or the passage of time, the license fee is recognized ratably over the anticipated period of performance of the services or ratably over the license fee billing period, whichever is more readily determinable. If the consulting services are essential to the functionality of the product or any portion of the payment of the license fee is contingent solely upon the performance of consulting services, license fees are recognized ratably over the anticipated period of performance of the consulting services.

For arrangements with multiple elements, we allocate revenue to each element of a transaction based upon its fair value as determined by “vendor specific objective evidence.” Vendor specific objective evidence of fair value for all elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately and for software license updates and product support services, is additionally measured by the renewal rate offered to the customer. We may modify our pricing practices in the future, which could result in changes in our vendor specific objective evidence of fair value for these undelivered elements. As a result, our future revenue recognition for multi-element arrangements could differ significantly from our historical results.

If an arrangement does not qualify for separate accounting of the software license and consulting transactions, then new software license revenue is generally recognized together with the consulting services based on contract accounting using the percentage-of-completion method. Contract accounting is generally applied to arrangements when services include significant modification or customization of the software. Progress towards completion is generally measure based on hours incurred versus projected total hours.

Certain of the Company’s contracts include warranties that provide for refunds of all or a portion of the software license and or other fees in the event that the Company is unable to provide maintenance services, for which there is a separate fee, for the contractually prescribed period. Contracts with these provisions are accounted for in accordance with the policies above.

The Company provides consulting services that include implementation, training and the performance of other services to its customers. Revenue from such services is generally recognized ratably over the period during which the applicable service is to be performed.

If the Company enters into arrangements with a client requiring significant customization of the software that is essential to the functionality of the software, the Company recognizes revenue derived from the sale of licensed software, sub-licensed software as the customization is performed, in accordance with the AICPA Statement of Position 97-2, “Software Revenue Recognition.”

Support agreements generally call for the Company to provide technical support and software updates, on a “when-and-if-available” basis to customers. Revenue on technical support and software update rights is recognized ratably over the term of the support agreement.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Revenues from the re-sale of hardware and software, obtained from vendors, is recognized at the time the hardware and software are delivered to customers.

PeopleMed has contracts that include fixed fee and per-member fees. The Company recognizes revenues from these contracts as services are provided.

Non-Cash Settlements

In April 2003, the Company signed an agreement with its SafeTrace Tx development partner, The Institute for Transfusion Medicine (“ITXM”), related to ITXM’s purchase of certain software from the Company. In addition to certain cash consideration for the software purchase, ITXM agreed to relinquish any rights that ITXM had to existing and future royalties. As of April 2003, the Company owed ITXM approximately $121 thousand for royalties on the sale of SafeTrace Tx. In addition, ITXM relinquished its right to receive future royalties on SafeTrace Tx sales which were assessed at 4% of the net software license fee. ITXM, as part of this agreement, also relinquished the right to receive future upgrades and maintenance and support that were part of a January 1998 settlement agreement associated with the development of SafeTrace Tx. The remaining value of these penalties as of the signing of the agreement was approximately $267 thousand and was previously included in deferred revenue. As a result, the Company recognized approximately $388 thousand in revenues as a result of the reduction in liabilities associated with the delivery of certain software to ITXM. Therefore, for the year ended December 31, 2003, approximately $388 thousand in revenues related to this non-cash consideration is included in the Company’s statement of operations.

In June 2003, the Company signed a settlement agreement (the “Settlement Agreement”) with Ortho Clinical Diagnostics, Inc. (“Ortho”), whereby by all of the Company’s outstanding obligations to and from Ortho were released. As a result, the Company was released from its obligation to provide Ortho with $500 thousand in software development work for which it had received payment from Ortho in 1997 as part of the exclusivity agreement the Company signed with Ortho in 1997. In addition, the Company was released from all other obligations to Ortho which included liabilities amounting to approximately $36 thousand for sales distribution commissions. For the year ended December 31, 2003, the Company recognized $500 thousand in revenues associated with this Settlement Agreement and Ortho’s waiver of its right to software development services and a reduction in sales and marketing expenses of $36 thousand associated with the release of the Company from its obligation to pay commissions to Ortho for prior sales. Therefore, for the year ended December 31, 2003, approximately $500 thousand in revenues related to this non-cash consideration is included in the Company’s statement of operations.

The Company’s Manufacturer’s Representative and Software Development Agreement (“OCD Agreement”) signed with Ortho during June 1999 expired in June 2003. The Company has no outstanding software development or marketing agreements with Ortho at the present time.

During the year ended December 31, 2003, the Company had one Wyndgate customer that accounted for $677 thousand or 10.4% of revenues. During the year ended December 31, 2002, the Company had one PeopleMed customer that accounted for 15.4% or $1.022 million, of the Company’s revenues. Of the $1.022 million in revenues, $500 thousand was attributable to the customer terminating a five-year contract with PeopleMed.

On December 19, 2002, Global Med’s subsidiary, PeopleMed, signed a termination agreement (the “Termination Agreement”) with a significant customer (“Significant Customer”) to terminate the five (5) year Chronic Disease Management Purchase Agreement between PeopleMed and the Significant Customer that was set to expire on December 31, 2005. The Termination Agreement is Effective December 1, 2002. As part of the Termination Agreement, the Significant Customer paid PeopleMed a termination fee of $800 thousand. Of the $800 thousand termination fee, an amount not to exceed $350 thousand was potentially refundable to the Significant Customer in the event that the Significant Customer provides PeopleMed with a replacement customer(s) that will meet certain

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

prescribed criteria which includes use of the Chronic Disease Management software. In the event that the Significant Customer did not provide a suitable replacement customer, the potential refund of $350 thousand, as prescribed in the Termination Agreement, was to be reduced by $50 thousand per month starting December 1, 2002 and terminating June 30, 2003. For the year ended December 31, 2003, PeopleMed recognized $300 thousand in revenues related to the Termination Agreement. For the year ended December 31, 2002, Global Med recognized $500 thousand in revenues associated with this Termination Agreement. The Significant Customer paid PeopleMed an $800 thousand termination fee as follows: $350 thousand during 2002 and $450 thousand during 2003. No money was refunded to the Significant Customer.

During the year ended December 31, 2004, the Company signed an agreement whereby the Company was paid $265 thousand to terminate an agreement. The Company recognized approximately $145 thousand in maintenance revenue during the year ended December 31, 2004, as a result of this agreement. In addition, general and administrative expenses were reduced by the remainder.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to expense as incurred. Research and development funding by others is deferred and offset against capitalizable costs. Funded research and development in excess of capitalizable costs is recognized as contract research and development when the related product is ready for commercial release.

SIGNIFICANT CUSTOMERS

During the year ended December 31, 2004, there were no customers who accounted for more than 10% of revenues. During the year ended December 31, 2003, the Company had one Wyndgate customer that accounted for $677 thousand or 10.4% of revenues. During the year ended December 31, 2002, the Company had one PeopleMed customer that accounted for 15.4% or $1.022 million, of the Company’s revenues. Of the $1.022 million in revenues, $500 thousand was attributable to the customer terminating a five-year contract with PeopleMed.

LOSS PER COMMON SHARE

Basic loss per common share excludes dilution and is computed by dividing loss by the weighted-average number of common shares outstanding during the periods presented. Diluted net loss per common share reflects the potential dilution of securities that could participate in the earnings unless their effort is antidilutive. Stock options, warrants outstanding and their equivalents are included in diluted computations through the “treasury stock method” unless they are antidilutive. Convertible securities are included in diluted computations through the “if converted” method unless they are antidilutive. Common share equivalents are excluded from the computation, as their effect would be antidilutive. For the years ended December 31, 2004, 2003 and 2002 approximately 9.6 million, 1.2 million, and 4.2 million, equivalent dilutive securities (primarily convertible preferred stock, common stock options, and warrants), respectively, have been excluded from the weighted-average number of common shares outstanding for the diluted net loss per share computations as they are antidilutive.

STOCK BASED COMPENSATION

At December 31, 2003 the Company has several stock-based compensation plans, which are described more fully in Notes 6 and 7. The Company has adopted the “disclosure method” provisions of SFAS No. 123, Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company continues to account for stock-based compensation for awards to employees under the intrinsic value based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees. Stock based compensation paid to consultants and other non-employees is accounted for at fair value under the provisions of

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

S No. 123. In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (SFAS 148), which provides for alternative methods to transition to the fair value method of accounting for stock options in accordance with provisions of FASB Statement No. 123, “Accounting for Stock Based Compensation.” In addition, SFAS 148 requires disclosure of the effects of an entity’s accounting policy with respect to stock-based compensation on reported net income and earnings per share in annual and interim financial statements. The transition provisions of SFAS 148 are currently not applicable to us as we continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25.

Had compensation cost for the Company’s stock-based compensation plans been determined consistent with SFAS No. 123, the Company’s pro forma amounts would have been as indicated in $(000s) except per share data:

	Year Ended December 31,
	2004	2003	2002
Net loss as reported	$ (766)	$ (878)	$ (705)
Total stock-based compensation expenses
determined under fair value accounting, net of
tax effects	(1,257)	(1,239)	(375)

Pro forma net loss under SFAS 123	$(2,023)	$(2,117)	$(1,080)

Net loss per common share
As reported	$(0.05)	$(0.04)	$(0.03)
Pro forma	$(0.08)	$(0.09)	$(0.04)
Assumptions:
Dividend Yield	--	--	--
Volatility factor	405%	385%	351%
Risk free interest rate	4.23%	2.97%	3.03%
Expected Life of Option (in years)	10	10	10

The estimated value of the total options granted during the years ended December 31, 2004, 2003 and 2002 were $165 thousand, $46 thousand, and $1.612 million, respectively.

The estimated fair value compensation expense associated with the options granted during 2004, 2003, and 2002, and their respective portions vesting were $13 thousand, $34 thousand, and $98 thousand, respectively, for the years ended December 31, 2004, 2003 and 2002.

The weighted-average estimated fair value of employee stock options granted during 2004, 2003, and 2002 were $0.55, $0.68, and $0.58, per share, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the five year vesting period.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

In December 2004 the FASB issued revised SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. Global Med is currently required to adopt SFAS 123R in the third quarter of fiscal

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2005, beginning July 1, 2005. Under SFAS 123R, Global Med must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Global Med is evaluating the requirements of SFAS 123R and expects that the adoption of SFAS 123R will have a material impact on the Company’s consolidated results of operations and earnings per share.

Global Med has not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123.

In December 2004 the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29." SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. Our adoption of SFAS No. 153 is not expected to have a material impact on our financial position or results of operations.

Reclassifications

Certain reclassifications have been made to the 2003 and 2002 financial statement to conform to the 2004 presentation.

NOTE 2. FINANCING AGREEMENTS, RELATED PARTY

Financing Agreements with Related Parties

Debt Conversion

Pursuant to a Loan Restructuring and Restatement Agreement between Global Med and eBanker of which GMIL is a subsidiary, dated November 19, 2000, as amended (the “Agreement”), Global Med was required to repay $3.829 million, which amount included all principal, interest and other charges due under the Agreement (except for $96 thousand in extension interest payments and accrued interest thereon due on July 1, 2004), on or before March 1, 2004. By an Assignment dated July 4, 2002, eBanker assigned the Agreement to Global Med International Holdings Limited (“GMIHL”), a subsidiary of eBanker and parent company of GMIL. By an Assignment dated July 4, 2002, GMIHL assigned the Agreement to GMIL. By an Assignment dated October 28, 2002, GMIL assigned the Agreement to GMCAL, a subsidiary of GMIL. By an Assignment dated September 19, 2003, GMCAL assigned the Agreement to GMIL. Pursuant to a Loan and Promissory Note between Global Med and GMIHL dated June 18, 2002, as previously amended (the “Note”), Global Med was required to repay GMIHL $200 thousand, which amount included all principal, interest and other charges due under the Note (except for $12 thousand in extension interest payments due on July 1, 2004), on or before March 1, 2004. GMIHL has assigned the Note to GMIL. The total debt owed by Global Med to GMIL under the Agreement and the Note (except for the $96 thousand in extension interest payments and accrued interest thereon due on July 1, 2004 and the $12 thousand in extension interest payments due on July 1, 2004, referenced above) (the “Debt”) was $4.029 million at December 31, 2003.

On April 14, 2004, Global Med International Limited (“GMIL”) and Global Med amended their existing financing agreements and entered into an agreement to combine the outstanding $3.829 million and $200 thousand debt

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

agreements. The combined loan of $4.029 million was then separated into two parts: $529 thousand was converted into debt (“Remaining Debt”) and $3.5 million was converted into $1 par value Series AA Convertible Redeemable Preferred Stock (“Preferred Stock”). (See note 6 for further discussion of the preferred stock. ) The due date of the Remaining Debt is March 1, 2006. The interest rate on the Remaining Debt is 15% per year and interest on this debt is due and payable quarterly on March 1, June 1, September 1, and December 1 of each year until the Remaining Debt is paid in full. The Remaining Debt is secured by all of Global Med’s assets and is subject to the outstanding terms of November 19, 2000 financing agreement (“Loan Agreement”). As of April 14, 2004, Global Med had paid GMIL $287 thousand of the $287 thousand extension fee. At December 31, 2004, principal of $529 thousand and accrued interest of $69 thousand was outstanding under the terms of the Remaining Debt agreement.

Under the terms of the Remaining Debt and Preferred Stock Agreements, the personal guaranty of Dr. Michael I. Ruxin, the Company’s Chairman and CEO, remains in effect until both the Preferred Stock and Remaining Debt and any related dividends or interest, respectively, are paid. Unless Global Med is in default of the Remaining Debt or Preferred Stock agreements, Dr. Ruxin’s personal guaranty is limited to the debt and related interest and will not exceed $650 thousand and will remain in effect until the total Remaining Debt has been fully paid or satisfied. The agreements also contain the following provisions:

°	Global Med agrees to register with the SEC all unregistered Global Med shares and shares underlying derivatives regardless of the owner of the shares.

°	Registration of all Global Med Shares will be maintained and not allowed to lapse.

°	Remaining Debt and Preferred Stock are not satisfied unless eliminated.

°	Any future restructuring of the Remaining Debt or Preferred Stock is not a satisfaction of the Remaining Debt or Preferred Stock unless specified in writing by GMIL.

°	While any of the Remaining Debt or Preferred Stock is outstanding, the Company has agreed not to incur any debt in excess of $100 thousand without the written consent of GMIL.

As part of these agreements, Global Med agreed to indemnify GMIL and its affiliates, including but not limited to GMCAL, GMIHL, eBanker, Online Credit Limited, Heng Fung Singapore Ltd., and China Credit, and their employees, officers, directors, and agents for any legal proceeding that results or stems from GMIL’s conversion of this debt to Preferred Stock.

In conjunction with the signing of the Remaining Debt and the Preferred Stock Agreement, these agreements preserved the right of GMIL to appoint 5 of 9 members of Global Med’s Board of Directors until the Remaining Debt and Preferred Stock have been satisfied. Further, GMIL shall have the right to select a replacement director for any member of the Borrower’s Board of Directors that was selected by Lender who resigned or otherwise fails to serve as a director. Global Med agrees not to increase the number of directors above nine except with GMIL’s written consent.” If Global Med defaults on the repayment of any amount borrowed under the financing agreements initiated with eBanker, all of the Board of Directors of Global Med will be required to resign and GMIL will have the right to appoint all new members.

NOTE 3. RISKS AND UNCERTAINTIES

Global Med designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. Global Med currently has customers and recognizes revenues from its proprietary products. However, the number of customers and levels of revenue have not been sufficient for Global Med to attain profitable operations. Global Med has incurred significant cumulative operating losses. Additionally, Global Med currently has an accumulated shareholders’ deficit. The ultimate success of Global Med is dependent upon a number of factors such as increasing market acceptance of its products, the addition of significant new customers and maintaining effective cost controls, none of which is assured.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. INCOME TAXES

The Company has net operating loss carry forwards of approximately $23.4 million which expire in the years 2008 to 2024. Net operating loss carry forwards of approximately $21 million are subject to limitation under Section 382 of the Internal Revenue Code due to the various changes in equity ownership during 2000 and 1999.

Actual income tax benefit differs from the amount calculated using the Federal statutory tax rate as follows:

	in ($000s)
	2004	2003	2002
Expected tax benefit	$(273)	$(299)	$(240)
Effect of permanent differences	13	133	103
Change in valuation allowance for deferred tax assets	302	193	103
State tax benefit, net of federal provision (benefit)	(25)	(16)	(9)
Other	(17)	(11)	43

Income tax expense	$ --	$ --	$ --

The components of the deferred tax assets and liabilities as of December 31, 2004 and 2003 are as follows:

	in ($000s)
	2004	2003
Deferred tax assets:
Net operating loss carry forwards	$ 9,253	9,438
Allowance for uncollectible accounts and notes
Receivable	45	49
Unearned revenue and accrued expenses	1,224	746

Gross deferred tax assets	10,522	10,233
Valuation allowance	(10,515)	(10,213)

Net deferred tax assets	7	20
Deferred tax liabilities:
Capitalized software development costs	7	20

Gross deferred tax liabilities	7	20

Deferred tax assets, net	$ --	--

In assessing the realizability of deferred tax assets, management concluded that it is not more likely than not that the deferred tax assets would be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income in the period in which the temporary differences become deductible. The Company has established a valuation allowance for deferred taxes due to the uncertainty that the deferred tax assets will be utilized.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. LEASES

The Company leases equipment and office space. Rental expense under operating leases was approximately $ 244 thousand, $262 thousand, and $254 thousand for the years ended December 31, 2004, 2003 and 2002, respectively.

The following represents the future minimum lease payments for all capital leases as well as the non-cancelable operating leases at December 31, 2004 in ($000s):

	Capital Leases	Operating Leases
2005	$ 26	$193
2006	26	97
2007	26	5
2008	26	--
2009 and thereafter	17	--

Total minimum lease payments	$ 121	$295

Less amount representing interest	(33)

Present value of minimum lease payments	$ 88
Less current portion of obligation under capital leases	(14)

Obligation under capital lease, less current portion	$ 74

As of December 31, 2004, the value of the Company’s outstanding capital leases included in the Company’s balance sheet in equipment, furniture, and fixtures, had an underlying cost of $95 thousand and accumulated depreciation of $7 thousand.

NOTE 6. STOCKHOLDERS’ EQUITY

Sales of Common Stock

Private Placements

During the year ended December 31, 2004, the Company received net proceeds of $549 thousand from the sale of 1.525 million shares of unregistered common stock. The price per share price was $0.40. The Company filed a Form S-1 registration statement to register these shares on December 6, 2004. As a result of the private placement, the Company incurred issuance costs of approximately $61 thousand. In addition, the Company issued 125 thousand warrants to purchase unregistered common shares of the Company’s stock at $0.40 per share as part of this transaction. The common shares underlying these warrants have piggyback registration rights under certain conditions. The Company plans on using the proceeds of the private placement for general working capital purposes.

During 2002, the Company received $50 thousand from a third party related to the sale of approximately 111 thousand shares of the Company’s common stock. In conjunction with the sale of the common shares, the investor received the right to approximately 27 thousand warrants to purchase the same number of common shares of the Company’s stock at $1.25 per share. These warrants are exercisable for a period of five years from the date of issuance.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

During 2002, the Company received $50 thousand from a director related to the sale of approximately 111 thousand shares of the Company’s common stock. In conjunction with the sale of the common shares, the related party received the right to approximately 27 thousand warrants to purchase the same number of common shares of the Company’s stock at $1.25 per share. These warrants are exercisable for a period of five years from the date of issuance. These shares were sold and warrants issued on the same terms as those sold to a third party.

During 2002, the Company incurred $3 thousand in fees related to the sale of common shares for cash making the total cash received $97 thousand.

Preferred Stock

Series AA

On April 14, 2004 GMIL and Global Med amended their existing financing agreements and entered into an agreement to convert a portion of the outstanding debt totaling $3.5 million into 3.5 million shares of Series AA Convertible Redeemable Preferred Stock, as discussed in Note 11 in the Form 10-K in the audited financial statements for the period ended December 31, 2003. For the period from March 1, 2004 through February 28, 2005, the Series AA Preferred Stock has a dividend yield of 15%. On March 1, 2005, the dividend rate on the Series AA Preferred Stock increases from 15% to 21%. During October 2004, the Company made one dividend payment in the amount of approximately $131 thousand. The remainder of the accrued dividend for the period from March 1, 2004 through February 28, 2005 will be paid in 2005. During 2005, the cash dividends are mandatory and due and payable on March 1, June 1, September 1, and December 1 during each quarter the Series AA Preferred Stock is outstanding. The Series AA Preferred Stock can be converted by GMIL into common stock of the Company at any time at a conversion rate of (2.222) shares of common stock for each share of Series AA Preferred Stock. Therefore, the Series AA Preferred Stock is convertible into approximately 7.777 million common shares. At any time after March 1, 2006, the Series AA Preferred Stock is redeemable at GMIL’s option at $1 per share. The Series AA Preferred Stock is mandatorily redeemable on March 1, 2009. If the cash dividends on the Series AA Preferred Stock are not paid within thirty (30) days after the end of the quarter, at GMIL’s option, GMIL will be paid in additional Series AA Preferred Stock equal to the value of the outstanding dividend, or common stock at the closing market price for ten (10) days preceding GMIL’s election.

The Series AA Preferred Stock can be converted into common stock at GMIL’s option, and GMIL is not able to force redemption of the Series AA Preferred Stock until March 1, 2006. The Company has classified the Series AA Preferred Stock as “Mezzanine Equity” in these financial statements. The Company will be required to review the classification of the Series AA Preferred Stock on a quarterly basis to determine if the classification as Mezzanine Equity remains appropriate. Such review could result in the Preferred Stock being reclassified as debt prior to March 1, 2006.

Redemption dates for the Preferred Series AA as of December 31, 2004: (in $000s)

2005	2006	2007	2008	2009

--	*	*	*	$3,500

*Preferred Stock is redeemable at the holder’s option from the period from March 1, 2006 through February 28, 2009. On March 1, 2009, the Preferred Stock Series AA is mandatorily redeemable.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Series BB

On April 14, 2004, the Company’s Chairman and CEO, Michael I. Ruxin, M.D., agreed to convert his outstanding accrued vacation and accrued wages as of February 29, 2004, with a book value of approximately $284 thousand, into approximately 675 thousand shares of Series BB Preferred Stock (“Series BB”). The Series BB has the following terms:

°

Each Series BB share is convertible into one common share at the option of the holder if Global Med’s common stock closing price reaches $0.75 per share on any day. During the third quarter ended September 30, 2004, the Company’s stock closed above $0.75 per share, and the Series BB became convertible into the Company’s common stock upon written notice by Dr. Ruxin. As a result, the Company recorded a dividend of $28 thousand associated with the beneficial conversion feature associated with the Series BB.

°	The Series BB is junior to the Series AA and senior to the common stock of the Company and has a liquidation preference of $0.42 per share.

All of the Series BB Preferred Stock was converted into 675 thousand shares of common stock on December 13, 2004.

Common Stock Purchase Agreement

On October 8, 2004, the Company entered into a common stock purchase agreement (“Purchase Agreement”) with Fusion Capital Fund II, LLC (“Fusion Capital”), a Chicago based institutional investor, whereby Fusion Capital has agreed to purchase up to $8.0 million of common stock over a 32-month period. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month Global Med has the right to sell to Fusion Capital $12,500 of its common stock, per trading day, at a purchase price based upon the market price of Global Med’s common stock on the date of each sale without any fixed discount to the market price. The Purchase Agreement with Fusion Capital allows the Company to increase Fusion’s daily purchase of common stock beyond the $12,500 amount under certain circumstances. For each $0.10 increase in the price of the Company’s common stock over $0.75, the Company will have the right but not obligation, to increase the amount purchased by Fusion Capital by $2,500 per day. At the Company’s sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock, within certain ranges, each month up to $8.0 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. Global Med also has the right to terminate the agreement at any time without any additional cost. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever.

As part of the execution of the Purchase Agreement, the Company issued approximately 487 thousand shares of restricted common stock to Fusion Capital prior to the any purchase of registered shares. In addition, under the terms of the Purchase Agreement, the Company is required to reserve 10 million shares for issuance to Fusion Capital. As Fusion Capital purchases the 10 million shares, the Company will be required to issue an additional 487 thousand shares of common stock ratably as these shares are purchased. The Board of Directors of the Company approved this transaction on September 28, 2004.

On July 7, 2004, the Company executed a preliminary agreement (“Preliminary Agreement”) with Fusion Capital as a precursor to the Purchase Agreement. As part of the Preliminary Agreement, the Company issued 50 thousand restricted shares of common stock. In addition, the Company agreed to reimburse Fusion Capital for $15 thousand in expenses associated with the transaction discussed above. The Company paid Fusion Capital the $15 thousand in October 2004. The 487 thousand common shares due to Fusion Capital were considered constructively issued on

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

October 8, 2004. The 537 thousand common shares issued to Fusion Capital were valued at $309 thousand based on the market value of the common shares on the constructive date of issuance. This amount is currently in prepaid expenses and other assets and are considered deferred offering costs on the Company’s December 31, 2004 balance sheet. On a pro rata basis, the Company will reduce this amount as Fusion Capital purchases common shares under the terms of the Purchase Agreement.

The Company agreed to provide a third party with 50 thousand warrants to purchase the same number of common shares of the Company with the execution of the Purchase Agreement. The warrants are priced at $0.57 per share, the closing price of the Company’s stock on the date of execution of the Purchase Agreement, October 8, 2004, and expire on October 8, 2009. These warrants were valued at $29 thousand. In addition, the Company issued five-year warrants to purchase 400 thousand shares of the Company’s common stock at $0.49 per share. These warrants are exercisable after the Company begins to receive funding under the Purchase Agreement, and then only on a pro rata basis as the Company receives up to $4 million in equity funding.

Options and Warrants Exercised

During the year ended December 31, 2004, 25 thousand options and 125 thousand warrants were exercised to purchase the same number of the Company’s common shares. The Company received $67 thousand related to the exercise of these options and warrants.

NOTE 7. STOCK OPTION PLANS, WARRANTS, AND STOCK COMPENSATION PLAN

The Second Amended and Restated 1997 Stock Option Plan (Plan) provides for the issuance of options to purchase up to 2.2 million registered shares of common stock to employees, officers, directors and consultants of the Company. Options may be granted as incentive stock or as nonqualified stock options.

Only employees of the Company are eligible to receive incentive options. As of May 31, 2000, options could no longer be issued under this Plan. As of December 31, 2004, options to purchase 1.137 million shares of the Company’s common stock at a weighted average exercise price of $1.19 per share were outstanding under the Plan, of which 1.137 million options to purchase shares were exercisable at December 31, 2004.

In the second quarter of 2001, the Company adopted the 2001 Stock Option Plan (“2001 Plan”). The 2001 Plan as amended provides for the issuance of options to purchase up to 10 million registered shares of common stock to employees, officers, directors and consultants of the Company. Options may be granted as incentive stock options or as nonqualified stock options. Only employees of the Company are eligible to receive incentive options. The 2001 Plan expires on December 28, 2010. As of December 31, 2004, options to purchase 2.830 million shares of the Company’s common stock at a weighted average exercise price of $0.59 per share were outstanding under the 2001 Plan, of which 1.265 million options to purchase shares were exercisable at December 31, 2004. Options granted under the Plan vest on a straight-line basis, based on schedules as determined by the Board of Directors upon grant and generally expire 10 years after grant. During 2004, the Company issued 200 thousand stock options and 71 thousand options were cancelled under the 2001 Plan.

In June 2003, the Company’s Board of Directors approved the 2003 Stock Option Plan (“2003 Plan”). The 2003 Plan provides for the issuance of stock options exercisable to purchase up to 5 million shares of the Company’s common stock to employees, officers, directors and consultants. As of December 31, 2004, there were options to purchase 4.707 million shares under the 2003 Plan that were issued to such persons. The Company filed an S-8 registration statement to register the 5 million shares issuable under the 2003 Plan in May 2004. The range of the exercise prices for these options is $0.45 to $2.50 per share. The weighted-average exercise price of these options is $0.68 per share. There were 4.607 million options exercisable under the 2003 Plan as of December 31, 2004. In 1999, the Board of Directors approved a grant of nonqualified options, to purchase 1.5 million shares of the Company’s common stock to two officers of the Company. All of these options are exercisable at $0.5625 per share for a period of ten years. These options are included in the 4.707 million total above.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company also periodically grants options to purchase shares of restricted common stock. The shares underlying these options are not registered under the 1933 Act. As of December 31, 2004, there were options to purchase 220 thousand shares of common stock at a weighted average exercise price of $2.08 per share through 2004 were outstanding, of which 212 thousand were exercisable at December 31, 2004.

The following table presents the activity for options for the years ended as of December 31:

	2004		2003		2002
	Options	Price*	Options	Price*	Options	Price*
Outstanding, beginning of year	8,754,942	0.76	8,911,942	$ 0.75	6,257,971	$ 0.85
Granted	300,000	0.55	68,000	0.68	2,827,500	0.58
Forfeited/cancelled	(136,500)	0.64	(225,000)	0.54	(173,529)	1.31
Exercised	(25,000)	0.66	--	--	--	--

Outstanding, end of year	8,893,442	0.75	8,754,942	0.76	8,911,942	0.75

* Price reflects the weighted average exercise price.

The following table presents the composition of options outstanding and exercisable as of December 31, 2004:

	Options Outstanding			Exercisable Options
Range of exercise prices	Amount	Price*	Life*	Amount	Price*
$ 0.45 - 0.55	194,000	$ 0.47	8.0	62,000	$.49
0.56- 1.00	7,874,498	0.65	5.4	6,343,164	0.67
1.01 - 1.50	279,000	1.15	3.2	269,000	1.16
1.51 - 2.00	321,694	1.78	2.7	321,694	1.78
2.45 - 3.00	210,750	2.51	2.0	210,750	2.51
3.75 - 3.75	13,500	3.75	1.3	13,500	3.75

Total December 31, 2004	8,893,442	0.75	5.3	7,220,108	0.80

*Price and life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

Warrants

The following summarizes the outstanding warrants to purchase shares of common stock of Global Med for the years ended December 31, 2004, 2003 and 2002:

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Number of Warrants	Weighted Average Exercise Price
Balance at December 31, 2001	14,832,318	$ 1.07
Issued	53,300	1.25
Cancelled	(262,800)	5.78

Balance at December 31, 2002	14,622,818	$ 0.82
Cancelled	(1,595,288)	3.29

Balance at December 31, 2003	13,027,530	$ 0.52
Issued	575,000	0.48
Exercised	(125,000)	0.40
Cancelled	(187,800)	3.75

Balance at December 31, 2004	13,289,730	$ 0.48

Of the warrants outstanding as of December 31, 2004, 12.186 million belong to related parties. All of the outstanding warrants are exercisable with exercise prices that range from $0.25 to $1.25 per share and expire in the years 2007 to 2011.

During 2002, the Company granted approximately 53 thousand warrants in conjunction with the sale of common stock. See Note 6 for further discussion.

During 2004, the Company issued 575 thousand warrants in conjunction with the sale of common stock. See note 6 for further discussion.

During 2004, 125 thousand warrants were exercised for cash proceeds of $50 thousand.

Stock Compensation Plan

In  2000, the Company issued 30 thousand shares of common stock to a third party for services under the stock compensation plan and authorized the issuance of 35 thousand shares to a Director of the Company in his role as active Acting Principal Financial and Accounting Officer and Treasurer. Of the 35 thousand authorized shares as of December 31, 2000, 28 thousand were issued as of December 31, 2004. The remaining shares will be issued at a rate of 7 thousand per year as they are earned. The market value of the shares that had been issued or authorized was $65 thousand, based on quoted market prices. During the years ended December 31, 2004, 2003 and 2002, the Company recognized $8 thousand, $7 thousand, and $7 thousand, respectively, in the statement of operations associated with the 35 thousand shares authorized in the year ended December 31, 2000 to be issued to a director in his role as Acting Principal Financial and Accounting Officer and Treasurer. Mr. Cook resigned as Acting Principal Financial and Accounting Officer and Treasurer in February of 2004.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. CONTRIBUTIONS TO RETIREMENT PLAN

The Company has a 401(k) retirement plan which covers eligible employees, as defined, of the Company (the 401(k) Plan). Employees may defer up to fifteen percent of their annual compensation up to the maximum amount as determined by the Internal Revenue Service. Under the 401(k) Plan, the Company, at its discretion, may make contributions to the plan. No Company contributions were made to the 401(k) Plan in 2004, 2003 or 2002.

NOTE 9. COMMITMENTS AND CONTINGENCIES

The Company is charged a royalty on applicable SafeTrace Tx revenues. In April 2003, the Company entered into an agreement with its SafeTrace development partner whereby all unpaid royalties and all future royalties of SafeTrace Tx sales were waived. See Note 1 for further discussion. Royalty expenses were approximately $0, $6 thousand, and $12 thousand for the years ended December 31, 2004, 2003 and 2002, respectively, and are included in cost of revenues in the accompanying statement of operations. Future royalties will be approximately 3% of applicable SafeTrace revenues. The Company is charged a commission by its marketing partners for sales on applicable SafeTrace Tx revenues. During the year ended December 31, 2003, the Company recognized a reduction in commissions charged by its marketing partners of $36 thousand associated with a Settlement Agreement which are included in sales and marketing expenses. See Note 1 for further discussion. During the year ended December 31, 2003, the Company recognized a reduction in these commission expenses of $28 thousand. During the year ended December 31, 2002, the Company recognized commissions expense of $26 thousand which is included in sales and marketing expenses in the accompanying statement of operations.

The Company has certain operating and capital lease obligations outstanding as of December 31, 2004. The obligations associated with these operating and capital leases are more fully described in note 5.

NOTE 10. BUSINESS SEGMENT INFORMATION

The Company classifies its products into two core business segments: Wyndgate and PeopleMed. Wyndgate develops, markets and supports blood tracking systems to assist community blood centers, hospitals, plasma centers and outpatient clinics in the United States. in complying with the quality and safety standards of the FDA for the collection, transfusion, and management of blood and blood products. PeopleMed offers chronic disease management as an Application Service Provider (“ASP”). PeopleMed’s systems use the Internet to coordinate sources and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims, and medical records.

The segment information for the years ended December 31, 2004 and 2003 has not been presented, as PeopleMed’s financial results were not significant to the Company for these periods. The segment information for the year ended December 31, 2002 has been presented as it was significant to this period.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Year Ended December 31, 2002 (In thousands)
	Wyndgate Division	PeopleMed	TOTAL
Revenues	$ 5,527	$1,100	$ 6,627

Income (loss) from operations	(451)	467	16
Interest income	15	--	15
Interest expense, including
related party	(481)	--	(481)
Financing costs to a related party	(255)	--	(255)

Net loss	$(1,172)	$ 467	$ (705)

Depreciation and amortization	$ 136	$ 18	$ 154

Capital expenditures	185	10	195

Identifiable assets as of
December 31, 2002	2,446	604	3,050

NOTE 11. SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth certain unaudited quarterly results of operations for each of the quarters in the years ended December 31, 2004 and 2003. In management’s opinion, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto, included elsewhere in this Form 10-K. During the three months ended March 31 and June 30, 2003, the Company recognized $150 thousand in each of these quarters related to a termination fee associated with a significant PeopleMed customer. During the three months ended December 31, 2004, the Company received a contract termination fee in the amount of $265 thousand from a customer. As a result of this termination fee, the Company recognized $145 thousand in maintenance revenue during this period and general and administrative expenses were reduced by $120 thousand. During the three months ended June 30, 2003, the Company recognized $388 thousand related to non-cash consideration in the form of a reduction of liabilities that the Company owed to a customer. In addition, during the three months ended June 30, 2003, the Company recognized $500 thousand related to non-cash settlements from one of its marketing partners whereby the Company was released from its obligation to perform services in accordance with the terms of prior agreements. See Note 1 of the consolidated financial statements for further discussion of these non-cash transactions. During the three months ended June 30, 2003, the Company had fully amortized the outstanding capitalized software development costs for SafeTrace Tx. During the three months ended December 31, 2003, the Company wrote down approximately $77 thousand in costs associated with capitalized software development for certain PeopleMed products. These costs related to the underlying protocols that could be used in PeopleMed’s software. The protocols were received in January of 2002 and as of December 31, 2003 had not been incorporated into PeopleMed’s software, and the Company has no current plans to do so. This expense was included in software amortization during 2003. Amortization of capitalized software costs is included in cost of revenues in the accompanying statements of operations.

Included in the results for the three months ended December 31, 2003, the Company recognized $81 thousand in interest income from an outstanding note receivable. Prior to this period, effectively, the Company had a valuation allowance against the accrued interest. Of the $81 thousand in interest come, $69 thousand related to prior periods. The Company reversed this valuation allowance based on improvements in the financial status of the party to the note receivable. See the “RELATED PARTIES” of Note 1 of the consolidated financial statements for further discussion.

The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands, except share and per share information)

	Quarters Ended
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
Revenues	$ 2,277	$ 1,794	$ 1,460	$ 1,353
Cost of revenues	666	587	621	563

Gross profit	1,611	1,207	839	790

Operating expenses:
General and administrative	606	644	580	604
Sales and marketing	526	377	386	308
Research and development	269	236	182	151
Depreciation and software amortization	46	41	36	37

Total operating expenses:	1,447	1,298	1,184	1,100

Income (loss) from operations	164	(91)	(345)	(310)
Interest income	13	13	13	12
Interest expense, including related party	(24)	(21)	(40)	(150)

Income (loss) before income taxes	$ 153	$ (99)	$ (372)	$ (448)
Provision for income taxes	--	--	--	--

Net income (loss)	$ 153	$ (99)	$ (372)	$ (448)
Preferred dividend, related party	(131)	(159)	(189)	--

Net loss attributable to common
shareholders	$ 22	$ (258)	$ (561)	$ (448)

Basic and diluted income (loss)
per common share	$ 0.00	$ (0.01)	$ (0.02)	$ (0.02)

Weighted average number of common shares
outstanding
Basic	26,773	26,116	25,626	24,552

Diluted	35, 029	26,116	25,626	24,552

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In thousands, except share and per share information)

	Quarters Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Revenues	$ 1,417	$ 1,279	$ 2,291	$ 1,527
Cost of revenues	589	540	570	573

Gross profit	828	739	1,721	954

Operating expenses:
General and administrative	548	525	513	471
Sales and marketing	400	342	321	379
Research and development	166	150	156	123
Depreciation and software amortization	122	40	145	144

Total operating expenses:	1,236	1,057	1,135	1,117

Income (loss) from operations	(408)	(318)	586	(163)
Interest income	82	--	2	2
Interest expense, including related party	(151)	(150)	(112)	(121)
Financing costs to related party	--	--	(63)	(64)

Income (loss) before income taxes	$ (477)	$ (468)	$ 413	$ (346)
Provision for income taxes	--	--	--	--

Net income (loss)	$ (477)	$ (468)	$ 413	$ (346)

Weighted average shares outstanding:
Basic	24,545	24,545	24,545	24,545

Diluted	24,545	24,545	25,326	24,545

Net income (loss) per share-basic and
diluted	$ (0.02)	$ (0.02)	$ 0.02	$ (0.01)

Note: There were no dividends accrued or paid for the year ended December 31, 2003.

FINANCIAL INFORMATION

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 763	$1,633
Accounts receivable-trade, net	673	731
Accrued revenues, net	216	188
Prepaid expenses and other assets	500	533
Deposit in Escrow	1,004	--
Note receivable and accrued interest	543	--

Total current assets	3,699	3,085
Equipment, furniture and fixtures, net	343	287
Capitalized software development costs, net	3	15
Notes receivable and accrued interest	22	529

Total assets	$4,067	$3,916

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$ 415	$ 122
Accrued expenses	839	862
Accrued payroll	113	163
Accrued compensated absences	350	313
Noncompete accrual	35	35
Deferred revenue	2,217	2,785
Capital lease obligations, current portion	16	14
Financing agreements, related party	529	--
Accrued dividend, related party	42	243

Total current liabilities	4,556	4,537
Capital lease obligations, less current portion	62	74
Financing agreements, related party	--	529

Total liabilities	4,618	5,140

COMMITMENTS AND CONTINGENCIES (Notes 2, 3 and 5)
Convertible redeemable Preferred Stock Series AA, $.01 par
Value: Authorized shares - 3,500; 3,500 issued and outstanding
(liquidation preference of $3,500)	3,493	3,493
STOCKHOLDERS’ DEFICIT:
Convertible Preferred Stock Series A, $.01 par value:
Authorized shares - 100, none issued or outstanding	--	--
Convertible Preferred Stock Series BB, $.01 par value:
Authorized shares - 675; none outstanding	--	--
Preferred stock, $.01 par value: Authorized shares - 5,725;
None issued or outstanding	--	--
Common stock, $.01 par value: Authorized shares - 90,000;
Issued and outstanding shares - 27,815 and 27,465 at
September 30, 2005 and December 31, 2004, respectively	278	275
Additional paid-in capital	36,687	35,975
Accumulated deficit	(41,009)	(40,967)

Total stockholders’ deficit	(4,044)	(4,717)

Total liabilities and stockholders’ deficit	$ 4,067	$ 3,916

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Three months ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues	$ 2,660	$ 1,794
Cost of revenues	892	587

Gross profit	1,768	1,207

OPERATING EXPENSES:
General and administrative	522	644
Sales and marketing	567	377
Research and development	584	236
Depreciation and software amortization	42	41

Total operating expenses	1,715	1,298

Income (loss) from operations	53	(91)

OTHER INCOME (EXPENSE):
Interest income	13	13
Interest expense	(3)	(2)
Interest expense, related party	(20)	(19)

Total other income (expense)	(10)	(8)

Income (loss) before provision for income tax	43	(99)
Provision for income tax	--	--

Net income (loss)	43	(99)
Preferred dividend, related party	(185)	(159)

Net loss attributable to common shareholders	$ (142)	$ (258)

Basic and Diluted loss per common share
Basic	$ (0.01)	$ (0.01)

Diluted	$ (0.01)	$ (0.01)

Weighted average number of common shares outstanding
Basic	27,810	26,116

Diluted	27,810	26,116

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Nine months ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues	$ 8,089	$ 4,607
Cost of revenues	2,403	1,771

Gross profit	5,686	2,836

OPERATING EXPENSES:
General and administrative	1,708	1,828
Sales and marketing	1,813	1,071
Research and development	1,544	569
Depreciation and software amortization	124	114

Total operating expenses	5,189	3,582

Income (loss) from operations	497	(746)

OTHER INCOME (EXPENSE):
Interest income	45	38
Interest expense	(9)	(2)
Interest expense, related party	(60)	(209)

Total other income (expense)	(24)	(173)

Income (loss) before provision for income tax	473	(919)
Provision for income tax	--	--

Net income (loss)	473	(919)
Preferred dividends, related party	(515)	(348)

Net loss attributable to common shareholders	$ (42)	$(1,267)

Net loss per common share
Basic	$ (0.00)	$ (0.05)

Diluted	$ (0.00)	$ (0.05)

Weighted average number of common shares outstanding:
Basic	27,714	25,433

Diluted	27,714	25,433

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
(In thousands)

	Common Stock	Additional paid-in	Accumulated
	Shares	Amount	capital	Deficit	Total
Balances, January 1, 2005	27,465	$275	$35,975	$(40,967)	$(4,717)
Issuance of options for	--	--	35	--	35
services (unaudited)
Issuance of common stock for	7	--	--	--	--
services, related party (see Note 5)
(unaudited)
Exercise of options (unaudited)	232	2	169	--	171
Dividends on series AA Preferred	--	--	--	(515)	(515)
Stock, related party (see Note 6)
(unaudited)
Issuance of common stock for cash,	111	1	58	--	59
net of issuance costs of	$ 91
thousand (see Note 6) (unaudited)
Subscribed common stock for cash,	--	--	450	--	450
(see Note 6) (unaudited)
Net income (unaudited)	--	--	--	473	473

Balances, September 30, 2005	27,815	$278	$36,687	$(41,009)	$(4,044)
(unaudited)

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine months ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 473	$ (919)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	112	86
Amortization of software development costs	12	28
Bad debt expense (credit)	22	(20)
Common stock, options and warrants issued
for services and other, net	35	26
Changes in operating assets and liabilities:
Accounts receivable-trade, gross	36	(549)
Accrued revenues, net	(28)	4
Prepaid expenses and other assets	(1)	(146)
Accrued interest, notes receivable	(36)	(36)
Accounts payable	293	(70)
Accrued expenses	(23)	43
Accrued payroll	(50)	94
Accrued compensated absences	37	(7)
Deferred revenue	(568)	1,230

Net cash provided (used) by operating activities	314	(236)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment, furniture and fixtures	(168)	(62)
Deposit in escrow	(1,004)	--

Net cash used in investing activities	(1,172)	(62)

See accompanying notes to the unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)

	Nine months ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common shares for cash, net	543	549
Costs associated with Preferred Stock issuance	--	(7)
Exercise of options for cash	171	--
Dividend payments Series AA Preferred Stock, related party	(716)	(3)
Principal payments under capital lease obligations	(10)	--

Net cash provided by (used) in financing activities	(12)	539

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(870)	241
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,633	983

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 763	$ 1,224

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND NON-CASH TRANSACTIONS

The Company paid $69 thousand and $242 thousand for interest for the nine months ended September 30, 2005 and 2004, respectively. The Company recognized approximately $35 thousand and $26 for the nine months ended September 30, 2005 and 2004, respectively, in expenses related to the issuance of options and warrants.

During 2004, the Company issued 50 thousand warrants to a third party that were valued at $28 thousand as part of the transaction costs associated with an agreement to purchase common stock. During the nine months ended September 30, 2005, the Company received $543 thousand in net cash proceeds from the issuance of common stock related to the common stock purchase agreement. On the Company’s Statement of Stockholder’s Deficit, the Company applied the $28 thousand valuation of the warrants as well as $6 thousand in valuation associated with issuances of common shares during 2004 under the common stock purchase agreement against the net proceeds.

The Company issued common shares to a related party for services valued at $6 thousand during the nine months ended September 30, 2004.

The Company recognized dividends on the Series AA Preferred Stock to a related party totaling $515 thousand and $243 thousand for the first nine months of September 30, 2005 and 2004, respectively. During the nine months ended September 30, 2005, the Company made dividend payments of $716 thousand leaving a balance of accrued dividends of $42 thousand as of September 30, 2005.

In addition to the accrued dividends on the Series AA Preferred Stock, the Company recognized additional dividends of approximately $77 thousand during the nine months ended September 30, 2004 as a result of the intrinsic value of the beneficial conversion feature associated with conversion of the Series AA Preferred Stock into the Company’s common

See accompanying notes to unaudited condensed consolidated financial statements.

stock as of April 14, 2004. The Company recognized additional dividends of approximately $28 thousand as a result of the intrinsic value of the beneficial conversion rights that allow the conversion of the Series BB Preferred Stock into the Company’s common stock. These conversion rights became effective on August 20, 2004. See note 5 of the financial statements for further discussion.

During the nine months ended September 30, 2004, the Company issued 50 thousand restricted common shares valued at $32 thousand to a third party for entering into a stock purchase agreement. See note 5 of the financial statements for further discussion.

During the nine months ended September 30, 2004, the Company issued approximately 24 thousand restricted common shares valued at $13 thousand to a third party as consideration for consulting services.

During the nine months ended September 30, 2004, the Company converted $3.5 million of “Indebtedness due in 2004, related party as preferred stock in 2004” into Series AA Preferred Stock on April 14, 2004. The Company incurred approximately $7 thousand of cash issuance costs associated with this conversion. See Note 3 of the financial statements for further discussion.

During the nine months ended September 30, 2004, the Company converted approximately $60 thousand of accrued payroll and approximately $224 thousand of accrued compensated absences into approximately $284 thousand of Series BB Preferred Stock.

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Global Med Technologies, Inc. and Subsidiary (the “Company” or “Global Med”) have been prepared by management in accordance with generally accepted accounting principles for interim financial information and with the regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation of their financial position as of September 30, 2005 and the results of their operations for the three and nine months ended September 30, 2005 and 2004 have been included.

While management believes the disclosures presented are adequate to prevent misleading information, it is suggested that the accompanying unaudited consolidated financial statements be read in conjunction with the audited consolidated financial statements and the notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. The interim results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for any other interim period of 2005 or for the year ending December 31, 2005.

On November 28, 2001, the shareholders of eVision International, Inc. (“eVision”) approved a transaction which transferred certain of the assets of eVision to Online Credit Limited (“Online Credit”) as satisfaction of the certain obligations eVision had with Online Credit. As a result, all of Global Med’s common shares held by eVision and all eBanker’s common shares and warrants held by eVision were transferred to Online Credit. Consequently, as of November 28, 2001, Global Med remained a consolidated entity of eBanker for accounting purposes; however, eBanker was then directly controlled by Online Credit instead of eVision.

The Company’s software products typically have warranties. These warranties generally require that the Company make changes to the software due to defects or other factors that might impact the Company’s regulatory compliance after the date of product shipment. Generally, the Company does not accrue for product warranties but defers revenue recognition on a component of the original software fee that is associated with the correction of errors and continued updates to regulatory requirements during the warranty period. The Company believes this allocation adequately reflects the timing of revenues and costs associated with these warranties.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

The Company has not recorded a provision for income taxes for the three or nine months ended September 30, 2005. No income tax is due for the three or nine months ended September 30, 2005, because the Company has net operating loss carry forwards from prior periods that would offset any current income taxes, and the deferred tax asset related to the net operating loss carry forward is fully reserved by a valuation allowance.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (continued)

Basic income (loss) per common share excludes dilution and is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding during the periods presented. Diluted net income (loss) per common share reflects the potential dilution of securities that could participate in the earnings unless their effort is antidilutive. Stock options, warrants outstanding and their equivalents are included in diluted computations through the “treasury stock method” unless they are antidilutive. Convertible securities are included in diluted computations through the “if converted” method unless they are antidilutive. Common share equivalents are excluded from the computation, as their effect would be antidilutive. For the three months ended September 30, 2005, approximately 20.4 million equivalent dilutive securities (primarily common stock options, convertible preferred stock, and warrants), respectively, have been excluded from the weighted-average number of common shares outstanding for the diluted net loss per share computations as they are antidilutive. For the nine months ended September 30, 2005, approximately 21.8 million in dilutive securities (primarily common stock options, convertible preferred stock and warrants) have been excluded from the weighted average number of common shares outstanding for the diluted net loss per share computations are antidilutive. For the three months ended September 30, 2004, approximately 12.6 million equivalent dilutive securities (primarily common stock options, convertible preferred stock, and warrants), respectively, have been excluded from the weighted-average number of common shares outstanding for the diluted net loss per share computations as they are antidilutive. For the nine months ended September 30, 2004, approximately 7.4 million in dilutive securities (primarily common stock options, convertible preferred stock and warrants) have been excluded from the weighted average number of common shares outstanding for the diluted net loss per share computations are antidilutive.

Effect of a Change in Estimate

Revisions in estimated contract revenues and profits are made in the period in which circumstances requiring the revision become known. In September, the Company revised certain percentage of completion estimates related to an outstanding contract. If the revised estimate had been used from the inception of the contract, revenues and net income would have been approximately $105 thousand higher for the three months ended September 30, 2005. Earnings per share would have been $(0.00) not $(0.01) if this revised estimate had been used at the inception of the contract. If this revised estimate had been used at inception, the impact of this revision would not have been material to the revenues, net income or earnings per share for the three or nine months ended September 30, 2004.

Recent Accounting Pronouncements

Certain prior period amounts have been reclassified to conform with the current period presentation.

2. RELATED PARTIES

Global Med is financed primarily through lending arrangements with Global Med International Limited (“GMIL”) which is a subsidiary of eBanker USA.com, Inc. (“eBanker”). These lending arrangements were originated by eBanker and transferred, along with eBanker’s ownership in Global Med, to Global Med China Asia Limited (“GMCAL”) in October 2002, and then the lending arrangements were transferred to GMIL in September 2003. Until November 28, 2001, eBanker was a consolidated subsidiary of eVision. eVision is approximately 11% owned by China Credit Limited (“China Credit”) and its subsidiary, Online Credit and Heng Fung Singapore Ptc. Limited. Currently, GMCAL is a shareholder of Global Med. Until November, 2001 and November, 2002, eVision was also a shareholder of Global Med.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (continued)

Additionally, eVision and GMCAL each holds warrants to acquire 1 million and 11.186 million shares, respectively, of Global Med’s common stock with exercise prices that range from $0.25-$0.50 per share.

As discussed further below and in the accompanying financial statements, in November 2000, eBanker and Global Med entered into a series of equity transactions that resulted in Global Med becoming a consolidated subsidiary of eBanker and eVision effective November 2000.

On November 28, 2001, the shareholders of eVision approved a transaction which transferred certain of the assets of eVision to Online Credit as satisfaction of the certain obligations eVision had with Online Credit. As a result, all of Global Med’s common shares held by eVision and all eBanker’s common shares and warrants held by eVision were transferred to Online Credit. Consequently, as of November 28, 2001, Global Med remained a consolidated entity of eBanker for accounting purposes; however, eBanker is now directly controlled by Online Credit instead of eVision.

During the nine months ended September 30, 2005 and 2004, eVision provided the Company with various accounting services for which the Company incurred $9 thousand and $18 thousand in general and administrative expenses, respectively. During the three months ended September 30, 2005 and 2004, the Company incurred $60 thousand and $203 thousand, respectively, in interest charges to eBanker. As of September 30, 2005 and December 31, 2004, the Company had accrued liabilities consisting of accounting services in the amounts of $122 thousand and $113 thousand, respectively, from eVision. These amounts are included in accrued expenses in the accompanying balance sheets. The Company also had accrued interest expense of $69 thousand as of September 30, 2005 and December 31, 2004. These amounts are included in accrued expenses in the accompanying balance sheets. As of September 30, 2005 and December 31, 2004, the Company had accrued dividends due to a related party in the amount of $42 thousand and $243 thousand, respectively.

3. FINANCING AGREEMENTS, RELATED PARTY

On April 14, 2004, GMIL and Global Med amended their existing financing agreements and entered into an agreement to combine the outstanding $3.829 million and $200 thousand debt agreements (the “Preferred Stock Agreement”). The combined loan of $4.029 million was then separated into two parts: $529 thousand was converted into debt (“Remaining Debt”) and $3.5 million was converted into $1 par value Series AA Convertible Redeemable Preferred Stock (“Preferred Stock”). The due date of the Remaining Debt is March 1, 2006. The interest rate on the Remaining Debt is 15% per year and interest on this debt is due and payable quarterly on March 1, June 1, September 1, and December 1 of each year until the Remaining Debt is paid in full. The Remaining Debt is secured by all of Global Med’s assets and is subject to the outstanding terms of November 19, 2000 financing agreement (“Loan Agreement”). Principal of $529 thousand and accrued interest of $69 thousand was outstanding under the terms of the Remaining Debt agreement as of September 30, 2005 and December 31, 2004.

In conjunction with the signing of the Remaining Debt and the Preferred Stock Agreement, these agreements preserved the right of GMIL to appoint 5 of 9 members of Global Med’s Board of Directors until the Remaining Debt and Preferred Stock have been satisfied. Further, GMIL shall have the right to select a replacement director for any member of the Borrower’s Board of Directors that was selected by GMIL who resigned or otherwise fails to serve as a director. Global Med agrees not to increase the number of directors above nine except with GMIL’s written consent.” If Global Med defaults on the repayment of any amount borrowed under the financing agreements initiated with eBanker, all of the Board of Directors of Global Med will be required to resign and GMIL will have the right to appoint all new members.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (continued)

As of September 30, 2005 and December 31, 2004, the Company had accrued dividends of $42 thousand and $243 thousand, respectively.

4. PEOPLEMED.COM, INC.

During 1999, Global Med formed a subsidiary, PeopleMed.com, Inc., (“PeopleMed”) a Colorado corporation, which is approximately 83% owned by the Company, to develop a software application designed to give HMO providers and other third party payers access to clinical information for chronic disease patients. This application allows doctors and other medical employees access to a patient’s history. The remaining 17% of PeopleMed is owned by third parties and certain officers and directors of Global Med. There is no minority interest reflected in the September 30, 2005 or December 31, 2004 balance sheets because PeopleMed had a stockholders’ deficit as of those dates.

5. COMMITMENTS AND CONTINGENCIES

Note Receivable

Note Receivable Collectibility

As of June 21, 2002, the Company’s Board of Directors had independently approved borrowings to a related party totaling $370 thousand. During the year ended December 31, 2002, the Company’s Notes Receivable, related party balance, increased $290 thousand to a total of $370 thousand as a result of funds advanced in the form of promissory notes to this entity controlled by a director, now formerly a director, of the Company, Jeff Busch. The notes bear interest at 12% per year and mature in 2006. During the year ended December 31, 2001, the Company had lent $80 thousand to this entity. In addition, the CEO and Chairman of Global Med, Michael I. Ruxin, was also on the board of directors of this entity controlled by Jeff Busch. Dr. Ruxin resigned as a director of the related entity effective December 12, 2002. Jeff Busch resigned his position as a director of the Company and PeopleMed effective December 12, 2002. As a result, Jeff Busch and the entity controlled by Jeff Busch are no longer related parties of the Company. On March 10, 2003 the Company’s Board of Directors approved and subsequently funded additional borrowings to the entity controlled by Jeff Busch in the amount of $30 thousand. The balance of these outstanding notes receivable was $400 thousand and the notes had accrued interest receivable of approximately $165 thousand outstanding as of September 30, 2005. Consistent with the terms of the notes receivable, the Company has received no interest or principal payments and all accrued and unpaid interest and principal are due at various dates during 2006. As of September 30, 2005, approximately $543 thousand of the notes receivable and the related accrued interest were classified as current. The Company does not believe the outstanding notes receivable or the accrued interests are impaired as of September 30, 2005. If the party to the note receivable is unable to pay the note receivable or defaults on a material portion of payment of the note receivable, this could have material impact on the Company’s financials statements for the period in which the default or impairment is recognized.

Legal Proceedings

In September 2002, Global Med filed a lawsuit against Donnie L. Jackson, Jr., Global Med's former Vice President of Sales and Marketing. Global Med alleges, among other things, that prior to his resignation in July 2002 Mr. Jackson misappropriated certain trade secrets of Global Med. After leaving Global Med, Mr. Jackson became a management employee of one of Global Med's competitors. On March 30, 2005, the Superior

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (continued)

Court of the State of California in and for the County of El Dorado granted the motion for summary judgment for Donnie L. Jackson, Jr. and ordered the Company to pay approximately $655 thousand for attorneys’ fees. Global Med is vigorously pursuing an appeal of this decision. Global Med is appealing the judgment of the court and has not accrued any amount in the Company’s financial statements. If the Company’s appeal is not successful, the Company may be required to pay legal fees and costs that are currently estimated at approximately $655 thousand. On September 1, 2005, the Company deposited $1.004 million with the Superior Court in the State of California in the County of El Dorado. The $1.004 million is currently classified “Escrow deposits” on the Company’s balance sheets. In the event the Company prevails upon appeal, the $1.004 million would be returned to the Company. If the Company is unsuccessful, some or all of the $1.004 million deposited into escrow could be used to pay the outstanding summary judgment. The Company would then be required to expense the payments made as a result of the summary judgment. If the Company is required to expense the $1.004 million or a significant portion thereof, this could have a material effect on the operating results of the Company for that period. If the Company had expensed the deposit in September 2005, this would have increased the loss per share by approximately $0.04 for the three and nine months ended September 30, 2005.

6. STOCKHOLDERS’ DEFICIT

Common Stock Purchase Agreement

On March 16, 2005, the Company entered into a common stock purchase agreement (“Purchase Agreement”) with Fusion Capital Fund II, LLC (“Fusion Capital”), a Chicago based institutional investor, whereby Fusion Capital has agreed to purchase up to $8.0 million of common stock over a 32-month period. Global Med has the right to sell to Fusion Capital $12,500 of its common stock, per trading day, at a purchase price based upon recent market prices for Global Med’s common stock. The Purchase Agreement with Fusion Capital allows the Company to increase Fusion’s daily purchase of common stock beyond the $12,500 amount under certain circumstances. For each $0.10 increase in the price of the Company’s common stock over $0.75, the Company will have the right but not obligation, to increase the amount purchased by Fusion Capital by $3 thousand per day. At the Company’s sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock, within certain ranges, each month up to $8.0 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. Global Med also has the right to terminate the agreement at any time without any additional cost. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever.

As part of the execution of the Purchase Agreement, the Company issued approximately 487 thousand shares of restricted common stock to Fusion Capital prior to any purchase of registered shares. In addition, under the terms of the Purchase Agreement, the Company is required to reserve 10 million shares for issuance to Fusion Capital. As Fusion Capital purchases up to $8.0 million in common stock, the Company is required to issue an additional 487 thousand shares (“Additional Commitment Shares”) of common stock ratably as these shares are purchased. The Additional Commitment Shares are given a value by the Company by taking the proceeds received from Fusion Capital on a given day that the Company has allowed them to apply to common stock purchases and dividing it by the total of the common stock purchased and the Additional Commitment shares to be received for that daily purchase. Any monies received from Fusion Capital, up to the $8 million in common share purchases required by the Purchase Agreement, that the Company has not allowed Fusion Capital to use toward the purchase of common stock are applied to subscribed common stock.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (continued)

(In thousands, except per share information)

Issuance of Common Stock and Subscribed Common Stock

During the nine months ended September 30, 2005, the Company received proceeds of $600 thousand from Fusion Capital as part of the agreement to purchase registered common stock from the Company. The Company incurred costs of approximately $91 thousand in association with the proceeds received from Fusion Capital. Of the $91 thousand in issuance costs, $57 thousand related to cash payments the Company was required to make to a third party in conjunction with the receipt of proceeds from Fusion Capital. Of the remainder, approximately $28 thousand related to warrants issued to a third party in connection with the transaction with Fusion Capital, and the remaining $6 thousand was associated with the valuation of common stock issued to Fusion Capital in association with the Purchase Agreement for which there was not a separate fee. The terms of the Purchase Agreement allow the Company, at its sole discretion, to sell common stock to Fusion Capital within certain ranges on each day. During the nine months ended September 30, 2005, the Company allowed $150 thousand in common stock purchases by Fusion Capital. As a result of the $150 thousand in common stock purchases, the Company issued 102 thousand purchased shares and 9 thousand Additional Commitment Shares in accordance with the terms of the Purchase Agreement. As the Company received total proceeds of $600 thousand from Fusion Capital and $150 thousand was applied directly to common stock purchases, the remaining unapplied monies of $450 thousand were allocated to subscribed common stock because these monies represent part of the $8 million in common stock purchases that Fusion Capital is required to make under the terms of the Purchase Agreement.

Stock Compensation

As permitted under the provisions of SFAS No. 123, the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by APB 25. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement using a Black-Scholes option pricing model. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

Had compensation cost for the Company’s stock-based compensation plans been determined consistent with SFAS No. 123, the Company’s pro forma amounts would have been as indicated in (000s):

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (continued)

(In thousands, except per share information)

	Nine Months Ended September 30,
	2005	2004
Net income (loss) as reported	$ 473	(919)
Total stock-based compensation expense determined
under the fair value accounting, net of tax effects	(252)	(1,161)

Pro forma net income (loss) under SFAS 123	$ 221	$(2,080)

Net loss per common share:
As reported
Basic	$ (0.00)	$(0.05)
Diluted	$ (0.00)	$(0.05)

Pro forma
Basic	$ (0.01)	$ (0.08)
Diluted	$ (0.01)	$ (0.08)
Assumptions:
Dividend yield	--	--
Volatility factor	405%	385%
Risk free interest rate	4.23%	2.97%
Expected life of option (in years)	10	10

The reason the pro forma basic and diluted calculations are negative for the nine months ended September 30, 2005 is because the Company’s preferred stock dividends are not included in the net income number above but are deducted from net income in order to arrive at the net loss attributable to common shareholders.

The Company granted 450 thousand options during the nine months ended September 30, 2005 and 300 thousand during the comparable period in 2004. Of the option grants, 200 thousand were issued to consultants. These options vest over one year, have a five-year term, and were valued at $50 thousand. The Company recognized approximately $35 thousand in expenses during the nine months ended September 30, 2005 related to the issuance of options. The remaining 250 thousand options were issued to employees, vest ratably over four years, and have a five-year term.

Preferred Stock

Series AA

On April 14, 2004 GMIL and Global Med amended their existing financing agreements and entered into an agreement to convert a portion of the outstanding debt totaling $3.5 million into 3.5 million shares of Series AA Convertible Redeemable Preferred Stock. For the period from March 1, 2004 through February 28, 2005, the Series AA Preferred Stock had a dividend yield of 15%. On March 1, 2005, the dividend rate on the Series AA Preferred Stock increased from 15% to 21%. During March, June and September 2005, the Company made dividend payments of approximately $203 thousand, $255 thousand and $258 thousand, respectively. The cash dividends are mandatory and due and payable on March 1, June 1, September 1, and December 1 during each quarter the Series AA Preferred Stock is outstanding.

The Series AA Preferred Stock can be converted by GMIL

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARYNOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005 (continued)

into common stock of the Company at any time at a conversion rate of (2.222) shares of common stock for each share of Series AA Preferred Stock.

Therefore, the Series AA Preferred Stock is convertible into approximately 7.777 million common shares. At any time after March 1, 2006, the Series AA Preferred Stock is redeemable at GMIL’s option at $1 per share. The Series AA Preferred Stock is mandatorily redeemable on March 1, 2009. If the cash dividends on the Series AA Preferred Stock are not paid within thirty (30) days after the end of the quarter, at GMIL’s option, GMIL will be paid in additional Series AA Preferred Stock equal to the value of the outstanding dividend, or common stock at the closing market price for ten (10) days preceding GMIL’s election.

The Series AA Preferred Stock can be converted into common stock at GMIL’s option, and GMIL is not able to force redemption of the Series AA Preferred Stock until March 1, 2006. The Company has classified the Series AA Preferred Stock as “Mezzanine Equity” in these financial statements. The Company will be required to review the classification of the Series AA Preferred Stock on a quarterly basis to determine if the classification as Mezzanine Equity remains appropriate. Such review could result in the Preferred Stock being reclassified as debt prior to March 1, 2006.

Schedule II

Global Med Technologies, Inc.
Valuation and Qualifying Accounts

	For the Fiscal Year Ended December 31
	2004	2003	2002
Allowance for doubtful accounts-accounts receivable
and accrued revenues
Balance, beginning of period	125	160	257
(Reversal) addition of bad debt provision	(12)	(35)	24
Deductions, net of recoveries	--	--	(121)

Balance, end of period	113	125	160

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$ 2,500
Accounting Fees and Expenses	$ 8,000
Legal Fees and Expenses	$50,000
Other	$12,500

TOTAL	$73,000

     All amounts except the Securities and Exchange Commission registration fee are estimated. No portion of the expenses associated with this offering will be borne by the selling stockholders.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Colorado Business Corporation Act (the “Act”) generally allows for the indemnification of directors, officers, employees and agents of a corporation against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Global Med’s Articles of Incorporation provide that Global Med (i) shall indemnify and advance expenses to a director or officer in connection with a proceeding to the fullest extent permitted or required by and in accordance with the Act, and (ii) may, as determined by the Board of Directors in a specific instance or by resolution of general application, indemnify and advance expense to an employee, fiduciary or agent in connection with a proceeding to the extent permitted or required by and in accordance with the Act.

     Global Med’s Bylaws provide that a director of Global Med shall perform his or her duties as a director, including his or her duties as a member of any committee of the Board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed below; but he or she shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his or her duties shall not have any liability by reason of being or having been a director of the corporation. Those persons and groups on whose information, opinions, reports, and statements a director is entitled to rely upon are:

     (a)   one or more officers or employees of Global Med whom the director reasonably believes to be reliable and competent in the matters presented;

     (b)   Counsel, public accountants, or other persons as to matters which the director reasonably believes to be within such persons' professional or expert competence; or

     (c)   A committee of the Board upon which he or she does not serve, duly designated in accordance with the provision of the Articles of Incorporation or Bylaws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     The foregoing is qualified in its entirety by reference to the Act and Global Med’s Articles of Incorporation and Bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of Global Med’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Global Med’s directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     Global Med may purchase and maintain insurance on behalf of any person or entity who or which is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person or entity in such capacity or arising out of such person’s or entity’s status as such, whether or not Global Med would have the power to indemnify such person or entity against such liability under the Act, or the provisions of Global Med’s Articles of Incorporation or Bylaws.

ITEM 15. Recent Sales Of Unregistered Securities

     Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a “transaction not involving a public offering.” No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about Global Med to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

During the year ended December 31, 2005, Global Med issued unregistered common stock or common stock equivalents.

On December 16, 2005, the Company authorized the issuance of 9,975 Series A Preferred Shares that are convertible into 13,854,167 shares of common stock. In addition, the recipients of the Series A Preferred Stock received the rights to warrants to purchase 10,390,626 shares of common stock.

During the year ended December 31, 2004, Global Med issued unregistered common stock. During the year ended December 31, 2003, Global Med issued no unregistered securities. During the year ended December 31, 2002, Global Med issued 275 thousand shares of unregistered common stock.

The Company issued the following shares during the year ended December 31, 2004.

In October, the Company issued 487 thousand shares of common stock to Fusion Capital in conjunction with the execution of the Common Stock Purchase Agreement. This transaction is more fully described in note 6 of the financial statements.

In August, the Company issued 50 thousand shares of common stock to Fusion Capital in conjunction with the signing of the letter of intent for their purchase of common stock. This transaction is more fully described in note 6 of the financial statements.

The Company authorized the issuance of 26 thousand shares of common stock to a third party in conjunction with services performed by this third party. Approximately 24 thousand shares were issued in October and the remaining 2 thousand were issued in December.

The Company sold 1.525 million shares of unregistered common stock for an aggregate of $549 thousand in a private placement to accredited investors. During May, 1.450 million shares were issued and during August, the remaining 75 thousand shares were issued.

In December, the Company sold 125 thousand shares of unregistered common stock for an aggregate of $50 thousand. These common shares represented the exercise of the same number of warrants that were issued in conjunction with the private placement that occurred in 2004.

The Company authorized the issuance of 3.5 million shares of Series AA Preferred Stock to GMIL, the Company’s majority shareholder, in connection with GMIL’s conversion of $3.5 million of debt. These shares are considered outstanding as of April 14, 2004. The Series AA Preferred Stock can be converted by GMIL into common stock of the Company at any time at a conversion rate of (2.222) shares of common stock for each share of Series AA Preferred Stock. Therefore, the Series AA Preferred Stock is convertible into approximately 7.777 million common shares. The sales were not underwritten and no commissions were paid in connection with the sales. The securities were issued under the exemption(s) provided by Sections 4(2) and 4(6) of the Securities Act. These shares were issued in September.

The Company authorized the issuance of 675 thousand shares of Series BB Preferred Stock to Michael I. Ruxin, M.D., the Company’s Chairman of the Board and Chief Executive Officer, in connection with his conversion of outstanding accrued vacation and accrued wages as of February 29, 2004, with a recorded book value of approximately $284 thousand. These shares are considered outstanding as of April 14, 2004. The Series BB Preferred Stock was convertible at a rate of one share per common per one share of Series BB at the option of the holder if the Company’s common stock closing price reaches $0.75 per share. Upon written notice by Dr. Ruxin, the Series BB was convertible into common stock. The 675 thousand shares of Series BB Preferred Stock were converted into the same number of common shares in December 2004. The sales were not underwritten and no commissions were paid in connection with the sales. The securities were issued under the exemption(s) provided by Sections 4(2) and 4(6) of the Securities Act. These shares were issued in September and converted into common shares in December.

During the year ended December 31, 2003, Global Med issued no unregistered common stock.

All investors participating in private placements for cash were “accredited investors” within the meaning of Regulation D. In addition, we note that there are several categories of recipients of these shares. These include investors for cash, officers, directors, consultants, litigants and former shareholders of private companies acquired by Global Med. Global Med believes that these transactions complied in all respects with Section 4(2).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed as part of this registration statement:

Exhibit No. Description

3.1	Amended and Restated Articles of Incorporation, filed June 2, 1995 (1)

3.2	Articles of Amendment to the Articles of Incorporation, filed March 5, 1996 (1)

3.3	Articles of Amendment to the Articles of Incorporation, filed May 30, 1996 (1)

3.4	Bylaws, as amended (1)

3.5	Amended and Restated Articles of Incorporation, dated April 16, 2001 (10)

4.1	Form of Representative’s Warrants to Purchase Units (1)

4.2	Form of Class A common stock Purchase Warrant Certificate (1)

4.3	Specimen copy of stock certificate for common stock, $.01 par value (1)

5.1	Opinion of Evan S. Lipstein PC.

10.1	Lease Agreement, dated April 15, 1992, and Lease Addendums, dated April 8, 1992 and October 21, 1994 (1)

10.2	Lease Agreement, dated July 19, 1995, and Lease Addendum (1)

10.3	Employment Agreement, dated May 24, 1995, between the Company and Michael I. Ruxin, M.D., as amended July 8, 1995, August 1, 1995, September 21, 1995 and July 15, 1996 (1)

10.4	Employment Agreement, dated May 24, 1995, between the Company and William J. Collard, as amended July 22, 1996 (1)

10.5	Employment Agreement, dated June 28, 1995, between the Company and Joseph F. Dudziak (1)

10.6	Employment Agreement, dated February 8, 1996, between the Company and L.E. “Gene” Mundt (1)

10.7	Amended and Restated Stock Option Plan, as amended on May 5, 1995, May 29, 1996 and December 11, 1996(1)

10.7(A)	Amendment dated March 31, 1997, to the Amended and Restated Stock Option Plan (2)

10.8	Voting Agreement, dated May 23, 1995 (1)

10.9

Shareholders’ Agreement dated August 16, 1991, as amended on May 5, 1995 September 1996, June 24, 1996, July 25, 1996, Consent and Waiver, dated July 12, 1996, and Rescission of Shareholder’s Agreement, dated June 22, 1996 (1)

10.10	Agreement dated April 8, 1996, between the Company and LMU & Company, and Stock Purchase Option, dated April 8, 1996 (1)

10.11	Form of Drug Testing Service Contract (1)

Exhibit No. Description

10.12	Form of License Agreements (1)

10.13	Warrant Agreement, dated February 11, 1997, between Global Med and American Securities Transfer & Trust, Inc. (1)

10.14	Exclusivity and Software Development Agreement, dated November 14, 1996, between and among Global Med and Ortho Diagnostic Systems Inc. (1)

10.15	Amendment, dated November 14, 1996, to Agreement dated April 8, 1996, between the Company and LMU & Company, and Stock Purchase Option, dated April 8, 1996 (1)

10.16	Amendment, dated January 14, 1997, to Agreement dated April 8, 1996, between the Company and LMU & Company, and Stock Purchase Option, dated April 8, 1996 (1)

10.17	Interim Management Agreement, dated July 7, 1997, between the Company and National Medical Review Offices, Inc. (1)

10.18	Asset Purchase Agreement, dated August 18, 1997, between the Company and National Medical Review Offices, Inc. (1)

10.19	Third Amendment to Exclusivity and Software Development Agreement, dated September 17, 1997 between Global Med and Ortho Diagnostic Systems, Inc. (1)

10.20	Second Amended and Restated Stock Option Plan, as amended October 3, 1997 and December 2, 1997 (3)

10.21	Fourth Amendment to Exclusivity and Software Development Agreement, dated December 22, 1997 between Global Med and Ortho Diagnostic Systems, Inc. (4)

10.22	Development Agreement, dated July 12, 1996 between Global Med and The Institute for Transfusion Medicine, dated July 12, 1996, as amended January 12, 1998 (4)

10.23	Loan Commitment, dated April 14, 1998, between Heng Fung Finance Company Limited and the Company, as amended on April 16, 1998 (4)

10.24	Loan Commitment, dated April 14, 1998, between Fronteer Capital, Inc. and the Company, as amended on April 16, 1998 (4)

10.25	Amendment to Loan Commitment, dated April 16, 1998, between Heng Fung Finance Company Limited and the Company (4)

10.26	Amendment to Loan Commitment, dated April 16, 1998, between Fronteer Capital, Inc. and the Company (4)

10.27	Second Amendment to Loan Commitments, dated April 20, 1998 between the Company, Heng Fung Finance Company Limited and Fronteer Capital, Inc. (4)

10.28	Employment Agreement, dated August 1, 1998, between the Company and Michael I. Ruxin, M.D. (5)

10.29	Employment Agreement, dated August 1, 1998, between the Company and Alan K. Geddes (5)

10.30	Employment Agreement, dated August 1, 1998, between the Company and Thomas F. Marcinek (5)

10.31	Consultancy Agreement, dated August 1, 1998, between the Company and Jeffrey M. Busch, Esq. (5)

10.32	Warrant to Purchase Common Shares dated April 20, 1998, issued by the Company to Heng Fung Finance Company Limited (5)

Exhibit No. Description

10.33	Warrant to Purchase Common Shares dated April 20, 1998, issued by the Company to Fronteer Capital, Inc. (5)

10.34	Loan Agreement, dated August 12, 1998, between the Company and Heng Fung Finance Company Limited (5)

10.35	Loan Agreement, dated August 12, 1998, between the Company and Fronteer Capital, Inc. (5)

10.36	Personal Guaranty, dated August 12, 1998, by Michael I. Ruxin, M.D. as Guarantor, the Company as Debtor and Fronteer Capital, Inc. as Beneficiary (5)

10.37	Assignment, Assumption and Consent Agreement, dated September 28, 1998, by the Company, Michael I. Ruxin, M.D., Fronteer Capital Inc. and Fronteer Development Finance, Inc. (5)

10.38	Loan and Warrant Purchase and Sale Agreement, dated October 7, 1998, between the Company, Heng Fung Finance Company Limited and Fronteer Development Finance, Inc. (5)

10.39	Promissory Note, dated October 30, 1998, by the Company as Maker and Fronteer Development Finance, Inc. as the Holder (5)

10.40	Warrant to Purchase Common Shares, dated October 30, 1998, issued by the Company to Fronteer Development Finance, Inc. (5)

10.41	Promissory Note, dated October 26, 1998, by the Company as Maker and Fronteer Development Finance, Inc. as the Holder (5)

10.42	Promissory Note, dated October 26, 1998, by the Company as the Maker and Heng Fung Finance Company Limited as the Holder (5)

10.43	Warrant to Purchase Common Shares, dated October 26, 1998, issued by the Company to Fronteer Development Finance, Inc. (5)

10.44	Warrant to Purchase Common Shares, dated October 26, 1998, issued by the Company to Heng Fung Finance Company Limited (5)

10.45	Employment Agreement, dated February 1, 1999, between the Company and James Flynt (6)

10.46	Bridge Loan Agreement, dated March 18, 1999, between the Company and eBanker USA.Com, Inc. (6)

10.47	First Amendment to Loan Agreement among the Company, Michael I. Ruxin, M.D., eBanker USA.Com, Inc. and Heng Fung Finance Company Limited, dated March 18, 1999 (6)

10.48	Office Lease between the Company and Golden Hill Partnership, dated January 11, 1999 (6)

10.49	Standard Industrial/Commercial Multi-Tenant Lease between the Company and James W. Cameron, Jr., dated February 8, 1999 (6)

10.50	Settlement Agreement and Release of All Claims between the Company and William J. Collard and Hollis Gailey, dated December 22, 1998 (6)

10.51	Bridge Loan Agreement, dated April 13, 1999, between the Company and Heng Fung Finance Company Limited (7)

10.52	Revised Bridge Loan Agreement, dated May 7, 1999, between the Company and eBanker (7)

10.53	Loan Agreement dated April 12, 2000 between the Company and eBanker (8)

Exhibit No. Description

10.54	Loan Agreement dated April 14, 2000 between the Company and eBanker (8)

10.55	Loan extension dated April 14, 2000 between the Company and eBanker (8)

10.56	Loan Agreement dated November 19, 2000 between the Company and eBanker

10.57	Interest payment option dated March 21, 2001 between the Company and eBanker (9)

10.58	2001 Stock Option Plan (11)

10.59	Amended and Restated 1997 Stock Compensation Plan (12)

10.60	Employment Agreement, executed October 31, 2002, between the Company and Gerald F. Willman Jr., effective July 1, 2004 and ending November 1, 2008 (13)

10.61	Employment Agreement, executed November 1, 2002, between the Company and Michael I. Ruxin, M.D., effective August 1, 2003 and ending August 1, 2008 (13)

10.62	Employment Agreement, executed October 31, 2002, between the Company and Tim Pellegrini, effective April 1, 2004 and ending November 1, 2008 (13)

10.63	Employment Agreement, executed October 31, 2002, between the Company and Miklos Csore, effective November 1, 2003 and ending November 1, 2008 (13)

10.64	Employment Agreement, executed November 4, 2002, between the Company and Thomas F. Marcinek, effective November 2, 2003 and ending November 2, 2008 (13)

10.65	Termination Agreement, executed December 19, 2002, between the Company and a significant customer (14)

10.66	Amendment to the Loan Restructuring and Restatement Agreement (14)

10.67	Fourth Amendment to the Loan Restructuring and Restatement Agreement (15)

10.68	Global Med Technologies, Inc. 2003 Stock Option Plan (15)

10.69	Articles of Amendment to Articles of Incorporation – Preferred Stock (16)

10.70	Common Stock Purchase Agreement, dated October 8, 2004 by and between the Company and Fusion Capital Fund II, LLC (17)

10.71	Form of Company Resolution Approving the Registration Statement dated September 28, 2004 (17)

10.72	Code of Ethics and Conduct for Global Med Technologies, Inc. (18)

10.73	Value Ventures Agreement (18)

Exhibit No. Description

10.74	Termination Agreement, dated March 15, 2005 by and between the Company and Fusion Capital Fund II, LLC (19)

10.75	Common Stock Purchase Agreement, dated March 16, 2005 by and between the Company and Fusion Capital Fund II, LLC (19)

10.76	Registration Rights Agreement, dated March 16, 2005 by and between the Company and Fusion Capital Fund II, LLC (19)

10.77	Securities Purchase Agreement between the registrant and the purchasers dated December 16, 2005 (20)

10.78	Registration Rights Agreement between the registrant and the purchasers dated December 16, 2005 (20)

10.79	Stock Purchase Agreement between the Company and GMIL dated December 16, 2005 (20)

10.80	Certificate of Designation of Preferences Rights and Limitations of Series A Convertible Preferred Stock between the registrant and the purchasers dated December 16, 2005 (20)

10.81	Common Stock Purchase Warrant between the Company and the purchasers dated December 16, 2005 (20)

10.82	Private Placement Agreement between the Company and purchasers dated December 16, 2005 (20)

10.83	Right of First Notice Agreement between Futuristic Image Builder, Ltd., the purchasers and the Company dated December 16, 2005 (20)

10.84	Right of First Notice Agreement between the shareholders, the purchasers and the Company dated December 16, 2005 (20)

10.85	Private Stock Purchase and Escrow Agreement between the investors, GMIL, and the Company dated December 16, 2005 (20)

10.86	Termination Agreement between Fusion Capital Fund II LLC and the Company of the Common Stock Purchase Agreement dated December 16, 2005 (20)

23.1	Consent of Evan S. Lipstein PC (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm - Ehrhardt Keefe Steiner & Hottman PC.

1)	The documents identified are incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 333-11723).

2)	Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-28155).

3)	Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-45031).

4)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1997.

5)	Incorporated by reference from the Company’s Registration Statement on Form SB-2 (No.333-52761).

6)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 1, 1998.

7)	Incorporated by reference from the Company’s Form 10-QSB for the quarterly period ended March 31, 1999.

8)	Incorporated by reference from the Company’s Form 10-QSB for the quarterly period ended March 31, 2000.

9)	Incorporated by reference from the Company’s Form 10-Q for the quarterly period ended March 31, 2001.

10)	Incorporated by reference from the Company’s definitive Proxy Statement on Schedule 14A dated March 15, 2001.

11)	Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-60674).

12)	Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-60672).

13)	Incorporated by reference from the Company’s Form 10-Q for the quarterly period ended September 30, 2002.

14)	Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 2002.

15)	Incorporated by reference from the Company’s Form 10-K for the year ended December 31, 2003.

16)	Incorporated by reference from the Company’s Form 10-Q for the quarterly period ended June 30, 2004.

17)	Incorporated by reference from the Company's Form 8-K filed on October 12, 2004.

18)	Incorporated by reference from the Company's Form S-1 (No. 333-121030).

19)	Incorporated by reference from the Company's Form 8-K filed on March 16, 2005.

20)	Incorporated by reference from the Company's Form 8-K filed on December 20, 2005.

ITEM 28. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Lakewood Colorado, on February 10, 2006.

Global Med Technologies, Inc.
By: /s/ Michael I. Ruxin Michael I. Ruxin, M.D. Chairman of the Board of Directors and Chief Executive Officer, Acting Principal Accounting and Financial Officer and Director

     SIGNATURES Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Michael I. Ruxin
Michael I. Ruxin, M.D	Chairman of the Board of Directors, Chief Executive	February 10, 2006
Officer, Acting Principal Accounting and Financial
Officer and Director
/s/ Thomas F. Marcinek
Thomas F. Marcinek	President and Chief Operating Officer	February 10, 2006
/s/ Gerald F. Willman, Jr.
Gerald F. Willman, Jr.	Director and Senior Vice President of International	February 10, 2006
Business Development (Wyndgate Technologies)